Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Introduction.

Morgan Stanley (the “Company”) is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group and Asset Management. The Company, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. A summary of the activities of each of the business segments is as follows.

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income, alternative investments, which includes hedge funds and funds of funds, and merchant banking, which includes real estate, private equity and infrastructure, to institutional and retail clients through proprietary and third-party distribution channels. Asset Management also engages in investment activities.

The Company’s results of operations for the 12 months ended November 30, 2008 (“fiscal 2008”), November 30, 2007 (“fiscal 2007”) and November 30, 2006 (“fiscal 2006”) are discussed below.

Financial Holding Company.

On September 21, 2008, the Company obtained approval from the Board of Governors of the Federal Reserve System (the “Fed”) to become a bank holding company upon the conversion of its wholly owned indirect subsidiary, Morgan Stanley Bank (Utah), from a Utah industrial bank to a national bank. On September 23, 2008, the Office of the Comptroller of the Currency (the “OCC”) authorized Morgan Stanley Bank to commence business as a national bank, operating as Morgan Stanley Bank, N.A. Concurrent with this conversion, the Company became a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). For more information about the Company’s transition into a financial holding company, see “Supervision and Regulation—Financial Holding Company” in Part I, Item 1 herein.

Change in Fiscal Year End.

On December 16, 2008, the Board of Directors of the Company approved a change in the Company’s fiscal year end from November 30 to December 31 of each year. This change to the calendar year reporting cycle began January 1, 2009. As a result of the change, the Company will have a December 2008 fiscal month transition period, the results of which will be separately reported in the Company’s Quarterly Report on Form 10-Q for the calendar quarter ending March 31, 2009 and in the Company’s Annual Report on Form 10-K for the calendar year ending December 31, 2009.

Recent Business Developments.

Morgan Stanley Smith Barney Joint Venture.    On January 13, 2009, the Company and Citigroup Inc. (“Citi”) announced they had reached a definitive agreement to combine the Company’s Global Wealth Management Group and Citi’s Smith Barney in the U.S., Quilter in the U.K., and Smith Barney Australia into a new joint venture to be called Morgan Stanley Smith Barney. The Company will own 51%, and Citi will own 49% of the joint venture, after the contribution of the respective businesses to the joint venture and the Company’s payment

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of $2.7 billion to Citi. The Company will appoint four directors to the joint venture’s board and Citi will appoint two directors. After year three, the Company and Citi will have various purchase and sales rights for the joint venture. The transaction is expected to close in the third quarter of 2009 and is subject to regulatory approvals and other customary closing conditions.

Discontinued Operations.

MSCI Inc.

In May 2009, the Company divested all of its remaining ownership interest in MSCI Inc. (“MSCI”). The results of MSCI are reported as discontinued operations for all periods presented (see Note 22 to the consolidated financial statements).

Crescent Real Estate Limited Partnership.

In addition, discontinued operations in fiscal 2008 include operating results and gains (losses) related to the disposition of certain properties previously owned by Crescent Real Estate Equities Limited Partnership (“Crescent”), a real estate subsidiary of the Company, and are reported in discontinued operations (see Note 22 to the consolidated financial statements). The Company did not consolidate the properties prior to May 2008 (see “Other Matters—Real Estate-Related Positions” herein).

Other Discontinued Operations.

On June 30, 2007, the Company completed the spin-off (the “Discover Spin-off”) of its business segment Discover Financial Services (“DFS”) to its shareholders. The results of DFS are reported as discontinued operations for all periods presented through the date of the Discover Spin-off. Fiscal 2008 included costs related to a legal settlement between DFS, VISA and MasterCard. The results of Quilter Holdings Ltd., Global Wealth Management Group’s former mass affluent business in the U.K., are also reported as discontinued operations for all periods presented through its sale on February 28, 2007. The results of the Company’s former aircraft leasing business are also reported as discontinued operations through March 24, 2006, the date of sale. See Notes 19 and 22 to the consolidated financial statements.

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Executive Summary.

Financial Information.

	Fiscal Year
	2008	2007	2006
Net revenues (dollars in millions):
Institutional Securities	$14,738	$15,730	$20,738
Global Wealth Management Group	7,019	6,625	5,512
Asset Management	1,289	5,493	3,453
Intersegment Eliminations	(194)	(241)	(236)

Consolidated net revenues	$22,852	$27,607	$29,467

Consolidated net income (dollars in millions)	$1,778	$3,249	$7,487
Net income applicable to non-controlling interest (dollars in millions)	71	40	15

Net income applicable to Morgan Stanley (dollars in millions)	$1,707	$3,209	$7,472

Income (loss) from continuing operations applicable to Morgan Stanley (dollars in millions)(1):
Institutional Securities	$1,276	$845	$5,390
Global Wealth Management Group	714	696	342
Asset Management	(1,112)	926	511
Intersegment Eliminations	5	1	14

Income from continuing operations	$883	$2,468	$6,257

Amounts applicable to Morgan Stanley (dollars in millions):
Income from continuing operations	$883	$2,468	$6,257
Net gain from discontinued operations, after tax(2)	824	741	1,215

Net income applicable to Morgan Stanley	$1,707	$3,209	$7,472

Earnings applicable to Morgan Stanley common shareholders (dollars in millions)(3)	$1,495	$2,976	$7,027

Earnings per basic common share:
Income from continuing operations	$0.68	$2.27	$5.82
Gain on discontinued operations(2)	0.77	0.70	1.14

Earnings per basic common share	$1.45	$2.97	$6.96

Earnings per diluted common share:
Income from continuing operations	$0.65	$2.22	$5.73
Gain on discontinued operations(2)	0.74	0.68	1.12

Earnings per diluted common share	$1.39	$2.90	$6.85

Regional net revenues (dollars in millions)(4):
Americas	$11,443	$11,795	$18,443
Europe, Middle East and Africa	8,993	10,005	7,818
Asia	2,416	5,807	3,206

Consolidated net revenues	$22,852	$27,607	$29,467

Statistical Data.

Book value per common share(5)	$30.24	$28.56	$32.67

Average common equity (dollars in billions)(6):
Institutional Securities	$22.9	$23.2	$17.3
Global Wealth Management Group	1.5	1.7	3.0
Asset Management	3.9	3.5	2.4
Unallocated capital	4.9	2.9	3.1

Total from continuing operations	33.2	31.3	25.8
Discontinued operations	0.4	3.9	5.9

Consolidated average common equity	$33.6	$35.2	$31.7

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	Fiscal Year
Statistical Data (Continued).	2008	2007	2006
Return on average common equity(6):
Consolidated	5%	9%	23%
Institutional Securities	5%	3%	31%
Global Wealth Management Group	48%	41%	11%
Asset Management	N/M	26%	21%

Effective income tax rate from continuing operations	(16.4)%	23.5%	30.0%

Worldwide employees (excluding 13,186 DFS employees in 2006)	46,092	48,038	43,051

Average liquidity (dollars in billions)(7):
Parent company liquidity	$69	$49	$36
Bank and other subsidiary liquidity	69	36	8

Total liquidity	$138	$85	$44

Capital ratios at November 30, 2008(8):
Total capital ratio	26.8%
Tier 1 capital ratio	17.9%
Tier 1 leverage ratio	6.6%

Consolidated assets under management or supervision by asset class (dollars in billions):
Equity(9)	$186	$355	$307
Fixed income(9)	197	235	200
Alternatives(10)	48	67	41
Private equity	4	4	2
Infrastructure	4	2	—
Real estate	34	36	18

Subtotal	473	699	568
Unit trusts	9	15	14
Other(9)	39	61	63

Total assets under management or supervision(11)	521	775	645
Share of minority interest assets(12)	6	7	4

Total	$527	$782	$649

Institutional Securities:
Mergers and acquisitions completed transactions (dollars in billions)(13):
Global market volume	$597.2	$1,330.1	$733.5
Market share	23.5%	34.9%	25.5%
Rank	5	1	4
Mergers and acquisitions announced transactions (dollars in billions)(13):
Global market volume	$558.3	$1,141.3	$984.7
Market share	20.5%	29.4%	29.3%
Rank	5	2	2
Global equity and equity-related issues (dollars in billions)(13):
Global market volume	$51.0	$64.7	$57.2
Market share	9.4%	7.4%	8.0%
Rank	3	5	4
Global debt issues (dollars in billions)(13):
Global market volume	$182.9	$381.2	$410.1
Market share	4.3%	5.6%	5.8%
Rank	9	7	7
Global initial public offerings (dollars in billions)(13):
Global market volume	$5.0	$24.0	$22.6
Market share	5.9%	7.8%	8.4%
Rank	6	3	2
Pre-tax profit margin(14)	10%	4%	36%

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	Fiscal Year
Statistical Data (Continued).	2008	2007	2006
Global Wealth Management Group:
Global representatives	8,426	8,429	7,944
Annualized net revenue per global representative (dollars in thousands)(15)	$746	$811	$651
Client assets by segment (dollars in billions):
$10 million or more	$152	$247	$199
$1 million to $10 million	197	275	243

Subtotal $1 million or more	349	522	442
$100,000 to $1 million	151	179	177
Less than $100,000	22	23	27

Client assets excluding corporate and other accounts	522	724	646
Corporate and other accounts	24	34	30

Total client assets	$546	$758	$676

Fee-based assets as a percentage of total client assets(16)	25%	27%	29%
Client assets per global representative (dollars in millions)(17)	$65	$90	$85
Bank deposits (dollars in billions)(18)	$36.4	$26.2	$13.3
Pre-tax profit margin(14)	16%	17%	9%
Asset Management:
Assets under management or supervision (dollars in billions)(19)	$399	$597	$496
Percent of fund assets in top half of Lipper rankings(20)	39%	49%	40%
Pre-tax profit margin(14)	N/M	27%	25%

N/M—Not Meaningful

(1)	Amounts represent income (loss) from continuing operations applicable to Morgan Stanley before income taxes and cumulative effect of accounting change, net.
(2)	Amounts include operating results and gains on secondary offerings related to MSCI and operating results and gains (losses) related to the disposition of certain properties previously owned by Crescent.
(3)	Earnings applicable to Morgan Stanley common shareholders are used to calculate earnings per share information. See Note 12 to the consolidated financial statements for more information.
(4)	Regional net revenues reflect the regional view of the Company’s consolidated net revenues, on a managed basis, based on the following methodology:
Institutional Securities: advisory and equity underwriting—client location; debt underwriting—revenue recording location; sales and trading—trading desk location. Global Wealth Management Group: global representative location. Asset Management: client location, except for the merchant banking business, which is based on asset location.
(5)	Book value per common share equals common shareholders’ equity of $31,676 million at November 30, 2008, $30,169 million at November 30, 2007 and $34,264 million at November 30, 2006, divided by common shares outstanding of 1,048 million at November 30, 2008, 1,056 million at November 30, 2007 and 1,049 million at November 30, 2006.
(6)	The computation of average common equity for each business segment is based upon an economic capital framework that estimates the amount of equity capital required to support the businesses over a wide range of market environments while simultaneously satisfying regulatory, rating agency and investor requirements. The economic capital framework will evolve over time in response to changes in the business and regulatory environment and to incorporate enhancements in modeling techniques. The effective tax rates used in the computation of segment return on average common equity were determined on a separate entity basis.
(7)	For a discussion of average liquidity, see “Liquidity and Capital Resources—Liquidity and Funding Management Policies—Liquidity Reserves” herein.
(8)	For a discussion of capital ratios, see “Liquidity and Capital Resources—Regulatory Requirements” herein.
(9)	Equity and fixed income amounts include assets under management or supervision associated with the Asset Management and Global Wealth Management Group business segments. Other amounts include assets under management or supervision associated with the Global Wealth Management Group business segment.
(10)	Amounts reported for Alternatives reflect the Company’s invested equity in those funds and include a range of alternative investment products such as hedge funds, funds of hedge funds and funds of private equity funds.
(11)	Revenues and expenses associated with these assets are included in the Company’s Asset Management and Global Wealth Management Group business segments.
(12)	Amounts represent Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(13)	Source: Thomson Reuters, data as of January 5, 2009—The data for fiscal 2008, fiscal 2007 and fiscal 2006 are for the periods from January 1 to December 31, 2008, January 1 to December 31, 2007 and January 1 to December 31, 2006, respectively, as the industry standard is to view these data on a calendar-year basis.
(14)	Percentages represent income from continuing operations before income taxes as a percentage of net revenues.
(15)	Annualized net revenue per global representative amounts equal Global Wealth Management Group’s net revenues (excluding the sale of MSWM S.V., S.A.U.) divided by the quarterly average global representative headcount for the periods presented.
(16)	The decline in fee-based assets as a percentage of total client assets largely reflected the termination on October 1, 2007 of the Company’s fee-based (fee in lieu of commission) brokerage program pursuant to a court decision vacating a Securities and Exchange Commission (“SEC”) rule that permitted fee-based brokerage. Client assets that were in the fee-based program primarily moved to commission-based brokerage accounts, or at the election of some clients, into other fee-based advisory programs, including Morgan Stanley Advisory, a nondiscretionary account launched in August 2007.
(17)	Client assets per global representative equal total period-end client assets divided by period-end global representative headcount.
(18)	Bank deposits are held at certain of the Company’s Federal Deposit Insurance Corporation (the “FDIC”) insured depository institutions for the benefit of retail clients through their accounts.
(19)	Amounts include Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(20)	Source: Lipper, one-year performance excluding money market funds as of November 30, 2008, November 30, 2007 and November 30, 2006, respectively.

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Global Market and Economic Conditions in Fiscal 2008.

During fiscal 2008, a severe downturn in the economy led to price declines and a period of unprecedented volatility across various asset classes. Losses that had previously been limited largely to the subprime mortgage sector during fiscal 2007 spread to residential and commercial mortgages during fiscal 2008 as property prices declined rapidly. The effect of the economic and market downturn also spread to other areas of the credit market, including investment grade and non-investment grade corporate debt, convertible securities, emerging market debt and equity, and leveraged loans. The magnitude of these declines led to a crisis of confidence in the financial sector as a result of concerns about the capital base and viability of certain financial institutions. During this period, interbank lending and commercial paper borrowing fell sharply, precipitating a credit freeze for both institutional and individual borrowers.

In the U.S., credit conditions worsened considerably over the course of the year, and the U.S. entered into a recession (as announced by the National Bureau of Economic Research) and the credit crisis assumed global proportions. The landscape of the U.S. financial services industry changed dramatically, especially during the fourth quarter of fiscal 2008. Lehman Brothers Holdings Inc. (“Lehman Brothers”) declared bankruptcy, and many major U.S. financial institutions consolidated, were forced to merge or were put into conservatorship by the U.S. Federal Government, including The Bear Stearns Companies, Inc., Wachovia Corporation, WashingtonMutual, Inc., Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Federal National Mortgage Association (“Fannie Mae”). In addition, the U.S. Federal Government provided a loan to American International Group Inc. (“AIG”) in exchange for an equity interest in AIG. In September 2008, following Lehman Brothers’ bankruptcy, the Company and Goldman Sachs Group, Inc. each experienced significantly wider credit spreads on their outstanding debt and sharp declines in stock market capitalization and subsequently received approval from the Fed to become bank holding companies. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (initially introduced as the Troubled Asset Relief Program or “TARP”) was enacted. On October 14, 2008, the U.S. Department of Treasury (the “U.S. Treasury”) announced its intention to inject capital into nine large U.S. financial institutions, including the Company, under the TARP Capital Purchase Program (the “CPP”) and since has injected capital into many other financial institutions. In November 2008, the U.S. Treasury, the Federal Deposit Insurance Corporation (“FDIC”) and the Fed provided additional assistance to Citi, including an additional capital injection and a government guarantee on certain troubled assets, in exchange for preferred stock as well as other corporate governance measures.

The U.S. unemployment rate at the end of fiscal 2008 increased to 6.7% from 4.7% at the end of fiscal 2007, reaching the highest level in the last fifteen years. In the U.S., equity market indices ended the fiscal year period significantly lower. Concerns about future economic growth, the adverse developments in the credit markets, mixed views about the U.S. Federal Government’s response to the economic crisis, including the CPP, lower levels of consumer spending, a high rate of unemployment and lower corporate earnings continued to challenge the U.S. economy and the equity markets. Adverse developments in the credit markets, including failed auctions for auction rate securities (“ARS”), rising default rates on residential mortgages, extremely high implied default rates on commercial mortgages and liquidity issues underlying short-term investment products, such as structured investment vehicles and money market funds, weighed heavily as well on equity markets. Oil prices also reached record levels during fiscal 2008 before declining sharply, partly due to lower demand and weaker economic conditions.

During fiscal 2008, the Fed announced a number of initiatives aimed to provide additional liquidity and stability to the financial markets, and the Fed continues to focus its efforts on mitigating the negative economic impact related to the credit markets. The Fed announced enhancements to its programs to provide additional liquidity to the asset-backed commercial paper and money markets, and the Fed has indicated that it plans to purchase from primary dealers short-term debt obligations issued by Fannie Mae, Freddie Mac and the Federal Home Loan Banks. The Fed has established a commercial paper funding facility in order to provide additional liquidity to the short-term debt markets. The Fed continues to consult frequently with its global central bank counterparts and

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during fiscal 2008, a number of coordinated benchmark interest rate reductions were announced by central banks globally. The Fed lowered both the federal funds benchmark rate and the discount rate by 3.50% during fiscal 2008, and at fiscal year end the federal funds target rate was 1.00% and the discount rate was 1.25%. Also, during fiscal 2008, the Fed lowered the primary credit rate by 0.25%. In an additional effort to unlock credit markets, the Fed, the U.S. Treasury and the FDIC announced that the FDIC will temporarily guarantee certain senior unsecured debt issued by FDIC-insured institutions and their U.S. bank holding companies, subject to certain conditions. In December 2008, the Fed lowered both the federal funds benchmark rate and the discount rate by 0.75% to 0.25% and 0.50%, respectively, and rates remained at historically low levels.

In Europe, the unemployment rate rose and economic growth continued to slow during fiscal 2008 as export demand decreased, housing prices declined, consumer spending and business investment slowed, and the disruption in the global financial markets continued. In Europe, equity market indices were lower at the end of the fiscal year. Concerns about the economic outlook and difficult conditions in the credit markets continued to challenge the European economy and the equity markets. In the first three quarters of fiscal 2008, the European Central Bank (“ECB”) indicated that it remained concerned about global inflation and raised the benchmark interest rate by 0.25% to 4.25%, while the Bank of England (“BOE”) decreased the benchmark interest rate by an aggregate of 0.75% to 5.00%. In September 2008, the Lehman Brothers’ bankruptcy triggered additional credit disruptions, European governments intervened to support large financial institutions and financial services companies within Europe began to consolidate as lending conditions among European banks worsened. After September 2008, global central banks worked collaboratively to reduce interest rates. In the fourth quarter of fiscal 2008, the ECB lowered its benchmark interest rates by 1.00% to 3.25% and the BOE lowered its benchmark interest rate by 2.00% to 3.00%. In December 2008, the ECB lowered its benchmark interest rate by 0.75% to 2.50% and the BOE lowered its benchmark interest rate by 1.00% to 2.00%. In January 2009, the ECB lowered its benchmark interest rate by an additional 0.50% to 2.00%, and the BOE lowered its benchmark interest rate by an additional 0.50% to a historically low 1.50%.

In Asia, the global credit and financial crisis that began in the U.S. and spread throughout Europe adversely impacted the demand for Asian exports, in Japan as well as in emerging markets across Asia. The level of unemployment in Japan, which began the fiscal year at relatively low levels began to rise. Major Asian equity market indices ended fiscal 2008 lower. The Bank of Japan (“BOJ”) lowered the benchmark interest rate by 0.2% to 0.3% during fiscal 2008, and in December 2008, the BOJ reduced its benchmark interest rate by 0.2% to 0.1%. Economies elsewhere in Asia had slower growth, particularly in China and India, due to a lower level of exports, which more than offset domestic demand for capital projects and domestic consumption. Central banks across Asia that previously had relatively high benchmark interest rates, such as Australia, China and India, have all significantly lowered their benchmark interest rates, along with global central bank coordinated interest rate reductions.

Overview of Fiscal 2008 Financial Results.

The Company recorded net income applicable to Morgan Stanley of $1,707 million in fiscal 2008, a 47% decrease from $3,209 million in the prior year. Net revenues (total revenues less interest expense) decreased 17% to $22,852 million in fiscal 2008. Non-interest expenses decreased 9% to $22,065 million from the prior year, primarily due to lower compensation costs, partly offset by goodwill and intangible asset impairment charges. Compensation and benefits expense decreased 26%, primarily reflecting lower incentive-based compensation accruals due to lower net revenues in certain of the Company’s businesses. Diluted earnings per share were $1.39 compared with $2.90 a year ago. Diluted earnings per share from continuing operations were $0.65 compared with $2.22 last year. The return on average common equity in fiscal 2008 was 4.9% compared with 8.9% in the prior year. The return on average common equity from continuing operations for fiscal 2008 was 2.5% compared with 7.6% in fiscal 2007.

The Company’s effective income tax rate from continuing operations was (16.4)% in fiscal 2008 compared with 23.5% in fiscal 2007. The decrease primarily reflected lower earnings and a change in the geographic mix of earnings, partly offset by an increase in the rate due to the goodwill impairment charges (see Note 6 to the consolidated financial statements).

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Institutional Securities.    Institutional Securities recorded income from continuing operations before income taxes of $1,422 million, a 118% increase from a year ago. Net revenues decreased 6% to $14,738 million. The decrease in net revenues reflected net losses from investments in passive limited partnership interests and lower results in investment banking, partially offset by record equity sales and trading results, higher fixed income sales and trading results, primarily due to lower net mortgage-related losses, gains related to the repurchase of the Company’s debt and the widening of credit spreads on the Company’s borrowings for which the fair value option was elected. Non-interest expenses decreased 12% to $13,316 million, primarily due to lower compensation costs, partially offset by higher non-compensation expenses. Non-compensation expenses increased 23%, primarily due to a charge of approximately $694 million for the impairment of goodwill and intangible assets related to certain fixed income businesses.

Investment banking revenues decreased 34% to $3,630 million from last year due to lower revenues from advisory fees from merger, acquisition and restructuring transactions and lower revenues from underwriting transactions. Advisory fees from merger, acquisition and restructuring transactions were $1,740 million, a decrease of 32% from fiscal 2007. Underwriting revenues decreased 37% from last year to $1,890 million. The decrease in investment banking revenues reflected the unprecedented market turmoil in fiscal 2008 that significantly reduced levels of market activity.

Equity sales and trading revenues increased 10% to a record $9,968 million and reflected higher net revenues from derivative products and slightly higher results in prime brokerage. Equity sales and trading also benefited by approximately $1.6 billion from the widening of the Company’s credit spreads on certain long-term and short-term borrowings accounted for at fair value. Fiscal 2008 reflected lower revenues from principal trading strategies. Fixed income sales and trading revenues were $3,862 million in fiscal 2008 from $268 million in fiscal 2007. Fiscal 2008 results reflected lower losses in mortgage loan products, record revenues from commodities and record results in foreign exchange products, partially offset by lower net revenues from the interest rate and credit businesses, reflecting the continued dislocation in the credit markets and unfavorable positioning. In addition, fixed income sales and trading benefited by approximately $3.5 billion from the widening of the Company’s credit spreads on certain long-term and short-term borrowings that are accounted for at fair value.

In fiscal 2008, other sales and trading losses of approximately $3,109 million reflected mark-to-market losses on loans and commitments that were partly offset by gains on related hedges. Fiscal 2008 also included losses related to mortgage-related securities portfolios in the Company’s domestic subsidiary banks. In addition, other sales and trading losses included mark-to-market gains on certain swaps previously designated as hedges of a portion of the Company’s long-term debt. These swaps were no longer considered hedges once the related debt was repurchased by the Company (i.e., the swaps were “de-designated” as hedges). During the period the swaps were hedging the debt, changes in fair value of these instruments were generally offset by adjustments to the basis of the debt being hedged.

Principal transaction net investment losses aggregating $2,477 million were recognized in fiscal 2008 compared with net investment gains of $1,459 million in fiscal 2007. The losses were primarily related to net realized and unrealized losses from the Company’s investments in passive limited partnership interests associated with the Company’s real estate funds and investments that benefit certain employee deferred compensation and co-investment plans, and other principal investments.

Global Wealth Management Group.    Global Wealth Management Group recorded income from continuing operations before income taxes of $1,154 million compared with $1,155 million in fiscal 2007. Fiscal 2008 included a pre-tax gain of $687 million related to the sale of Morgan Stanley Wealth Management S.V., S.A.U. (“MSWM S.V.”), the Spanish onshore mass affluent wealth management business (see Note 20 to the consolidated financial statements). Fiscal 2008 also included a charge of $532 million associated with the ARS repurchase program and $108 million associated with subsequent writedowns of some of these securities that have been repurchased (see Note 9 to the consolidated financial statements). Net revenues were $7,019 million, a 6% increase over a year ago, primarily related to the previously mentioned sale of MSWM S.V. and higher net interest revenues from growth in the bank deposit program. The increase in net revenues was partly offset by lower revenues from asset management, distribution and administration fees and lower investment banking

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revenues. The decline in asset management revenues reflected a change in the classification of sub-advisory fees due to modifications of certain customer agreements, the discontinuance of the Company’s fee-based (fee in lieu of commission) brokerage program in the fourth quarter of fiscal 2007 pursuant to a court decision vacating an SEC rule that permitted fee-based brokerage and asset depreciation. Client assets in fee-based accounts decreased 32% from a year ago to $136 billion and decreased as a percentage of total client assets to 25% from last year’s 27%. In addition, total client assets decreased to $546 billion, down 28% from the prior fiscal year-end, primarily due to asset depreciation.

Total non-interest expenses were $5,865 million, a 7% increase from a year ago. Compensation and benefits expense remained flat in fiscal 2008, as severance-related expenses of $41 million and investment in the business were offset by lower incentive-based compensation accruals. Non-compensation costs increased 25%, primarily due to the charge of $532 million for the ARS. In addition, fiscal 2007 included an insurance reimbursement related to a litigation matter. The increase in non-compensation costs was partly offset by a change in the classification of sub-advisory fees due to modifications of certain customer agreements. As of November 30, 2008, the number of global representatives was 8,426.

Asset Management.    Asset Management recorded losses from continuing operations before income taxes of $1,799 million in fiscal 2008 compared with income from continuing operations before income taxes of $1,467 million in fiscal 2007. Net revenues of $1,289 million decreased 77% from the prior year. The decrease in fiscal 2008 primarily reflected principal transaction net investment losses of $1,661 million compared with gains of $1,774 million a year ago. The losses in fiscal 2008 were primarily related to net investment losses associated with the Company’s merchant banking business, which includes the real estate, private equity and infrastructure businesses, and losses associated with certain investments for the benefit of the Company’s employee deferred compensation and co-investment plans. The decrease in fiscal 2008 was also due to lower asset management, distribution and administration fees, primarily due to lower performance fees from alternative investment products, lower distribution fees, and lower fund management and administration fees reflecting a decrease in average assets under management. Assets under management or supervision within Asset Management of $399 billion were down $198 billion, or 33%, from last year, primarily reflecting decreases in equity and fixed income products resulting from market depreciation and net outflows. Non-interest expenses decreased 23% from the prior year to $3,088 million. Compensation and benefits expense decreased primarily due to lower net revenues and losses associated with principal investments for the benefit of the Company’s employee deferred compensation and co-investment plans. The decrease in compensation expense in fiscal 2008 was partially offset by severance-related expenses of $97 million. The decrease in non-interest expenses was partly offset by an impairment charge of $243 million related to Crescent Real Estate Equities Limited Partnership (“Crescent”).

Strategic Initiatives.

The Company has launched several strategic initiatives to further improve its position in the rapidly changing market environment, including:

•	Targeting capital to businesses where the Company believes it will have better risk-adjusted returns, including flow trading, equity derivatives, foreign exchange, interest rates and commodities;

•

Engaging in a reduction of balance sheet intensive businesses within the Institutional Securities business segment, including a resizing of prime brokerage and the exit from select proprietary trading strategies;

•	Targeting an additional $2 billion in cost savings, including the annualized effect of the previously announced headcount reductions and additional non-compensation expense savings in 2009;

•

Developing a global alliance with Mitsubishi UFJ Financial Group, Inc. (“MUFG”), Japan’s largest banking group, and pursuing initiatives in corporate and investment banking, retail banking and lending activities;

•	Launching a Retail Banking business to build bank deposits leveraging the Company’s existing retail banking capabilities and financial holding company structure; and

•	Forming the largest wealth management business firm with Citi, as measured by financial advisors, through a joint venture (see “Recent Business Developments” herein).

9

Certain Factors Affecting Results of Operations.

The Company’s results of operations may be materially affected by market fluctuations and by economic factors. In addition, results of operations in the past have been, and in the future may continue to be, materially affected by many factors of a global nature, including political and economic conditions and geopolitical events; the effect of market conditions, particularly in the global equity, fixed income and credit markets, including corporate and mortgage (commercial and residential) lending; the level and volatility of equity prices, commodity prices and interest rates, currency values and other market indices; the availability and cost of both credit and capital as well as the credit ratings assigned to the Company’s unsecured short-term and long-term debt; investor sentiment and confidence in the financial markets; the Company’s reputation; the actions and initiatives of current and potential competitors; and the impact of current, pending and future legislation, regulation, and technological changes in the U.S. and worldwide. Such factors also may have an impact on the Company’s ability to achieve its strategic objectives on a global basis. For a further discussion of these and other important factors that could affect the Company’s business, see “Competition” and “Supervision and Regulation” in Part I, Item 1 and “Risk Factors” in Part I, Item 1A.

The following items significantly affected the Company’s results in fiscal 2008 and fiscal 2007.

Corporate Lending.    The results for fiscal 2008 included net losses of approximately $3.3 billion (consisting of negative mark-to-market valuations and losses of approximately $6.3 billion net of gains on related hedges of approximately $3.0 billion) associated with loans and lending commitments largely related to “event-driven” lending to non-investment grade companies. These losses were primarily related to the illiquid market conditions that existed during the year.

The results for fiscal 2007 included losses of approximately $700 million, primarily recorded in the third quarter of fiscal 2007 that reflected mark-to-market valuations associated with loans and lending commitments largely related to “event-driven” lending to non-investment grade companies. The losses included markdowns of leveraged lending commitments associated with “event-driven” lending transactions that were accepted by the borrower but not yet closed. These losses were primarily related to the illiquid market conditions that existed during the second half of fiscal 2007.

Mortgage-Related Trading Losses.    In fiscal 2008, the Company recorded mortgage-related losses of approximately $1.7 billion. The $1.7 billion included losses on non-subprime residential mortgages of approximately $2.6 billion, partially offset by gains on commercial mortgage-backed securities and commercial whole loan positions of approximately $800 million and gains of approximately $100 million on U.S. subprime mortgage proprietary trading exposures. See “Other Matters—Real Estate-Related Positions” herein for information relating to the Company’s mortgage-related trading exposures.

In the fourth quarter of fiscal 2007, the Company recorded $9.0 billion of mortgage-related writedowns resulting from an unfavorable subprime mortgage-related trading strategy and the deterioration and lack of market liquidity for subprime and other mortgage-related instruments. The writedowns included $7.8 billion related to U.S. subprime trading positions, principally super senior derivative positions in collateralized debt obligations (“CDOs”). These derivative positions were entered into primarily by the Company’s mortgage proprietary trading group. As the credit markets in general, and the mortgage markets in particular, declined dramatically in the fourth quarter, increases in the implied cumulative losses in the subprime mortgage market, coupled with the illiquid nature of the Company’s trading positions, led to a significant deterioration in value in its subprime-related trading positions. The writedowns in fiscal 2007 also included $1.2 billion related to commercial mortgage-backed securities (“CMBS”), Alt-A mortgages (a categorization that falls between prime and subprime due to certain loan characteristics) and other loans, conduit and non-performing loans and European non-conforming loans.

Subsidiary Banks.    The Company recorded losses of approximately $900 million in fiscal 2008 related to mortgage-related securities portfolios of Morgan Stanley Bank, N.A. and Morgan Stanley Trust (collectively, the

10

“Subsidiary Banks”). See “Other Matters—Real Estate-Related Positions—Subsidiary Banks” herein for further information on these securities portfolios.

Prior to the fourth quarter of fiscal 2007, the securities in the Subsidiary Banks’ portfolios were classified as securities available for sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). In the fourth quarter of fiscal 2007, the Company determined that it no longer intended to hold these securities until the fair value of the securities recovered to a level that exceeded their initial cost. Accordingly, the Company recorded an other-than-temporary impairment charge of $437 million in Principal transactions-trading revenues in the consolidated statement of income on its portfolio of securities available for sale in the fourth quarter of fiscal 2007 and reclassified the portfolios to Financial instruments owned in the consolidated statement of financial condition effective November 30, 2007.

Auction Rate Securities.    Under the terms of various agreements entered into with government agencies and the terms of the Company’s announced offer to repurchase, the Company agreed to repurchase at par certain ARS held by retail clients that were purchased through the Company. In addition, the Company agreed to reimburse retail clients who have sold certain ARS purchased through the Company at a loss. Fiscal 2008 reflected charges of $532 million for the ARS repurchase program and writedowns of $108 million associated with ARS held in inventory (see Note 9 to the consolidated financial statements).

Monoline Insurers.    Monoline insurers (“Monolines”) provide credit enhancement to capital markets transactions. Fiscal 2008 included losses of $1.7 billion related to monoline exposures. The current credit environment severely affected the capacity of such financial guarantors. The Company’s direct exposure to Monolines is limited to bonds that are insured by Monolines and to derivative contracts with a Monoline as counterparty. The Company’s exposure to Monolines at November 30, 2008 consisted primarily of asset-backed securities (“ABS”) bonds of approximately $700 million in the Subsidiary Banks’ portfolio that are collateralized primarily by first and second lien subprime mortgages enhanced by financial guarantees, $3.1 billion in insured municipal bond securities and approximately $500 million in net counterparty exposure (gross exposure of approximately $8.0 billion net of cumulative credit valuation adjustments of approximately $3.8 billion and net of hedges). The Company’s exposure to Monolines at November 30, 2007 consisted primarily of ABS bonds of $1.5 billion in the Subsidiary Banks’ portfolio, $1.3 billion in insured municipal bond securities and $800 million in net counterparty exposure. The Company’s hedging program for Monoline risk includes the use of both CDSs and transactions that effectively mitigate certain market risk components of existing underlying transactions with the Monolines. The increase in the Company’s exposure to Monolines from November 30, 2007 was primarily due to the ARS repurchase program as previously mentioned, as many ARS are insured by Monolines.

Structured Investment Vehicles.    The Company recognized losses of $470 million in fiscal 2008 compared with $129 million in fiscal 2007 related to securities issued by structured investment vehicles (“SIVs”) included in the Company’s consolidated statements of financial condition (see “Asset Management” herein).

Real Estate Holdings and Real Estate Investor Funds.    Principal transaction net investment revenues in fiscal 2008 included losses related to real estate holdings and investor funds. Approximately $1.2 billion and $0.9 billion of these losses were recognized in the Institutional Securities and Asset Management business segments, respectively. Losses in the Institutional Securities business segment were related to net realized and unrealized losses from the Company’s investments in passive limited partnership interests associated with the Company’s real estate funds. Losses in the Asset Management business segment included writedowns on its investment in Crescent of approximately $250 million prior to the Company consolidating its assets and liabilities in fiscal 2008. These writedowns are reflected in Principal transactions—investments in the consolidated statement of income.

Also, in the fourth quarter of fiscal 2008, the Company recorded an impairment charge of $243 million related to Crescent, which is reflected in Other expenses in the consolidated statement of income. See “Other Matters—Real Estate-Related Positions” herein for further information.

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Goodwill and Intangibles.    Fiscal 2008 included impairment charges related to goodwill and intangible assets of $725 million (see Note 6 to the consolidated financial statements). Given the future uncertainty in the performance of financial market and economic conditions, the Company will perform an interim impairment test as necessary in 2009, which could result in additional impairment charges.

Morgan Stanley Debt.    Net revenues benefited by approximately $5.6 billion and $840 million in fiscal 2008 and fiscal 2007, respectively, from the widening of the Company’s credit spreads on certain long-term and short-term borrowings, including structured notes and junior subordinated debentures, that are accounted for at fair value.

In addition, in the fourth quarter of fiscal 2008, the Company recorded gains of approximately $2.3 billion from repurchasing its debt in the open market and mark-to-market gains of approximately $1.4 billion on certain swaps previously designated as hedges of a portion of the Company’s long-term debt. These swaps were no longer considered hedges once the related debt was repurchased by the Company (i.e., the swaps were “de-designated” as hedges). During the period the swaps were hedging the debt, changes in fair value of these instruments were generally offset by adjustments to the basis of the debt being hedged.

Sales of Subsidiaries and Other Items.    Results for fiscal 2008 included a pre-tax gain of $1.5 billion in discontinued operations related to the secondary offerings of MSCI Inc. and a pre-tax gain of $687 million related to the sale of MSWM S.V. (see Note 20 to the consolidated financial statements).

Results for fiscal 2007 included a gain of $168 million ($109 million after-tax) in discontinued operations related to the sale of Quilter Holdings Ltd. on February 28, 2007 (see Note 19 to the consolidated financial statements) and the $360 million reversal of the Coleman (Parent) Holdings Inc. (“Coleman”) litigation reserve.

Capital-Related Transactions.

During fiscal 2008, the Company entered into several capital-related transactions that increased shareholders’ equity and long-term borrowings by approximately $24.6 billion. Such transactions included the sale of equity units (the “Equity Units”) to a wholly owned subsidiary of the China Investment Corporation Ltd. (“CIC”) for approximately $5.6 billion and the issuance to MUFG of shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock and shares of Series C Non-Cumulative Non-Voting Perpetual Preferred Stock for a total of $9 billion. In addition, the Company, as part of the CPP, issued to the U.S. Treasury 10,000,000 shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock and Warrants to purchase 65,245,759 shares of common stock for a purchase price of $10 billion.

See Note 11 to the consolidated financial statements for further discussion of these capital-related transactions.

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Business Segments.

Substantially all of the Company’s operating revenues and operating expenses can be directly attributed to its business segments. Certain revenues and expenses have been allocated to each business segment, generally in proportion to its respective revenues or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an Intersegment Eliminations category to reconcile the segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by the Asset Management business segment to the Global Wealth Management Group business segment associated with sales of certain products and the related compensation costs paid to the Global Wealth Management Group business segment’s global representatives. Income from continuing operations before income taxes recorded in Intersegment Eliminations was $10 million, $2 million and $23 million in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. Included in the results of Intersegment Eliminations for fiscal 2007 is a $25 million advisory fee related to the Discover Spin-off that was eliminated in consolidation. In addition, the results in the Institutional Securities business segment for fiscal 2006 included a $30 million advisory fee related to the Company’s sale of its former aircraft leasing business that was eliminated in consolidation.

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INSTITUTIONAL SECURITIES

INCOME STATEMENT INFORMATION

	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in millions)
Revenues:
Investment banking	$3,630	$5,538	$4,228
Principal transactions:
Trading	5,199	2,740	11,326
Investments	(2,477)	1,459	1,080
Commissions	3,100	3,262	2,606
Asset management, distribution and administration fees	142	103	73
Other	2,722	568	88

Total non-interest revenues	12,316	13,670	19,401

Interest and dividends	39,352	59,126	42,106
Interest expense	36,930	57,066	40,769

Net interest	2,422	2,060	1,337

Net revenues	14,738	15,730	20,738

Total non-interest expenses	13,316	15,079	13,170

Income from continuing operations before income taxes	1,422	651	7,568
Provision for (benefit from) income taxes	113	(232)	2,166

Income from continuing operations	1,309	883	5,402

Discontinued operations:
Gain from discontinued operations	1,579	159	88
Provision for income taxes	612	62	32

Gain on discontinued operations	967	97	56

Net income	$2,276	$980	$5,458
Net income applicable to non-controlling interests	71	40	15

Net income applicable to Morgan Stanley	$2,205	$940	$5,443

Amounts attributable to Morgan Stanley common shareholders:
Income from continuing operations, net of tax	$1,276	$845	$5,390
Gain from discontinued operations, net of tax	929	95	53

Net income applicable to Morgan Stanley	$2,205	$940	$5,443

Investment Banking.    Investment banking revenues are comprised of fees from advisory services and revenues from the underwriting of securities offerings and syndication of loans. Investment banking revenues were as follows:

	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in millions)
Advisory fees from merger, acquisition and restructuring transactions	$1,740	$2,541	$1,753
Equity underwriting revenues	1,045	1,570	1,059
Fixed income underwriting revenues	845	1,427	1,416

Total investment banking revenues	$3,630	$5,538	$4,228

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Investment banking revenues decreased 34% in fiscal 2008, reflecting the unprecedented market turmoil in fiscal 2008 that significantly reduced levels of market activity. This contrasts to fiscal 2007, when investment banking revenues increased 31% from fiscal 2006 and reached record levels, reflecting a more favorable market environment with higher levels of advisory and capital raising activity.

In fiscal 2008, advisory fees from merger, acquisition and restructuring transactions were $1,740 million, a decrease of 32% from fiscal 2007. Advisory fees in fiscal 2008 reflected lower levels of activity due to the challenging market environment. In fiscal 2007, advisory fees from merger, acquisition and restructuring transactions increased 45% to a record $2,541 million, primarily reflecting a strong volume of transaction activity.

Equity underwriting revenues decreased 33% to $1,045 million in fiscal 2008, reflecting significantly lower levels of market activity, particularly for initial public offerings. Equity underwriting revenues increased 48% to a record $1,570 million in fiscal 2007, reflecting higher global industry-wide equity and equity-related activity.

Fixed income underwriting revenues decreased 41% to $845 million in fiscal 2008 and increased 1% to $1,427 million in fiscal 2007. Fiscal 2008 revenues were impacted by significantly lower levels of market activity across most products, particularly loan syndications and securitized products. The 1% increase in fiscal 2007 was primarily due to strong revenues from underwriting investment grade corporate products, which was partially offset by declines in other debt products, primarily non-investment grade.

At the end of fiscal 2008, the backlog for investment banking transactions was lower across most products as compared with the end of fiscal 2007, reflecting difficult market conditions. The backlog of merger, acquisition and restructuring transactions and equity and fixed income underwriting transactions is subject to the risk that transactions may not be completed due to challenging or unforeseen economic and market conditions, adverse developments regarding one of the parties to the transaction, a failure to obtain required regulatory approval or a decision on the part of the parties involved not to pursue a transaction.

Sales and Trading Revenues.    Sales and trading revenues are composed of principal transaction trading revenues, commissions and net interest revenues (expenses). In assessing the profitability of its sales and trading activities, the Company views principal trading, commissions and net interest revenues (expenses) in the aggregate. In addition, decisions relating to principal transactions are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes, among other things, an assessment of the potential gain or loss associated with a transaction, including any associated commissions, dividends, the interest income or expense associated with financing or hedging the Company’s positions, and other related expenses.

The components of the Company’s sales and trading revenues are described below:

Principal Transactions–Trading.    Principal transaction trading revenues include revenues from customers’ purchases and sales of financial instruments in which the Company acts as principal and gains and losses on the Company’s positions, as well as proprietary trading activities for its own account.

Commissions.    Commission revenues primarily arise from agency transactions in listed and over-the-counter (“OTC”) equity securities and options.

Net Interest.    Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including financial instruments owned and financial instruments sold, not yet purchased, reverse repurchase and repurchase agreements, trading strategies, customer activity in the Company’s prime brokerage business, and the prevailing level, term structure and volatility of interest rates. Certain reverse repurchase and repurchase agreements and securities borrowed and securities loaned transactions may be entered into with different customers using the same underlying securities, thereby generating a spread between the interest revenue on the reverse repurchase agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions.

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Total sales and trading revenues increased 33% and decreased 47% in fiscal 2008 and fiscal 2007, respectively. The increase in fiscal 2008 reflected higher equity and fixed income sales and trading revenues, partially offset by higher losses in other sales and trading revenue.

Sales and trading revenues can also be analyzed as follows:

	Fiscal 2008(1)	Fiscal 2007(1)	Fiscal 2006(1)
	(dollars in millions)
Equity	$9,968	$9,040	$6,549
Fixed income	3,862	268	9,023
Other	(3,109)	(1,246)	(303)

Total sales and trading revenues	$10,721	$8,062	$15,269

(1)	Amounts include Principal transactions—trading, Commissions and Net interest revenues (expenses). Other sales and trading net revenues primarily include net losses from loans and lending commitments and related hedges associated with the Company’s investment banking, corporate lending and other corporate activities. All prior-year amounts have been reclassified to conform to the current year’s presentation.

Equity Sales and Trading Revenues.    Equity sales and trading revenues increased 10% to a record $9,968 million in fiscal 2008 and reflected record net revenues from derivative products and slightly higher results in prime brokerage. Equity sales and trading revenues also benefited from the widening of the Company’s credit spreads on financial instruments that are accounted for at fair value, including, but not limited to, those for which the fair value option was elected pursuant to SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) on December 1, 2006 (see Note 3 to the consolidated financial statements). Equity sales and trading revenues reflected approximately $1.6 billion due to the widening of the Company’s credit spreads during fiscal 2008 resulting from the decrease in the fair value of certain of the Company’s long-term and short-term borrowings, primarily structured notes, for which the fair value option was elected. Revenues from derivative products reflected higher customer flows and high levels of volatility. Principal trading strategies reflected significantly lower revenues in fiscal 2008 as the Company exited select proprietary trading strategies. Although prime brokerage revenues increased in fiscal 2008, in the fourth quarter, the Company’s prime brokerage business experienced significant outflows as clients withdrew their cash balances and reallocated positions. These outflows have had a negative impact on prime brokerage’s operating results in fiscal 2008.

Fiscal 2008 equity sales and trading revenues also reflected unrealized losses of approximately $300 million related to changes in the fair value of net derivative contracts attributable to the widening of the counterparties’ credit default spreads. The Company also recorded unrealized gains of approximately $125 million in fiscal 2008 related to changes in the fair value of net derivative contracts attributable to the widening of the Company’s credit default swap spreads. The unrealized losses and gains do not reflect any gains or losses on related non-derivative hedging instruments.

Equity sales and trading revenues increased 38% to a then record $9,040 million in fiscal 2007, benefiting from international revenues. The increase was driven by higher revenues from derivative products, prime brokerage and equity cash and financing products, partially offset by trading losses in quantitative strategies resulting from unfavorable positioning. Revenues from derivative products benefited from strong customer flows. Prime brokerage generated increased revenues, reflecting continued growth in global client asset balances. Higher revenues from financing products were primarily due to higher commission revenues driven by strong market volumes. Equity sales and trading revenues also reflected approximately $390 million due to the widening of the Company’s credit spreads resulting from the decrease in the fair value of certain of the Company’s long-term and short-term borrowings, primarily structured notes, for which the fair value option was elected.

Fixed Income Sales and Trading Revenues.    Fixed income sales and trading revenues increased to $3,862 million in fiscal 2008 from $268 million in fiscal 2007. Fiscal 2008 results reflected lower losses in mortgage

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loan products, record revenues from commodities and record results in foreign exchange products, partially offset by lower net revenues from the interest rate and credit businesses. Interest rate, currency and credit products revenues decreased 55% in fiscal 2008. Continued dislocation in the credit markets resulted in lower net revenues from credit products including losses of $1.7 billion related to exposure to monoline insurers (see “Certain Factors Affecting Results of Operations—Monoline Insurers” herein) and unfavorable positioning, partially offset by higher revenues from foreign exchange products and strong results in interest rate products. Record results in foreign exchange products were primarily due to higher levels of customer flows and market volatility. Mortgage-related losses of approximately $1.7 billion were primarily due to a broadening decline in the residential and commercial mortgage sector. The decline in the Company’s mortgage loan product activities reflected the difficult credit market conditions in fiscal 2008. See “Other Matters—Real Estate-Related Positions” herein for further information. Commodity revenues increased 62%, primarily due to higher revenues from oil liquids and electricity and natural gas products, reflecting higher market volatility and strong customer flow. Fixed income sales and trading revenues also benefited in fiscal 2008 by approximately $3.5 billion from the widening of the Company’s credit spreads resulting from the decrease in the fair value of certain of the Company’s long-term and short-term borrowings, primarily structured notes, for which the fair value option was elected.

Fiscal 2008 fixed income sales and trading revenues reflected unrealized losses of approximately $6.6 billion related to changes in the fair value of net derivative contracts attributable to the widening of the counterparties’ credit default spreads. The Company also recorded unrealized gains of approximately $2.0 billion in fiscal 2008, related to changes in the fair value of net derivative contracts attributable to the widening of the Company’s credit default swap spreads. The unrealized losses and gains do not reflect any gains or losses on related non-derivative hedging instruments.

Fixed income sales and trading revenues decreased 97% to $268 million in fiscal 2007. Fiscal 2007 results reflected significant losses in credit products and lower results in commodities, partially offset by record results in interest rate and currency products. Credit product revenues decreased $9.4 billion, primarily reflecting mortgage-related writedowns of $7.8 billion, reflecting the deterioration in value of U.S. subprime trading positions, principally super senior derivative positions in CDOs entered into primarily by the Company’s mortgage proprietary trading group. Spread widening, lower liquidity and higher volatility resulted in lower origination, securitization and trading results across most credit product groups and also adversely affected the performance of the Company’s hedging strategies. The Company’s residential and commercial mortgage loan activities contributed to the significant decline in credit product revenues, reflecting the difficult market conditions, as well as continued concerns in the subprime mortgage loan sector. Interest rate, credit and currency products revenues increased 16% in fiscal 2007, reflecting higher revenues from interest rate, emerging markets and foreign exchange products. Commodity revenues decreased 33%, primarily due to lower trading results from oil liquids, electricity and natural gas products and lower revenues recognized on structured transactions. Fixed income sales and trading revenues also benefited from gains on interest rate derivatives. Fixed income sales and trading revenues also benefited in fiscal 2007 by approximately $450 million from the widening of the Company’s credit spreads resulting from the decrease in the fair value of certain of the Company’s long-term and short-term borrowings, primarily structured notes, for which the fair value option was elected.

In addition to the equity and fixed income sales and trading revenues discussed above, sales and trading revenues included other trading revenues, consisting primarily of certain activities associated with the Company’s corporate lending activities. In connection with its corporate lending activities, the Company provides to select clients loans or lending commitments (including bridge financing) that are generally classified as either “event-driven” or “relationship-driven.” “Event-driven” loans and commitments refer to activities associated with a particular event or transaction, such as to support client merger, acquisition or recapitalization transactions. “Relationship-driven” loans and lending commitments are generally made to expand business relationships with select clients. For further information about the Company’s corporate lending activities, see Item 7A, “Quantitative and Qualitative Disclosures about Market Risk—Credit Risk.” The Company’s corporate lending business intends to distribute its current positions; however, this is taking substantially longer than in the past due

17

to market conditions. Widening credit spreads for non-investment grade loans have resulted in significant writedowns in fiscal 2008 and fiscal 2007, and further deterioration could result in additional writedowns for these loans and lending commitments in excess of hedges. The fair value measurement of loans and lending commitments takes into account certain fee income that is attributable to the contingent commitment contract.

In fiscal 2008, other sales and trading losses were approximately $3.1 billion. Included in the $3.1 billion were net losses of $3.3 billion (negative mark-to-market valuations and losses of $6.3 billion, net of gains on related hedges of $3.0 billion) associated with loans and lending commitments largely related to certain “event-driven” lending to non-investment grade companies. The valuation of these commitments could change in future periods depending on, among other things, the extent that they are renegotiated or repriced or if the associated acquisition transaction does not occur. The $3.1 billion also included writedowns of securities of approximately $1.2 billion in the Company’s Subsidiary Banks. For further information, see “Other Matters—Real Estate-Related Positions—Subsidiary Banks” herein. In addition, other sales and trading losses included mark-to-market gains of approximately $1.4 billion on certain swaps previously designated as hedges of a portion of the Company’s long-term debt. These swaps were no longer considered hedges once the related debt was repurchased by the Company (i.e., the swaps were “de-designated” as hedges). During the period the swaps were hedging the debt, changes in fair value of these instruments were generally offset by adjustments to the basis of the debt being hedged.

In fiscal 2007, other sales and trading losses of approximately $1.2 billion primarily reflected approximately $700 million of mark-to-market valuations associated with loans and commitments largely related to “event-driven” lending to non-investment grade companies and the impairment charge related to securities in the Company’s Subsidiary Banks. The losses included markdowns of leveraged lending commitments associated with “event-driven” lending transactions that were accepted by the borrower but not yet closed. These losses were primarily related to the illiquid market conditions that existed during the second half of fiscal 2007.

Principal Transactions—Investments.    The Company’s investments generally are held for long-term appreciation. It is not possible to determine when the Company will realize the value of such investments since, among other factors, such investments generally are subject to significant sales restrictions. Moreover, estimates of the fair value of the investments may involve significant judgment and may fluctuate significantly over time in light of business, market, economic and financial conditions generally or in relation to specific transactions.

Principal transaction net investment losses aggregating $2,477 million were recognized in fiscal 2008 as compared with net investment gains aggregating $1,459 million and $1,080 million in fiscal 2007 and fiscal 2006, respectively. The losses in fiscal 2008 were primarily related to net realized and unrealized losses from the Company’s investments in passive limited partnership interests associated with the Company’s real estate funds and investments that benefit certain employee deferred compensation and co-investment plans and other principal investments. The increase in fiscal 2007 was primarily related to realized and unrealized net gains associated with certain of the Company’s investments, including Grifols S.A. and Bovespa Holdings S.A., and higher revenues from the Company’s investments in passive limited partnership interests associated with the Company’s real estate funds. The increase in fiscal 2007 also reflected higher revenues primarily due to the appreciation of investments that benefit certain employee deferred compensation and co-investment plans. Fiscal 2006’s results primarily reflected net gains associated with the Company’s investments.

Other.    Other revenues increased 379% in fiscal 2008 and 545% in fiscal 2007. The increase in fiscal 2008 reflected revenues related to Institutional Securities’ share (approximately $2.1 billion) of the Company’s repurchase of debt (see “Certain Factors Affecting Results of Operations—Morgan Stanley Debt” herein for further discussion). Fiscal 2008 also included a gain associated with the sale of a controlling interest in a previously consolidated commodities subsidiary. The increase in fiscal 2007 was primarily attributable to revenues related to the operation of pipelines, terminals and barges.

Non-Interest Expenses.    Non-interest expenses decreased 12% in fiscal 2008, primarily due to lower compensation expense. Compensation and benefits expense decreased 29%, primarily reflecting lower incentive-

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based compensation accruals due to a challenging market environment, partially offset by severance-related expenses of $653 million in fiscal 2008. Excluding compensation and benefits expense, non-interest expenses increased 23%. Fiscal 2008 results included a charge of approximately $694 million for the impairment of goodwill and intangible assets related to certain fixed income businesses (see Note 6 to the consolidated financial statements), and fiscal 2007’s results included a reversal of the $360 million legal accrual related to the Company’s favorable outcome from the Coleman litigation. Occupancy and equipment expense increased 27%, primarily due to higher depreciation expense on property and equipment and higher costs associated with exiting certain property lease agreements. Information processing and communications expense increased 4% in fiscal 2008, primarily due to higher data processing costs and market data. Marketing and business development expense decreased 7%, primarily due to lower levels of business activity. Other expenses increased 151%, reflecting the previously mentioned charge of approximately $694 million for the impairment of goodwill and intangible assets and the legal reversal of $360 million in fiscal 2007 as previously mentioned, partially offset by lower minority interest.

Non-interest expenses increased 14% in fiscal 2007. Compensation and benefits expense increased 10%, primarily reflecting higher incentive-based compensation accruals for certain businesses. The increase also reflected higher costs associated with certain employee deferred compensation plans, partially offset by Institutional Securities’ share ($190 million) of the incremental compensation expense related to equity awards to retirement-eligible employees in the first quarter of fiscal 2006 (see Note 2 to the consolidated financial statements). Excluding compensation and benefits expense, non-interest expenses increased 24%, reflecting increased levels of business activity and expenses associated with acquired businesses. Occupancy and equipment expense increased 33%, primarily due to higher rent and occupancy costs in Europe, Asia and the U.S. Brokerage, clearing and exchange fees increased 30%, primarily reflecting substantially increased equity and fixed income trading activity. Marketing and business development expense increased 27%, primarily due to a higher level of business activity. Professional services expense increased 6%, primarily due to higher legal and consulting costs related to increased business activity. Other expenses increased 51%, reflecting costs associated with the subsidiaries acquired in September and December 2006, partially offset by lower net litigation accruals. Fiscal 2007 results included a reversal of the $360 million legal accrual related to the Company’s favorable outcome from the Coleman litigation. Fiscal 2006 included legal accruals related to the pending settlement of General American litigation, which was partially offset by a favorable outcome related to the LVMH litigation.

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GLOBAL WEALTH MANAGEMENT GROUP

INCOME STATEMENT INFORMATION

	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in millions)
Revenues:
Investment banking	$427	$625	$428
Principal transactions:
Trading	613	598	487
Investments	(54)	29	57
Commissions	1,408	1,433	1,168
Asset management, distribution and administration fees	2,726	3,067	2,757
Other	965	163	130

Total non-interest revenues	6,085	5,915	5,027

Interest and dividends	1,239	1,221	1,004
Interest expense	305	511	519

Net interest	934	710	485

Net revenues	7,019	6,625	5,512

Total non-interest expenses	5,865	5,470	5,004

Income from continuing operations before income taxes	1,154	1,155	508
Provision for income taxes	440	459	166

Income from continuing operations	714	696	342

Discontinued operations:
Gain from discontinued operations	—	174	26
Provision for income taxes	—	61	9

Gain from discontinued operations	—	113	17

Net income applicable to Morgan Stanley	$714	$809	$359

Investment Banking.    Global Wealth Management Group investment banking includes revenues from the distribution of equity and fixed income securities, including initial public offerings, secondary offerings, closed-end funds and unit trusts, which are generally earned from offerings underwritten by the Institutional Securities business segment. Investment banking revenues decreased 32% in fiscal 2008, primarily due to lower underwriting activity across equity and unit trust products, partially offset by an increase in fixed income underwriting activity. Investment banking revenues increased 46% in fiscal 2007, primarily due to strong underwriting activity across equity, fixed income and unit trust products.

Principal Transactions—Trading.    Principal transactions include revenues from customers’ purchases and sales of financial instruments in which the Company acts as principal and gains and losses on the Company’s inventory positions held, primarily to facilitate customer transactions. Principal transaction trading revenues increased 3% in fiscal 2008, primarily due to higher revenues from municipal, corporate and government fixed income securities, partially offset by $108 million in writedowns on $3.8 billion of ARS repurchased from clients and held on the Company’s consolidated statement of financial condition and losses associated with investments that benefit certain employee deferred compensation plans. In fiscal 2007, principal transaction trading revenues increased 23%, primarily due to higher revenues from derivative products, municipal and corporate fixed income securities, and foreign exchange products and higher revenues associated with investments that benefit certain employee deferred compensation plans.

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Principal Transactions—Investments.    Principal transaction net investment losses were $54 million in fiscal 2008 compared with net investment gains of $29 million and $57 million in fiscal 2007 and fiscal 2006, respectively. The results in fiscal 2008 reflected net losses associated with investments that benefit certain employee deferred compensation plans. The results in fiscal 2007 reflected lower net gains from certain of the Company’s investments in exchanges and memberships compared with fiscal 2006.

Commissions.    Commission revenues primarily arise from agency transactions in listed and OTC equity securities and sales of mutual funds, futures, insurance products and options. Commission revenues decreased 2% in fiscal 2008, reflecting lower client activity. Commission revenues increased 23% in fiscal 2007, reflecting higher client activity.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees include revenues from individual investors electing a fee-based pricing arrangement and fees for investment management, account services and administration. The Company also receives shareholder servicing fees and fees for services it provides in distributing certain open-ended mutual funds and other products. Mutual fund distribution fees are based on either the average daily fund net asset balances or average daily aggregate net fund sales and are affected by changes in the overall level and mix of assets under management or supervision.

Asset management, distribution and administration fees decreased 11% in fiscal 2008 compared with an 11% increase in fiscal 2007. In fiscal 2008, the decrease was driven by a change in the classification of sub-advisory fees due to modifications of certain customer agreements, the discontinuance of the Company’s fee-based brokerage program in the fourth quarter of fiscal 2007 and asset depreciation. In fiscal 2007, the increase was primarily due to higher client asset balances in fee-based accounts. Client assets in fee-based accounts decreased 32% to $136 billion as of November 30, 2008 and represented 25% of total client assets versus 27% at November 30, 2007. Client assets in fee-based accounts rose 3% to $201 billion at November 30, 2007 and represented 27% of total client assets versus 29% at November 30, 2006.

Total client asset balances decreased to $546 billion as of November 30, 2008 from $758 billion as of November 30, 2007, primarily due to asset depreciation. Client asset balances in households greater than $1 million decreased to $349 billion as of November 30, 2008 from $522 billion at November 30, 2007 and $442 billion at November 30, 2006.

Net Interest.    Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including customer bank deposits and margin loans and securities borrowed and securities loaned transactions. Net interest revenues increased 32% and 46% in fiscal 2008 and fiscal 2007, respectively. The increase in both periods was primarily due to increased customer account balances in the bank deposit program. Balances in the bank deposit program rose to $36.4 billion as of November 30, 2008 from $26.2 billion at November 30, 2007.

Other.    Other revenues primarily include customer account service fees and other miscellaneous revenues. Other revenues were $965 million and $163 million in fiscal 2008 and fiscal 2007, respectively. Fiscal 2008 included $743 million related to the sale of MSWM S.V., the Spanish onshore mass affluent wealth management business, during the second quarter of fiscal 2008 (see Note 20 to the consolidated financial statements) and Global Wealth Management Group’s share ($43 million) of the Company’s repurchase of debt (see “Certain Factors Affecting Results of Operations—Morgan Stanley Debt” herein for further discussion). Fiscal 2007 reflected higher service fees and higher other miscellaneous revenues.

Non-Interest Expenses.    Non-interest expenses increased 7% in fiscal 2008, primarily reflecting the charge of $532 million for the ARS repurchase program (see Note 9 to the consolidated financial statements). Compensation and benefits expense remained flat in fiscal 2008, as severance-related expenses of $41 million and investment in the business were offset by lower incentive-based compensation accruals. Excluding

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compensation and benefits expense, non-interest expenses increased 25%. Occupancy and equipment expense increased 8%, primarily due to an increase in space costs and branch renovations. Professional services expense decreased 40%, primarily due to the change in the classification of sub-advisory fees due to modifications of certain customer agreements and lower legal costs. Other expenses increased 206%, primarily resulting from the charge of $532 million related to ARS as previously mentioned and higher litigation costs.

Non-interest expenses increased 9% in fiscal 2007, primarily reflecting an increase in compensation and benefits expense, partially offset by lower non-compensation expenses, primarily due to lower charges for legal and regulatory matters and continued cost discipline across the business. Compensation and benefits expense increased 15%, primarily reflecting higher incentive-based compensation accruals due to higher net revenues and investments in the business, partially offset by Global Wealth Management Group’s share ($50 million) of the incremental compensation expense related to equity awards to retirement-eligible employees in the first quarter of fiscal 2006 (see Note 2 to the consolidated financial statements). Excluding compensation and benefits expense, non-interest expenses decreased 2%. Occupancy and equipment expense increased 6%, primarily due to leasehold improvements and higher rental costs. Information processing and communications expense decreased 8%, primarily due to lower computing costs. Marketing and business development expense increased 39%, primarily due to costs associated with the Company’s advertising campaign. Other expenses decreased 20%, primarily resulting from a reduction in costs associated with legal and regulatory matters, which included an insurance reimbursement related to a litigation matter.

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ASSET MANAGEMENT

INCOME STATEMENT INFORMATION

	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in millions)
Revenues:
Investment banking	$61	$264	$138
Principal transactions:
Trading	(346)	(129)	—
Investments	(1,661)	1,774	669
Commissions	14	23	25
Asset management, distribution and administration fees	2,960	3,524	2,574
Other	442	75	26

Total non-interest revenues	1,470	5,531	3,432

Interest and dividends	170	74	48
Interest expense	351	112	27

Net interest	(181)	(38)	21

Net revenues	1,289	5,493	3,453

Total non-interest expenses	3,088	4,026	2,602

(Loss) income from continuing operations before income taxes	(1,799)	1,467	851
(Benefit from) provision for income taxes	(687)	541	340

(Loss) income from continuing operations	(1,112)	926	511

Discontinued operations:
(Loss) from discontinued operations	(8)	—	—
(Benefit) from income taxes	(3)	—	—

(Loss) from discontinued operations	(5)	—	—

Net (loss) income applicable to Morgan Stanley	$(1,117)	$926	$511

Investment Banking.    Asset Management generates investment banking revenues primarily from the placement of investments in real estate funds and the underwriting of unit trust products. Investment banking revenues decreased 77% in fiscal 2008 and increased 91% in fiscal 2007. The decrease in fiscal 2008 primarily reflected lower revenues from real estate products. The increase in fiscal 2007 primarily reflected higher revenues from certain real estate products.

Principal Transactions—Trading.    In fiscal 2008, the Company recognized losses of $346 million, which included $470 million related to securities issued by SIVs included in the Company’s consolidated statements of financial condition. These losses were partially offset by net gains from hedges on certain investments. In fiscal 2007, the Company recognized losses of $129 million related to SIVs.

SIVs are unconsolidated entities that issue various capital notes and debt instruments to fund the purchase of assets. While the Company does not sponsor or serve as asset manager to any unconsolidated SIVs, the Company does serve as investment advisor to certain unconsolidated money market funds (“Funds”) that have investments in securities issued by SIVs. In the second half of fiscal 2007, widespread illiquidity in the commercial paper market led to market value declines and rating agency downgrades of many securities issued by SIVs, some of which were held by the Funds. As a result, the Company purchased at amortized cost approximately $900 million of such securities from the Funds during fiscal 2007 and $217 million of such securities during fiscal 2008. The

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carrying value of the purchased securities still held by the Company as of November 30, 2008 was $209 million. Such positions are reflected at fair value and are presented in Financial instruments owned—Corporate and other debt in the consolidated statements of financial condition. The Funds had investments in securities issued by SIVs of an aggregate face value of approximately $100 million as of November 30, 2008 compared with $8.2 billion as of November 30, 2007. Subsequent to November 30, 2008, the Company has not purchased additional SIV securities from the Funds and the Funds no longer have investments in such securities. The Company has no obligation to purchase any additional securities from the Funds in the future.

During fiscal 2008, money market and liquidity funds advised by the Company’s asset management affiliates that invest primarily in corporate obligations experienced net outflows of $18 billion. Credit and liquidity conditions deteriorated in the fourth quarter of fiscal 2008, resulting in material redemptions from corporate money market and liquidity funds. The Company purchased approximately $25 billion of securities from the funds during fiscal 2008. Most of the securities have matured or were sold by the Company. At November 30, 2008, $600 million were included in the Company’s consolidated statement of financial condition. The securities were purchased by the Company to fund investor redemptions amid illiquid trading markets for a wide range of money market instruments. Securities purchased included commercial paper, municipals, certificates of deposit and notes. All of the securities were short term in nature and were rated A1/P1 or better. These purchases were funded primarily through various available stabilization facilities.

The Company does not consolidate these money market and liquidity funds because the Company does not have a controlling financial interest in the funds nor is it the primary beneficiary of such funds. The Company also does not have a significant variable interest in such funds.

Principal Transactions—Investments.    Asset Management principal transaction investment revenues consist primarily of gains and losses on the Company’s investments.

Principal transaction net investment losses aggregating $1,661 million were recognized in fiscal 2008 as compared with gains of $1,774 million in fiscal 2007. The results in fiscal 2008 were primarily related to net investment losses associated with the Company’s merchant banking business, including real estate and private equity investments, and losses associated with certain investments for the benefit of the Company’s employee deferred compensation and co-investment plans. Included in the net investment losses in fiscal 2008 were writedowns of approximately $250 million on Crescent prior to its consolidation. See “Other Matters—Real Estate-Related Positions—Real Estate Investor Funds” herein for further discussion. The results in fiscal 2007 were primarily driven by investments associated with the Company’s real estate products and private equity portfolio, including employee deferred compensation plans and co-investment plans.

Real estate and private equity investments generally are held for long-term appreciation. It is not possible to determine when the Company will realize the value of such investments since, among other factors, such investments generally are subject to significant sales restrictions. Moreover, estimates of the fair value of the investments involve significant judgment and may fluctuate significantly over time in light of business, market, economic and financial conditions generally or in relation to specific transactions.

Asset Management, Distribution and Administration Fees.    Asset Management, distribution and administration fees include revenues generated from the management and supervision of assets, performance-based fees relating to certain funds, and separately managed accounts and fees relating to the distribution of certain open-ended mutual funds. Asset Management fees arise from investment management services the Company provides to investment vehicles pursuant to various contractual arrangements. The Company receives fees primarily based upon mutual fund daily average net assets or based on monthly or quarterly invested equity for other vehicles. Performance-based fees are earned on certain funds as a percentage of appreciation earned by those funds and, in certain cases, are based upon the achievement of performance criteria. These fees are normally earned annually and are recognized on a monthly or quarterly basis.

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Asset management, distribution and administration fees decreased 16% in fiscal 2008 compared with an increase of 37% in fiscal 2007. The decrease in fiscal 2008 was primarily due to lower performance fees from alternative investment products, lower distribution fees, and lower fund management and administration fees, reflecting a decrease in average assets under management. Fiscal 2008 also reflected lower shareholder servicing fees related to the modification of certain sub-transfer agent agreements, which resulted in an offsetting reduction to professional services expense. The increase in fiscal 2007 was due to higher fund management and administration fees resulting from an increase in assets under management and a more favorable asset mix. The increase was also due to higher performance fees from the alternatives business.

Asset Management’s year-end and average assets under management or supervision were as follows:

	At November 30,			Average for
	2008	2007(1)	2006(1)	Fiscal 2008	Fiscal 2007(1)	Fiscal 2006(1)
	(dollars in billions)
Assets under management or supervision by distribution channel:
Morgan Stanley Retail and Intermediary	$46	$81	$74	$70	$79	$71
Van Kampen Retail and Intermediary	84	150	142	127	149	133
Retail money markets	30	31	35	33	33	39

Total Americas Retail	160	262	251	230	261	243
U.S. Institutional	90	128	100	118	116	98
Institutional money markets	52	68	49	74	57	38
Non-U.S.	91	132	92	120	111	81

Total assets under management or supervision	393	590	492	542	545	460
Share of minority interest assets(2)	6	7	4	7	6	1

Total	$399	$597	$496	$549	$551	$461

Assets under management or supervision by asset class:
Equity	$135	$265	$240	$215	$256	$230
Fixed income	159	201	177	204	187	167
Alternatives(3)	48	67	41	67	58	34
Unit trust	9	15	14	13	15	13

Total core asset management	351	548	472	499	516	444

Private equity	4	4	2	3	2	2
Infrastructure	4	2	—	3	1	—
Real estate	34	36	18	37	26	14

Total merchant banking	42	42	20	43	29	16

Total assets under management or supervision	393	590	492	542	545	460
Share of minority interest assets(2)	6	7	4	7	6	1

Total	$399	$597	$496	$549	$551	$461

(1)	Prior period information has been reclassified to conform to the current period’s presentation.
(2)	Amounts represent Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(3)	The alternatives asset class includes a range of investment products such as hedge funds, funds of hedge funds and funds of private equity funds.

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Activity in Asset Management’s assets under management or supervision during fiscal 2008 and fiscal 2007 were as follows:

	Fiscal 2008	Fiscal 2007(1)
	(dollars in billions)
Balance at beginning of period	$597	$496
Net flows by distribution channel:
Morgan Stanley Retail and Intermediary	(12)	(1)
Van Kampen Retail and Intermediary	(14)	1
Retail money markets	(3)	(5)

Total Americas Retail	(29)	(5)
U.S. Institutional	(7)	3
Institutional money markets	(15)	15
Non-U.S.	(2)	22

Total net flows	(53)	35
Net market (depreciation)/appreciation	(145)	56

Total net increase (decrease)/increase	(198)	91
Acquisitions	1	7
Net (decrease) increase in share of minority interest assets(2)	(1)	3

Balance at end of period	$399	$597

(1)	Prior period information has been reclassified to conform to the current period’s presentation.
(2)	Amount represents Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.

Net flows in fiscal 2008 were primarily associated with negative outflows from Van Kampen and Morgan Stanley Retail and Intermediary products and institutional money markets.

Other.    Other revenues increased 489% in fiscal 2008, primarily due to the revenues associated with Crescent. See “Real Estate-Related Positions—Real Estate Investor Funds—Crescent” herein for further discussion. The increase in fiscal 2008 also included Asset Management’s share ($74 million) of the Company’s repurchase of debt (see “Certain Factors Affecting Results of Operations—Morgan Stanley Debt” herein for further discussion) and higher revenues associated with Lansdowne Partners (“Lansdowne”), a London-based investment manager in which the Company has a minority interest. Other revenues increased 188% in fiscal 2007, primarily due to revenues associated with Lansdowne and Avenue Capital Group, a New York-based investment manager, which the Company acquired minority stakes in the fourth quarter of fiscal 2006.

Non-Interest Expenses.    Non-interest expenses decreased 23% in fiscal 2008, primarily reflecting a decrease in compensation and benefits expense, partially offset by higher operating costs and an impairment charge of $243 million associated with Crescent. Compensation and benefits expense decreased 53% in fiscal 2008, primarily due to a decrease in compensation costs reflecting lower net revenues and losses associated with principal investments for the benefit of the Company’s employee deferred compensation and co-investment plans. The decrease in fiscal 2008 was partially offset by severance-related expenses of $97 million. Excluding compensation and benefits expense, non-interest expenses increased 26%. Occupancy and equipment expense increased 12%, primarily due to higher costs related to increased occupancy usage compared with fiscal 2007. Brokerage, clearing and exchange fees decreased 9%, primarily due to lower commission expenses. Professional services expense decreased 20%, primarily due to lower sub-advisory fees and sub-transfer agent fees, partially offset by an increase in consulting and legal fees. Other expenses increased 410%, primarily due to Crescent operating costs and impairment charges of $268 million, including the $243 million noted above.

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Non-interest expenses increased 55% in fiscal 2007, primarily reflecting an increase in compensation and benefits expense. Compensation and benefits expense increased 81% in fiscal 2007, primarily reflecting higher incentive-based compensation accruals due to higher net revenues. The increase in fiscal 2007 was also due to expenses associated with certain employee deferred compensation plans, partially offset by Asset Management’s share ($20 million) of the incremental compensation expense related to equity awards to retirement-eligible employees that was recorded in the first quarter of fiscal 2006 (see Note 2 to the consolidated financial statements). Excluding compensation and benefits expense, non-interest expenses increased 24%. Occupancy and equipment expense increased 29%, primarily due to higher rental costs associated with business growth. Brokerage, clearing and exchange fees increased 10%, primarily due to increased fee sharing, increased assets under management and higher commission expenses associated with the launching of new products. These increases were offset by a decrease in the deferred commission amortization. Information processing and communications expense increased 21%, primarily due to higher licensing fees associated with the acquisition of FrontPoint Partners (“FrontPoint”). Professional services expense increased 47%, primarily due to higher sub-advisory fees related to the acquisition of FrontPoint. Other expenses increased 47%, primarily due to an insurance reimbursement received in fiscal 2006 related to certain legal matters and an increase in other miscellaneous expenses.

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Other Matters.

The following matters are discussed in the Company’s notes to the consolidated financial statements. For further information on these matters, please see the applicable note:

Note

Accounting Developments:

Accounting for Uncertainty in Income Taxes	2

Employee Benefit Plans	2

Offsetting of Amounts Related to Certain Contracts	2

Dividends on Share-Based Payment Awards	2

Business Combinations	2

Non-controlling Interests	2

Transfers of Financial Assets and Repurchase Financing Transactions	2

Disclosures about Derivative Instruments and Hedging Activities	2

Determination of the Useful Life of Intangible Assets	2

Earnings Per Share	2

Instruments Indexed to an Entity’s Own Stock	2

Fair Value Measurements	2

Transfers of Financial Assets and Extinguishment of Liabilities and Consolidation of Variable Interest Entities	2

Disclosures about Postretirement Benefit Plan Assets	2

Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities	2

Income Taxes	17

Discontinued Operations	19

Business Acquisitions and Dispositions and Sale of Minority Interest	20

Real Estate-Related Positions.

Overview.    The Company has real estate exposure(1) to:

•

non-subprime residential mortgages, a category which includes prime, Alt-A, European and Asian residential mortgage loans, residential mortgage-backed securities bonds (“RMBS”) and derivatives referencing such mortgages or mortgage-backed securities;

•	commercial whole loans, commercial mortgage-backed securities (“CMBS”) and related derivatives;

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•

U.S. subprime mortgage-related trading positions consisting of U.S. asset-backed securities (“ABS”), collateralized debt obligation (“CDO”) securities, investments in subprime loans and derivatives referencing subprime mortgages or subprime mortgage-backed securities; and

•	real estate properties and real estate investor funds.

(1)	Subprime mortgages are loans secured by real property made to a borrower (or borrowers) with a diminished or impaired credit rating or with a limited credit history. A borrower’s credit history is reflected in his credit report and routinely converted into a numerical credit score often referred to as a Fair Isaac Corporation (or “FICO”) score. Generally, a loan made to a borrower with a low FICO score or other credit score has historically been considered subprime. Loans to borrowers with higher FICO scores are typically considered prime or A1t-A, but may be subprime if the loan exhibits other high-risk factors.

The Company exposures include interests in and derivatives with CDOs. CDOs provide credit risk exposure to a portfolio of securities (“cash CDOs”) or a reference portfolio of securities (“synthetic CDOs”). The underlying or reference portfolios may consist of ABS, RMBS, CMBS or other securities. The CDOs to which the Company has exposure were primarily structured and underwritten by third parties, although the Company also structured and underwrote CDOs for which it received structuring and/or distribution fees, and from time to time retained interests in such CDOs.

The Company’s interests in mortgage-related positions are carried at fair value with changes recognized in earnings. The valuation methodology used for these instruments incorporates a variety of inputs, including prices observed from the execution of a limited number of trades in the marketplace; ABX, CMBX and similar indices that track the performance of a series of credit default swaps based on subprime residential or commercial mortgages; and other market information, including data on remittances received and updated cumulative loss data on the underlying mortgages. The fair value of such positions experienced significant declines in the second half of fiscal 2007 and throughout fiscal 2008 as a result of a deterioration of value in the benchmark instruments as well as market developments. The value of these positions remains subject to mark-to-market volatility. See Note 2 to the consolidated financial statements for a description regarding valuation of these instruments.

The Company’s non-subprime residential, commercial and U.S. subprime mortgage-related exposures have each been reduced in fiscal 2008 through writedowns, sales, paydowns, and hedging and trading activities, whereby the Company purchased protection including credit default, index and total rate-of-return swap positions.

The Company continues to monitor its real estate-related and lending-related positions in order to manage its exposures to these markets and businesses. As market conditions continue to evolve, the fair value of these positions could further deteriorate.

The following tables provide a summary of the Company’s non-subprime residential, commercial and U.S. subprime mortgage-related exposures (excluding amounts related to mortgage-related securities portfolios in the Company’s Subsidiary Banks) as of and for the fiscal years ended November 30, 2008 and 2007, as well as the Company’s Net Exposure. The Company utilizes various methods of evaluating risk in its trading and other portfolios, including monitoring its Net Exposure. Net Exposure is defined as potential loss to the Company over a period of time in an event of 100% default of the referenced loan, assuming zero recovery. Positive net exposure amounts indicate potential loss (long position) in a default scenario. Negative net exposure amounts indicate potential gain (short position) in a default scenario. Net Exposure does not take into consideration the risk of counterparty default such that actual losses could exceed the amount of Net Exposure. See “Quantitative and Qualitative Disclosures about Market Risk—Credit Risk” in Part II, Item 7A herein for a further description of how credit risk is monitored. For a further discussion of the Company’s risk management policies and procedures see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A herein.

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Non-subprime Residential Mortgage-Related Exposures.

	Statement of Financial Condition November 30, 2008(1)	Statement of Financial Condition November 30, 2007(1)	Profit and (Loss) Fiscal Year Ended November 30, 2008	Profit and (Loss) Fiscal Year Ended November 30, 2007	Net Exposure November 30, 2008	Net Exposure November 30, 2007
	(dollars in billions)
Residential loans(2)	$3.3	$4.0	$(0.2)	$(0.8)	$3.3	$4.0
RMBS bonds(2)	2.0	8.7	(2.2)	(0.4)	2.0	8.7
RMBS-backed warehouse lines	0.1	0.1	—	—	0.1	0.1
RMBS swaps(3)	—	0.1	(0.2)	—	(0.3)	(1.9)
Other secured financings(4)	2.6	3.6	—	—	—	—

Total residential non-subprime(5)	$8.0	$16.5	$(2.6)	$(1.2)	$5.1	$10.9

(1)	Statement of financial condition amounts are presented on a net asset/liability basis and do not take into account any netting of cash collateral against these positions. As of November 30, 2008, the $8.0 billion is reflected in the Company’s consolidated statement of financial condition as follows: Financial instruments owned of $8.3 billion and Financial instruments sold, not yet purchased of $0.3 billion. As of November 30, 2007, the $16.5 billion is reflected in the Company’s consolidated statement of financial condition as Financial instruments owned of $16.5 billion.
(2)	At November 30, 2008, gross and net exposure on non-subprime residential loans and bonds was split 53% Alt-A/near prime and 47% prime underlying collateral. Gross and net exposure of U.S. Alt-A residential loans and bonds was $1.6 billion at November 30, 2008.
(3)	Amounts represent both hedges and directional positioning. At November 30, 2008, these positions included credit default and super senior CDO swaps.
(4)	Amounts represent assets recorded under certain provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS No. 140”), and Financial Accounting Standards Board (“FASB”) Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities,” that function as collateral for an offsetting amount of non-recourse debt to third parties. Any retained interests in these transactions are reflected in RMBS bonds.
(5)	Regional distribution of Net Exposure was 49% U.S., 39% Europe and 12% Asia at November 30, 2008.

Commercial Mortgage-Related Exposures.

	Statement of Financial Condition November 30, 2008(1)	Statement of Financial Condition November 30, 2007(1)	Profit and (Loss) Fiscal Year Ended November 30, 2008	Profit and (Loss) Fiscal Year Ended November 30, 2007	Net Exposure November 30, 2008	Net Exposure November 30, 2007
	(dollars in billions)
CMBS bonds	$3.5	$10.0	$(1.7)	$(0.5)	$3.5	$10.0
CMBS-backed warehouse lines(2)	1.2	1.1	—	—	1.2	1.8
Commercial loans(2)(3)	4.0	12.4	(0.5)	0.2	4.3	13.9
CMBS swaps(4)	5.1	1.0	3.0	0.9	(6.1)	(8.2)
Other secured financings(5)	3.2	7.0	—	—	—	—

Total CMBS/Commercial whole loan exposure(6)	$17.0	$31.5	$0.8	$0.6	$2.9	$17.5

(1)	Statement of financial condition amounts are presented on a net asset/liability basis and do not take into account any netting of cash collateral against these positions. As of November 30, 2008, the $17.0 billion is reflected in the Company’s consolidated statement of financial condition as follows: Financial instruments owned of $24.1 billion and Financial instruments sold, not yet purchased of $7.1 billion. As of November 30, 2007, the $31.5 billion is reflected in the Company’s consolidated statement of financial condition as follows: Financial instruments owned of $33.2 billion and Financial instruments sold, not yet purchased of $1.7 billion.
(2)	Amounts include unfunded lending commitments.
(3)	Composition of commercial loans was 68% senior and 32% mezzanine at November 30, 2008.
(4)	Amounts represent both hedges and directional positioning. At November 30, 2008, amounts include credit default, super senior CDOs, index and total rate-of-return swaps.
(5)	Amounts represent assets recorded under certain provisions of SFAS No. 140 and FIN 46R that function as collateral for an offsetting amount of non-recourse debt to third parties. Any retained interests in these transactions are reflected in CMBS bonds.
(6)	Regional distribution of Net Exposure of the long positions (i.e., CMBS bonds, commercial loans and warehouse lines) was 62% U.S., 17% Europe and 21% Asia at November 30, 2008.

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U.S. Subprime Mortgage-Related Exposures.

	Statement of Financial Condition November 30, 2008(1)	Statement of Financial Condition November 30, 2007(1)	Profit and (Loss) Fiscal Year Ended November 30, 2008	Profit and (Loss) Fiscal Year Ended November 30, 2007	Net Exposure November 30, 2008	Net Exposure November 30, 2007
	(dollars in billions)
Super Senior Derivative Exposure:
Mezzanine	$(3.3)	$(8.7)	$(1.6)	$(9.3)	$—	$3.9
CDO squared(2)	—	(0.1)	—	(0.1)	—	0.1

Total ABS CDO super senior derivative exposure	$(3.3)	$(8.8)	$(1.6)	$(9.4)	$—	$4.0

Other CDO Exposure:
ABS CDO CDS	$1.3	$2.7	$0.8	$2.3	$(0.2)	$(1.5)
ABS CDO bonds	0.1	1.1	(0.3)	(0.8)	0.1	1.1

Total other CDO exposure	$1.4	$3.8	$0.5	$1.5	$(0.1)	$(0.4)

Subtotal ABS CDO-related exposure(3)	$(1.9)	$(5.0)	$(1.1)	$(7.9)	$(0.1)	$3.6

U.S. Subprime Mortgage-Related Exposure:
Loans	$0.2	$0.6	$(0.2)	$(0.2)	$0.2	$0.6
Total rate-of-return swaps	—	—	—	0.1	—	—
ABS bonds	0.9	2.7	(1.3)	(3.8)	0.9	2.7
ABS CDS	10.1	7.8	2.7	5.0	(1.1)	(5.1)

Subtotal U.S. subprime mortgage-related exposure	$11.2	$11.1	$1.2	$1.1	$—	$(1.8)

Total U.S. subprime trading exposure	$9.3	$6.1	$0.1	$(6.8)	$(0.1)	$1.8

(1)	Statement of financial condition amounts are presented on a net asset/liability basis and do not take into account any netting of cash collateral against these positions. In addition, these amounts reflect counterparty netting to the extent that there are positions with the same counterparty that are subprime-related; they do not reflect any counterparty netting to the extent that there are positions with the same counterparty that are not subprime related. As of November 30, 2008, the $9.3 billion is reflected in the Company’s consolidated statement of financial condition as follows: Financial instruments owned of $13.9 billion and Financial instruments sold, not yet purchased of $4.6 billion. As of November 30, 2007, the $6.1 billion is reflected in the Company’s consolidated statement of financial condition as follows: Financial instruments owned of $15.3 billion and Financial instruments sold, not yet purchased of $9.2 billion.
(2)	CDO squared refers to CDOs where the collateral is comprised entirely of other CDO securities.
(3)	In determining the fair value of the Company’s ABS super senior CDO-related exposures the Company took into consideration prices observed from the execution of a limited number of transactions and data for relevant benchmark instruments in synthetic subprime markets. Deterioration of value in the benchmark instruments as well as market developments have led to significant declines in the estimates of fair value. These declines reflected increased implied losses across this portfolio. At November 30, 2008, these implied loss levels are consistent with losses in the range between 22% – 48% implied by the ABX indices. These cumulative loss levels, at a severity rate of 62%, imply defaults in the range of 79% – 95% for 2005 and 2006 outstanding mortgages.

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Subsidiary Banks.

The securities portfolios of the Subsidiary Banks include certain subprime-related securities. The portfolios contain no subprime whole loans, subprime residuals or CDOs.

At November 30, 2008 and November 30, 2007, the securities portfolios totaled $7.2 billion and $9.9 billion, respectively, consisting primarily of investment grade-rated ABS bonds and residential mortgage-backed securities. Of these total amounts, $2.7 billion and $5.5 billion were subprime mortgage-related securities as of November 30, 2008 and November 30, 2007, respectively.

Real Estate Investments.

Real Estate Investor Funds.    The Company acts as the general partner for various real estate funds and also invests in certain of these funds as a limited partner.

Crescent.    An affiliated entity of the Company acquired an investment in Crescent in August 2007. The assets of Crescent primarily include office buildings, investments in resorts and residential developments in select markets across the U.S. (the “Crescent properties”). The Company had originally intended to include the Crescent properties in an investor fund but at the end of the second quarter of fiscal 2008, the Company modified its investment strategy based on various factors, including current market conditions, valuation, size of the investment and timing of the fund, and determined to operate Crescent and risk manage the Crescent properties.

As a result, the Company consolidated Crescent’s assets and liabilities of approximately $4.7 billion and $3.9 billion, respectively, as of May 31, 2008. The Company will continue to evaluate the Crescent properties and position them for sale as opportunities arise.

Prior to consolidating the assets and liabilities of Crescent, the Company recorded writedowns on its investment of approximately $250 million. These writedowns are included in the Asset Management business segment and are reflected in Principal transactions—investments in the consolidated statement of income for fiscal 2008. In the fourth quarter of fiscal 2008, the Company recorded an impairment charge of $243 million, which is reflected in Other expenses in the consolidated statement of income.

Beginning in the third quarter of fiscal 2008, the consolidated operating results of Crescent are included in the Asset Management business segment. Fiscal 2008 included net revenues of $37 million, non-interest expenses of $568 million and a loss before income taxes of $531 million related to Crescent.

Real Estate Investments.    The Company’s real estate investments are shown below by business group, property type and geographic region. Such amounts exclude investments that benefit certain employee deferred compensation and co-investment plans.

	At November 30,
Business Group	2008	2007
	(dollars in millions)
Crescent(1)	$3,062	$—
Real estate funds	1,104	2,237
Real estate bridge financing(2)	208	1,385
Private equity	828	468
Infrastructure	108	9

Total	$5,310	$4,099

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	At November 30,
Property Type	2008	2007
	(dollars in millions)
Office	$2,247	$408
Mixed-use	288	496
Hospitality	475	392
Residential	977	478
Real estate bridge financing(2)	208	1,385
Private equity	828	468
Infrastructure	108	9
Other real estate	179	463

Total	$5,310	$4,099

Geographic Region	At November 30,
	2008	2007
	(dollars in millions)
Americas	$4,000	$2,039
Europe	397	698
Asia	913	1,362

Total	$5,310	$4,099

(1)	Amounts are shown gross of any non-recourse debt provided by external lenders which reduces the Company’s exposures.
(2)	Real estate bridge financing in fiscal 2007 primarily included amounts related to Crescent.

Stock-Based Compensation.

The Company accounts for stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). For further information on SFAS No. 123R, see Note 2 to the consolidated financial statements.

Additionally, based on interpretive guidance related to SFAS No. 123R in the first quarter of fiscal 2006, the Company changed its accounting policy for expensing the cost of anticipated year-end equity awards that are granted to retirement eligible employees in the first quarter of the following year. Effective December 1, 2005, the Company accrues the estimated cost of these awards over the course of the current fiscal year. As such, the Company accrued the estimated cost of fiscal 2008 year-end awards granted to retirement-eligible employees over the 2008 fiscal year rather than expensing the awards on the date of grant (which occurred in December 2008).

As a result, fiscal 2006 stock-based compensation expense primarily included the following costs:

•	amortization of fiscal 2003 year-end awards;

•	amortization of fiscal 2004 year-end awards;

•	amortization of fiscal 2005 year-end awards to non-retirement eligible employees;

•	the full cost of fiscal 2005 year-end awards to retirement eligible employees (made in December 2005); and

•	the full cost of fiscal 2006 year-end awards to retirement eligible employees (made in December 2006).

Fiscal 2007 stock-based compensation expense primarily included the following costs:

•	amortization of fiscal 2004 year-end awards;

•	amortization of fiscal 2005 year-end awards to non-retirement eligible employees;

•	amortization of fiscal 2006 year-end awards to non-retirement eligible employees; and

•	the full cost of fiscal 2007 year-end awards to retirement eligible employees (made in December 2007).

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Fiscal 2008 stock-based compensation expense primarily included the following costs:

•	amortization of fiscal 2005 year-end awards to non-retirement eligible employees;

•	amortization of fiscal 2006 year-end awards to non-retirement eligible employees;

•	amortization of fiscal 2007 year-end awards to non-retirement eligible employees; and

•	the full cost of fiscal 2008 year-end awards to retirement eligible employees (made in December 2008).

Fiscal 2003 and fiscal 2004 year-end awards are generally amortized over three and four years, while subsequent year-end awards are generally amortized over two and three years.

Coleman Litigation.

Effective November 30, 2007, the Company reversed a $360 million reserve previously established under SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”) for a claim filed against the Company by Coleman.

Defined Benefit Pension and Other Postretirement Plans.

Contributions.    The Company made contributions of $325 million and $130 million to its U.S. and non-U.S. defined benefit pension plans in fiscal 2008 and fiscal 2007, respectively. These contributions were funded with cash from operations.

The Company determines the amount of its pension contributions to its funded plans by considering several factors, including the level of plan assets relative to plan liabilities, expected plan liquidity needs and expected future contribution requirements. The Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations (for example, in the U.S., the minimum required contribution under the Employee Retirement Income Security Act of 1974, or “ERISA”). As of November 30, 2008, there were no minimum required ERISA contributions for the Company’s U.S. pension plan that is qualified under Section 401(a) of the Internal Revenue Code. Liabilities for benefits payable under certain postretirement and unfunded supplementary plans are accrued by the Company and are funded when paid to the beneficiaries.

Expense.    The Company recognizes the compensation cost of an employee’s pension benefits (including prior-service cost) over the employee’s estimated service period. This process involves making certain estimates and assumptions, including the discount rate and the expected long-term rate of return on plan assets. In accordance with the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”), the measurement date to determine plan assets, liabilities and expense was changed from September 30 to November 30. Net periodic pension expense was $132 million, $143 million and $158 million, while net periodic postretirement expense was $17 million, $14 million and $18 million for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

See Notes 2 and 16 to the consolidated financial statements for more information on the Company’s defined benefit pension and postretirement plans including the adoption of SFAS No. 158.

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Critical Accounting Policies.

The Company’s consolidated financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions (see Note 1 to the consolidated financial statements). The Company believes that of its significant accounting policies (see Note 2 to the consolidated financial statements), the following involve a higher degree of judgment and complexity.

Fair Value.

Financial Instruments Measured at Fair Value.    A significant number of the Company’s financial instruments are carried at fair value with changes in fair value recognized in earnings each period. The Company makes estimates regarding valuation of assets and liabilities measured at fair value in preparing the consolidated financial statements. These assets and liabilities include but are not limited to:

•	Financial instruments owned and Financial instruments sold, not yet purchased;

•	Securities received as collateral and Obligation to return securities received as collateral;

•	Certain Commercial paper and other short-term borrowings, primarily structured notes;

•	Certain Deposits;

•	Other secured financings; and

•	Certain Long-term borrowings, primarily structured notes and certain junior subordinated debentures.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. A hierarchy for inputs is used in measuring fair value that maximizes the use of observable prices and inputs and minimizes the use of unobservable prices and inputs by requiring that the observable inputs be used when available. The hierarchy is broken down into three levels, wherein Level 1 uses observable prices in active markets, and Level 3 consists of valuation techniques that incorporate significant unobservable inputs and therefore require the greatest use of judgment. In periods of market dislocation, such as those experienced in fiscal 2008, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. In addition, a continued downturn in market conditions could lead to further declines in the valuation of many instruments. For further information on the fair value definition, Level 1, Level 2 and Level 3 hierarchy, and related valuation techniques, see Notes 2 and 3 to the consolidated financial statements.

The Company’s Level 3 assets before the impact of cash collateral and counterparty netting across the levels of the fair value hierarchy were $86.2 billion and $73.7 billion as of November 30, 2008 and November 30, 2007, respectively, and represented approximately 27% as of November 30, 2008 and 15% as of November 30, 2007 of the assets measured at fair value (13% and 7% of total assets as of November 30, 2008 and November 30, 2007, respectively). Level 3 liabilities before the impact of cash collateral and counterparty netting across the levels of the fair value hierarchy were $28.4 billion and $19.5 billion as of November 30, 2008 and November 30, 2007, respectively, and represented approximately 16% and 7%, respectively, of the Company’s liabilities measured at fair value.

During fiscal 2008, the Company reclassified approximately $17.3 billion of certain Corporate and other debt from Level 2 to Level 3. The reclassifications were primarily related to residential and commercial mortgage-backed securities, commercial whole loans and corporate loans. The reclassifications were due to a reduction in the volume of recently executed transactions and market price quotations for these instruments, or a lack of available broker quotes, such that unobservable inputs had to be utilized for the fair value measurement of these instruments. These unobservable inputs include, depending upon the position, assumptions to establish

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comparability to bonds, loans or swaps with observable price/spread levels, default recovery rates, forecasted credit losses and prepayment rates. The Company reclassified approximately $7.5 billion of certain Corporate and other debt from Level 3 to Level 2. These reclassifications primarily related to ABS and corporate loans as some liquidity re-entered the market for these specific positions, and external prices and spread inputs for these instruments became observable.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis.    Certain of the Company’s assets were measured at fair value on a non-recurring basis. These assets include certain goodwill, certain intangible assets, certain premises and equipment, certain equity method investments, certain loans and certain real estate investments that were impaired during fiscal 2008, primarily in the fourth quarter, and written down to their fair value. In addition, a continued downturn in market conditions could result in additional impairment charges in future periods.

For assets and liabilities measured at fair value on a non-recurring basis, fair value is determined by using various valuation approaches. The same hierarchy as described above, which maximizes the use of observable inputs and minimizes the use of unobservable inputs, by generally requiring that the observable inputs be used when available, is used in measuring fair value for these items.

For further information on financial assets and liabilities that are measured at fair value on a recurring and non-recurring basis, see Note 2 and Note 3 to the consolidated financial statements.

Fair Value Control Processes.    The Company employs control processes to validate the fair value of its financial instruments, including those derived from pricing models. These control processes are designed to assure that the values used for financial reporting are based on observable inputs wherever possible. In the event that observable inputs are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and that the assumptions are reasonable. These control processes include reviews of the pricing model’s theoretical soundness and appropriateness by Company personnel with relevant expertise who are independent from the trading desks. Additionally, groups independent from the trading divisions within the Financial Control, Market Risk and Credit Risk Departments participate in the review and validation of the fair values generated from pricing models, as appropriate. Where a pricing model is used to determine fair value, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model.

Consistent with market practice, the Company has individually negotiated agreements with certain counterparties to exchange collateral (“margining”) based on the level of fair values of the derivative contracts they have executed. Through this margining process, one party or both parties to a derivative contract provides the other party with information about the fair value of the derivative contract to calculate the amount of collateral required. This sharing of fair value information provides additional support of the Company’s recorded fair value for the relevant OTC derivative products. For certain OTC derivative products, the Company, along with other market participants, contributes derivative pricing information to aggregation services that synthesize the data and make it accessible to subscribers. This information is then used to evaluate the fair value of these OTC derivative products. For more information regarding the Company’s risk management practices, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A herein.

Legal, Regulatory and Tax Contingencies.

In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or in financial distress.

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The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief.

Reserves for litigation and regulatory proceedings are generally determined on a case-by-case basis and represent an estimate of probable losses after considering, among other factors, the progress of each case, prior experience and the experience of others in similar cases, and the opinions and views of internal and external legal counsel. Given the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss, if any, related to such matters, how such matters will be resolved, when they will ultimately be resolved or what the eventual settlement, fine, penalty or other relief, if any, might be.

The Company is subject to the income and indirect tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which the Company has significant business operations. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. The Company must make judgments and interpretations about the application of these inherently complex tax laws when determining the provision for income taxes and the expense for indirect taxes and must also make estimates about when in the future certain items affect taxable income in the various tax jurisdictions. Disputes over interpretations of the tax laws may be settled with the taxing authority upon examination or audit. The Company regularly assesses the likelihood of assessments in each of the taxing jurisdictions resulting from current and subsequent years’ examinations, and tax reserves are established as appropriate.

The Company establishes reserves for potential losses that may arise out of litigation and regulatory proceedings to the extent that such losses are probable and can be estimated in accordance with SFAS No. 5. The Company establishes reserves for potential losses that may arise out of tax audits in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change. Significant judgment is required in making these estimates, and the actual cost of a legal claim, tax assessment or regulatory fine/penalty may ultimately be materially different from the recorded reserves, if any.

See Notes 9 and 17 to the consolidated financial statements for additional information on legal proceedings and tax examinations.

Special Purpose Entities and Variable Interest Entities.

The Company’s involvement with special purpose entities (“SPEs”) consists primarily of the following:

•	Transferring financial assets into SPEs;

•	Acting as an underwriter of beneficial interests issued by securitization vehicles;

•	Holding one or more classes of securities issued by, or making loans to or investments in SPEs that hold debt, equity, real estate or other assets;

•	Purchasing and selling (in both a market-making and a proprietary-trading capacity) securities issued by SPEs/VIEs, whether such vehicles are sponsored by the Company or not;

•	Entering into derivative transactions with SPEs (whether or not sponsored by the Company);

•	Providing warehouse financing to CDOs and CLOs;

•	Entering into derivative agreements with non-SPEs whose value is derived from securities issued by SPEs;

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•	Servicing assets held by SPEs or holding servicing rights related to assets held by SPEs that are serviced by others under subservicing arrangements;

•	Serving as an asset manager to various investment funds that may invest in securities that are backed, in whole or in part, by SPEs; and

•	Structuring and/or investing in other structured transactions designed to provide enhanced, tax-efficient yields to the Company or its clients.

The Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds and other types of financial instruments. The Company’s involvement with SPEs is discussed further in Note 5 to the consolidated financial statements.

In most cases, these SPEs are deemed for accounting purposes to be variable interest entities (“VIEs”). Unless a VIE is determined to be a QSPE (see Note 1 to the consolidated financial statements), the Company is required to perform an analysis of each VIE at the date upon which the Company becomes involved with it to determine whether the Company is the primary beneficiary of the VIE, in which case the Company must consolidate the VIE. QSPEs are not consolidated. In addition, the Company serves as an investment advisor to numerous unconsolidated money market and other funds.

The Company reassesses whether it is the primary beneficiary of a VIE upon the occurrence of certain reconsideration events. If the Company’s initial assessment results in a determination that it is not the primary beneficiary of a VIE, then the Company reassesses this determination upon the occurrence of:

•

Changes to the VIE’s governing documents or contractual arrangements in a manner that reallocates the obligation to absorb the expected losses or the right to receive the expected residual returns of the VIE between the current primary beneficiary and the other variable interest holders, including the Company.

•	Acquisition by the Company of additional variable interests in the VIE.

If the Company’s initial assessment results in a determination that it is the primary beneficiary, then the Company reassesses this determination upon the occurrence of:

•

Changes to the VIE’s governing documents or contractual arrangements in a manner that reallocates the obligation to absorb the expected losses or the right to receive the expected residual returns of the VIE between the current primary beneficiary and the other variable interest holders, including the Company.

•	A sale or disposition by the Company of all or part of its variable interests in the VIE to parties unrelated to the Company.

•	The issuance of new variable interests by the VIE to parties unrelated to the Company.

The determination of whether an SPE meets the accounting requirements of a QSPE requires significant judgment, particularly in evaluating whether the permitted activities of the SPE are significantly limited and in determining whether derivatives held by the SPE are passive and nonexcessive. In addition, the analysis involved in determining whether an entity is a VIE, and in determining the primary beneficiary of a VIE, requires significant judgment (see Notes 2 and 5 to the consolidated financial statements).

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Liquidity and Capital Resources.

The Company’s senior management establishes the liquidity and capital policies of the Company. Through various risk and control committees, the Company’s senior management reviews business performance relative to these policies, monitors the availability of alternative sources of financing, and oversees the liquidity and interest rate and currency sensitivity of the Company’s asset and liability position. The Company’s Treasury Department and other control groups, assist in evaluating, monitoring and controlling the impact that the Company’s business activities have on its consolidated statements of financial condition, liquidity and capital structure.

Global market and economic conditions have been disrupted and volatile, and in the fourth quarter of fiscal 2008, volatility reached unprecedented levels. In particular, the Company’s cost and availability of funding have been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. During the fourth quarter of fiscal 2008 the Company became a financial holding company under the BHC Act and gained additional access to various government lending programs and facilities including the Commercial Paper Funding Facility (“CPFF”), the Temporary Liquidity Guarantee Program (“TLGP”), the Term Securities Lending Facility (“TSLF”) and the Primary Dealer Credit Facility (“PDCF”) (for a further discussion about these lending programs and facilities, see “Funding Management Policies-Secured Financing” herein). During the fourth quarter of fiscal 2008, the Company further diversified its funding profile and increased its liquidity position by accessing these programs and engaging in a reduction of balance sheet intensive businesses within the Institutional Securities business segment.

The Balance Sheet.

The Company actively monitors and evaluates the composition and size of its balance sheet. A substantial portion of the Company’s total assets consists of liquid marketable securities and short-term receivables arising principally from Institutional Securities sales and trading activities. The liquid nature of these assets provides the Company with flexibility in managing the size of its balance sheet.

The Company’s total assets decreased to $659,035 million at November 30, 2008, from $1,045,409 million at November 30, 2007. The decrease was primarily due to decreases in securities borrowed, financial instruments owned—corporate and other debt and corporate equities, securities received as collateral, federal funds sold and securities purchased under agreements to resell and receivables from customers, partially offset by increases in interest bearing deposits with banks. In the fourth quarter of fiscal 2008, the Company increased its focus on rescaling the size of its balance sheet intensive businesses including prime brokerage and select proprietary trading strategies.

Within the sales and trading related assets and liabilities are transactions attributable to securities financing activities. As of November 30, 2008, securities financing assets and liabilities were $251 billion and $238 billion, respectively. Securities financing transactions include repurchase and resale agreements, securities borrowed and loaned transactions, securities received as collateral and obligation to return securities received, customer receivables/payables and related segregated customer cash.

Securities financing assets and liabilities also include matched book transactions with minimal market, credit and/or liquidity risk. Matched book transactions accommodate customers, as well as obtain securities for the settlement and financing of inventory positions. The customer receivable portion of the securities financing transactions includes customer margin loans, collateralized by customer owned securities, and customer cash, which is segregated, according to regulatory requirements. The customer payable portion of the securities financing transactions primarily includes customer payables to the Company’s prime brokerage clients. The Company’s risk exposure on these transactions is mitigated by collateral maintenance policies that limit the Company’s credit exposure to customers. Included within securities financing assets was $5 billion recorded under certain provisions of SFAS No. 140 which represented equal and offsetting assets and liabilities for fully collateralized non-cash loan transactions.

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The Company uses the balance sheet leverage ratio, the Tier 1 leverage ratio and risk based capital ratios (see “Regulatory Requirements” herein) as indicators of capital adequacy when viewed in the context of the Company’s overall liquidity and capital policies. The Company utilizes the leverage ratio when evaluating leverage trends. The balance sheet leverage ratio reflects the deduction from shareholders’ equity of the amount of equity used to support goodwill and intangible assets (as the Company does not view this amount of equity as available to support its risk capital needs). In addition, the Company views junior subordinated debt issued to capital trusts as a component of its capital base given the inherent characteristics of the securities including their long-dated nature, the Company’s ability to defer coupon interest, and the subordinated nature of the obligations in the capital structure. The Company also receives rating agency equity credit for these securities.

The following table sets forth the Company’s total assets and leverage ratios as of November 30, 2008 and November 30, 2007 and for the average month-end balances during fiscal 2008 and fiscal 2007:

	Balance at		Average Month-End Balance
	November 30, 2008	November 30, 2007	Fiscal 2008	Fiscal 2007
	(dollars in millions, except ratio data)
Total assets	$659,035	$1,045,409	$1,006,608	$1,202,065

Common equity	$31,676	$30,169	$33,590	$35,235
Preferred equity	19,155	1,100	3,878	1,100

Morgan Stanley shareholders’ equity	50,831	31,269	37,468	36,335
Junior subordinated debentures issued to capital trusts	10,266	4,876	9,963	4,878

Subtotal	61,097	36,145	47,431	41,213
Less: Goodwill and net intangible assets	(3,138)	(4,071)	(3,914)	(3,924)

Tangible Morgan Stanley shareholders’ equity	$57,959	$32,074	$43,517	$37,289

Leverage ratio(1)	11.4x	32.6x	23.1x	32.2x

(1)	Leverage ratio equals total assets divided by tangible shareholders’ equity.

Balance Sheet and Funding Activity in Fiscal 2008.

The Company’s total non-current portion of long-term borrowings, Morgan Stanley shareholders’ equity and deposits form a stable source of long-term funding for the Company.

	At November 30, 2008	At November 30, 2007
	(dollars in millions)
Common equity	$31,676	$30,169
Preferred stock	19,155	1,100
Junior subordinated debentures	10,266	4,876
Non-current portion of long-term borrowings	141,466	159,816

Subtotal	202,563	195,961
Deposits	42,755	31,179

Total long-term funding	$245,318	$227,140

During fiscal 2008, the Company issued notes with a carrying value at year-end aggregating approximately $45 billion, including non-U.S. dollar currency notes aggregating approximately $13 billion. In connection with the note issuances, the Company generally enters into certain transactions to obtain floating interest rates based primarily on short-term London Interbank Offered Rates trading levels. The weighted average maturity of the Company’s long-term borrowings, based upon stated maturity dates, was approximately 6.4 years at November 30, 2008 and 5.5 years at November 30, 2007.

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As of November 30, 2008, the aggregate outstanding principal amount of the Company’s senior indebtedness was approximately $156 billion (including guaranteed obligations of the indebtedness of subsidiaries) compared with $207 billion as of November 30, 2007. The decrease in the amount of senior indebtedness was primarily due to maturities and repurchases of senior debt as well as currency revaluations.

China Investment Corporation Investment.

In December 2007, the Company sold Equity Units that included contracts to purchase Company common stock to a wholly owned subsidiary of CIC for approximately $5,579 million. CIC’s ownership in the Company’s common stock, including the number of shares of common stock to be received by CIC upon settlement of the stock purchase contracts, will be 9.9% or less of the Company’s total shares outstanding based on the total shares that were outstanding on November 30, 2007. CIC is a passive financial investor and has no special rights of ownership nor a role in the management of the Company. A substantial portion of the investment proceeds was treated as Tier 1 capital for regulatory capital purposes.

For a more detailed summary of the Equity Units, including the junior subordinated debentures issued to support trust common and trust preferred securities and the stock purchase contracts, see Note 11 to the consolidated financial statements.

Mitsubishi UFJ Financial Group, Inc.

On October 13, 2008, the Company issued to MUFG 7,839,209 shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock (“Series B Preferred Stock”) and 1,160,791 shares of Series C Non-Cumulative Non-Voting Perpetual Preferred Stock (“Series C Preferred Stock”) for an aggregate purchase price of $9 billion that gave MUFG a 21% ownership interest on a fully-diluted basis at the date of issuance (see Note 11 to the consolidated financial statements). The Series B Preferred Stock and Series C Preferred Stock qualify as Tier 1 capital for regulatory capital purposes.

Capital Purchase Program.

The Company was part of the initial group of financial institutions participating in the CPP, and on October 26, 2008 entered into a Securities Purchase Agreement—Standard Terms with the U.S. Treasury pursuant to which, among other things, the Company sold to the U.S. Treasury for an aggregate purchase price of $10 billion, 10 million shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock of the Company (the “Series D Preferred Stock”) and warrants to purchase up to 65,245,759 shares of common stock of the Company at an exercise price of $22.99 per share (see Note 11 to the consolidated financial statements).

The Series D Preferred Stock qualifies as Tier 1 capital and ranks senior to the Company’s common shares and pari passu, which is at an equal level in the capital structure, with existing preferred shares, other than preferred shares which by their terms rank junior to any other existing preferred shares. The Series D Preferred Stock pays a compounding cumulative dividend rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five. The Series D Preferred Stock is non-voting, other than class voting rights on matters that could adversely affect the Series D Preferred Stock. The Series D Preferred Stock is callable at par after three years. Prior to the end of three years, the Series D Preferred Stock may be redeemed with the proceeds from one or more qualified equity offerings of any Tier 1 perpetual preferred or common stock of at least $2.5 billion. The U.S. Treasury may also transfer the Series D Preferred Stock to a third party at any time. The number of shares to be delivered upon settlement of the warrant will be reduced by 50% if the Company receives aggregate gross proceeds of at least 100% of the aggregate Liquidation Preference of the Series D Preferred Stock ($10 billion) from one or more qualified equity offerings prior to December 31, 2009.

Equity Capital Management Policies.

The Company’s senior management views equity capital as an important source of financial strength. The Company actively manages its consolidated equity capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory

41

requirements and rating agency guidelines and, therefore, in the future may expand or contract its equity capital base to address the changing needs of its businesses. The Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of its operating subsidiaries’ equity.

As of November 30, 2008, the Company’s equity capital (which includes shareholders’ equity and junior subordinated debentures issued to capital trusts) was $61,097 million, an increase of $24,952 million from November 30, 2007, primarily due to the CIC, MUFG and CPP investments and growth in retained earnings.

In December 2006, the Company announced that its Board of Directors had authorized the repurchase of up to $6 billion of the Company’s outstanding common stock. This share repurchase authorization replaced the Company’s previous repurchase authorizations with one repurchase program for capital management purposes that will consider, among other things, business segment capital needs as well as equity-based compensation and benefit plan requirements. As of November 30, 2008, the Company had approximately $1.6 billion remaining under its current share repurchase authorization. During fiscal 2008, the Company repurchased $711 million of its common stock as part of its capital management share repurchase program (see also “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in Part II, Item 5). As a condition under the CPP, the Company’s share repurchases are currently limited to purchases in connection with the administration of any employee benefit plan, consistent with past practices, including purchases to offset share dilution in connection with any such plans. This restriction is effective until October 2011 or until the U.S. Treasury no longer owns any of the Company’s preferred shares issued under the CPP.

The Board of Directors determines the declaration and payment of dividends on a quarterly basis. In December 2008, the Company announced that its Board of Directors declared a quarterly dividend per common share of $0.27. The Company also announced that its Board of Directors declared a quarterly dividend of $348.35 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.34835); a quarterly dividend of $25.56 per share of perpetual Fixed Rate Non-Cumulative Convertible Preferred Stock, Series B; a quarterly dividend of $25.56 per share of perpetual Fixed Rate Non-Cumulative Preferred Stock, Series C; and a quarterly dividend of $10.69 per share of perpetual Fixed Rate Cumulative Preferred Stock, Series D. As part of its participation in the CPP, the Company agreed that it would not, without the U.S. Treasury’s consent, increase the current dividend on its common stock as long as any preferred stock issued under the CPP remains outstanding until the third anniversary of the investment or until the U.S. Treasury has transferred all of the preferred stock it purchased under the CPP to third parties.

In addition, pursuant to the terms of the CPP investment, the Company is prohibited from paying any dividend with respect to shares of common stock, other junior securities or preferred stock ranking pari passu with the Series D Preferred Stock or repurchasing or redeeming any shares of the Company’s common shares, other junior securities or preferred stock ranking pari passu with the Series D Preferred Stock in any quarter unless all accrued and unpaid dividends are paid on the Series D Preferred Stock for all past dividend periods (including the latest completed dividend period), subject to certain limited exceptions.

Economic Capital.

The Company’s economic capital framework estimates the amount of equity capital required to support the businesses over a wide range of market environments while simultaneously satisfying regulatory, rating agency and investor requirements. The framework will evolve over time in response to changes in the business and regulatory environment and to incorporate enhancements in modeling techniques.

Economic capital is assigned to each business segment and sub-allocated to product lines. Each business segment is capitalized as if it were an independent operating entity. This process is intended to align equity capital with the risks in each business in order to allow senior management to evaluate returns on a risk-adjusted basis (such as return on equity and shareholder value added).

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Economic capital is based on regulatory capital usage plus additional capital for stress losses. The Company assesses stress loss capital across various dimensions of market, credit, business and operational risks. Economic capital requirements are met by regulatory Tier 1 capital. For a further discussion of the Company’s Tier 1 capital see “Regulatory Requirements” herein. The difference between the Company’s Tier 1 capital and aggregate economic capital requirements denotes the Company’s unallocated capital position.

The following table presents the Company’s allocated average Tier 1 capital (“economic capital”) and average common equity for fiscal 2008 and fiscal 2007:

	Fiscal 2008		Fiscal 2007
	Average Tier 1 capital	Average common equity	Average Tier 1 capital	Average common equity
	(dollars in billions)
Institutional Securities	$25.8	$22.9	$24.6	$23.2
Global Wealth Management Group	1.7	1.5	1.5	1.7
Asset Management	3.7	3.9	2.7	3.5
Unallocated capital	6.6	4.9	2.9	2.9

Total from continuing operations	37.8	33.2	31.7	31.3
Discontinued operations	0.1	0.4	2.7	3.9

Total	$37.9	$33.6	$34.4	$35.2

Tier 1 capital allocated to the Institutional Securities business segment increased compared with fiscal 2007 driven by growth in credit risk exposure partially offset by the incorporation of market risk capital model enhancements. Tier 1 capital and common equity allocated to Asset Management increased primarily due to consolidation of Crescent on the Company’s consolidated statement of financial condition. See “Other Matters—Real Estate-Related Positions—Real Estate Investments—Crescent” herein for further discussion. Additionally, the proportion of common equity allocated to the operating segments decreased due to the issuance of hybrid capital. See “China Investment Corporation Investment,” “Mitsubishi UFJ Financial Group Inc.” and “Capital Purchase Program” herein.

The Company generally uses available unallocated capital for organic growth, additional acquisitions and other capital needs, including repurchases of common stock where permitted under the terms of the CPP while maintaining adequate capital ratios. For a discussion of risk-based capital ratios, see “Regulatory Requirements” herein.

Liquidity and Funding Management Policies.

The primary goal of the Company’s liquidity management and funding activities is to ensure adequate funding over a wide range of market environments. Given the mix of the Company’s business activities, funding requirements are fulfilled through a diversified range of secured and unsecured financing.

The Company’s liquidity and funding risk management policies are designed to mitigate the potential risk that the Company may be unable to access adequate financing to service its financial obligations without material franchise or business impact. The key objectives of the liquidity and funding risk management framework are to support the successful execution of the Company’s business strategies while ensuring sufficient liquidity through the business cycle and during periods of stressed market conditions.

Liquidity Management Policies.

The principal elements of the Company’s liquidity management framework are the Contingency Funding Plan (“CFP”) and Liquidity Reserves. Comprehensive financing guidelines (secured funding, long-term funding strategy, surplus capacity, diversification and staggered maturities) support the Company’s target liquidity profile.

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Contingency Funding Plan.    The Contingency Funding Plan is the Company’s primary liquidity risk management tool. The CFP models a potential, prolonged liquidity contraction over a one-year time period and sets forth a course of action to effectively manage a liquidity event. The CFP and liquidity risk exposures are evaluated on an on-going basis and reported to the Firm Risk Committee and other appropriate risk committees.

The Company’s CFP model is designed to be dynamic and scenarios incorporate a wide range of potential cash outflows during a liquidity stress event, including, but not limited to, the following: (i) repayment of all unsecured debt maturing within one year and no incremental unsecured debt issuance; (ii) maturity roll-off of outstanding letters of credit with no further issuance and replacement with cash collateral; (iii) return of unsecured securities borrowed and any cash raised against these securities; (iv) additional collateral that would be required by counterparties in the event of a two-notch long-term credit ratings downgrade; (v) higher haircuts on or lower availability of secured funding, similar to a stressed cash capital approach; (vi) client cash withdrawals; (vii) drawdowns on unfunded commitments provided to third parties; and (viii) discretionary unsecured debt buybacks.

The CFP is produced on a parent and major subsidiary level to capture specific cash requirements and cash availability at various legal entities. The CFP assumes that the parent company does not have access to cash that may be held at certain subsidiaries due to regulatory, legal or tax constraints. In addition, the CFP assumes that the parent company does not draw down on its committed credit facilities.

Liquidity Reserves.    The Company seeks to maintain target liquidity reserves that are sized to cover daily funding needs and meet strategic liquidity targets as outlined in the CFP. These liquidity reserves are held in the form of cash deposits with banks and pools of unencumbered securities. The parent company liquidity reserve is managed globally and consists of overnight cash deposits and unencumbered U.S. and European government bonds and other high-quality collateral. All of the parent securities are central bank eligible. The Company believes that diversifying the form in which its liquidity reserves (cash and securities) are maintained enhances its ability to quickly and efficiently source funding in a stressed environment. The Company’s funding requirements and target liquidity reserves may vary based on changes to the level and composition of its balance sheet, timing of specific transactions, client financing activity, market conditions and seasonal factors.

On November 30, 2008, the parent liquidity reserve was $61 billion and the total Company liquidity reserve was $130 billion. The average parent liquidity reserve was $69 billion and the average total Company liquidity reserve was $138 billion for fiscal 2008.

Committed Credit Facilities.

The Company maintains a $5 billion senior revolving credit agreement with a group of banks to support general liquidity needs, which consists of three separate tranches: a U.S. dollar tranche; a Japanese yen tranche; and a multicurrency tranche available in both euro and the British pound, all of which exist with the Company as borrower. At November 30, 2008, no borrowings were outstanding under the credit agreement. The credit agreement expires on April 16, 2009 and the Company does not expect to renew this facility.

Capital Covenants.

In October 2006 and April 2007, the Company executed replacement capital covenants in connection with offerings by Morgan Stanley Capital Trust VII and Morgan Stanley Capital Trust VIII (the “Capital Securities”). Under the terms of the replacement capital covenants, the Company has agreed, for the benefit of certain specified holders of debt, to limitations on its ability to redeem or repurchase any of the Capital Securities for specified periods of time. For a complete description of the Capital Securities and the terms of the replacement capital covenants, see the Company’s Current Reports on Form 8-K dated October 12, 2006 and April 26, 2007.

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Funding Management Policies.

The Company’s funding management policies are designed to provide for financings that are executed in a manner that reduces the risk of disruption to the Company’s operations. The Company pursues a strategy of diversification of secured and unsecured funding sources (by product, by investor and by region) and attempts to ensure that the tenor of the Company’s liabilities equals or exceeds the expected holding period of the assets being financed. Maturities of financings are designed to manage exposure to refinancing risk in any one period.

The Company funds its balance sheet on a global basis through diverse sources. These sources may include the Company’s equity capital, long-term debt, repurchase agreements, securities lending, deposits, commercial paper, letters of credit and lines of credit. The Company has active financing programs for both standard and structured products in the U.S., European and Asian markets, targeting global investors and currencies such as the U.S. dollar, Euro, British pound, Australian dollar and Japanese yen.

Secured Financing.    A substantial portion of the Company’s total assets consists of liquid marketable securities and short-term receivables arising principally from its Institutional Securities sales and trading activities. The liquid nature of these assets provides the Company with flexibility in financing these assets with collateralized borrowings.

The Company’s goal is to achieve an optimal mix of secured and unsecured funding through appropriate use of collateralized borrowings. The Institutional Securities business segment emphasizes the use of collateralized short-term borrowings to limit the growth of short-term unsecured funding, which is more typically subject to disruption during periods of financial stress. As part of this effort, the Institutional Securities business segment continually seeks to expand its global secured borrowing capacity.

In addition, the Company, through several of its subsidiaries, maintains funded and unfunded committed credit facilities to support various businesses, including the collateralized commercial and residential mortgage whole loan, derivative contracts, warehouse lending, emerging market loan, structured product, corporate loan, investment banking and prime brokerage businesses.

On March 11, 2008, the Fed announced an expansion of its securities lending program to promote liquidity in the financing markets for Treasury securities and other collateral. Under the TSLF, the Fed will lend up to $200 billion of Treasury securities to primary dealers secured for a term of 28 days (rather than overnight, as in the existing program) by a pledge of other securities, including federal agency debt, federal agency residential-mortgage-backed securities (“MBS”), and non-agency AAA/Aaa-rated private-label residential MBS. In September 2008, the Fed changed the TSLF from a monthly to a weekly competitive auction.

On March 16, 2008, the Fed announced that the Federal Reserve Bank of New York (the “New York Fed”) has been granted the authority to establish a PDCF. The PDCF provides overnight funding to primary dealers in exchange for a specified range of collateral. The Company may at times use the PDCF as an additional source of secured funding for its regular business operations. In September 2008, the New York Fed expanded the schedule of collateral acceptable under the PDCF.

In September 2008, the Company became a financial holding company under the BHC Act (see “Supervision and Regulation—Financial Holding Company” in Part I). Additionally, the Fed authorized the New York Fed to extend credit to the Company’s U.S. broker-dealer subsidiary against all types of collateral that may be pledged at the Fed’s Primary Credit Facility (“PCF”) for depository institutions or at the PDCF. The Fed also authorized the New York Fed to extend credit to the Company’s London-based broker-dealer subsidiary against collateral that would be eligible to be pledged at the PDCF.

Unsecured Financing.    The Company views long-term debt and deposits as stable sources of funding for core inventories and illiquid assets. Securities inventories not financed by secured funding sources and the majority of current assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate

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long-term debt swapped to a floating rate and deposits. The Company uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Note 8 to the consolidated financial statements).

Temporary Liquidity Guarantee Program.    In October 2008, the Secretary of the U.S. Treasury invoked the systemic risk exception of the FDIC Improvement Act of 1991 and the FDIC announced the TLGP.

The TLGP provides a guarantee, through the earlier of maturity or June 30, 2012, of certain senior unsecured debt issued by participating Eligible Entities (including the Company) between October 14, 2008 and June 30, 2009. The maximum amount of FDIC-guaranteed debt a participating Eligible Entity (including the Company) may have outstanding is 125% of the entity’s senior unsecured debt that was outstanding as of September 30, 2008 that was scheduled to mature on or before June 30, 2009. The ability of Eligible Entities (including the Company) to issue guaranteed debt under this program is scheduled to expire on June 30, 2009. As of December 31, 2008, the Company had $16.2 billion of senior unsecured debt outstanding under the TLGP.

Short-Term Borrowings.    The Company’s unsecured short-term borrowings may consist of commercial paper, bank loans, bank notes and structured notes with maturities of twelve months or less at issuance.

The table below summarizes the Company’s short-term unsecured borrowings:

	At November 30, 2008	At November 30, 2007
	(dollars in millions)
Commercial paper	$6,744	$22,596
Other short-term borrowings	3,739	11,899

Total	$10,483	$34,495

Commercial Paper Funding Facility.    On October 7, 2008, the Fed announced the creation of the CPFF, a facility that complements the Fed’s existing credit facilities to help provide liquidity to term funding markets. The CPFF provides a liquidity backstop to U.S. issuers of commercial paper through a special purpose vehicle that purchases three-month unsecured and asset-backed commercial paper directly from eligible issuers. The CPFF is intended to improve liquidity in short-term funding markets and thereby increase the availability of credit for businesses and households. The CPFF finances only highly rated, U.S. dollar-denominated, three-month commercial paper. On October 27, 2008, the CPFF began funding purchases of commercial paper. The Company has been participating in the CPFF program.

Deposits.    The Company’s bank subsidiaries’ primary source of funding includes bank deposit sweeps, federal funds purchased, certificates of deposit, money market deposit accounts, commercial paper and Federal Home Loan Bank advances.

Deposits were as follows:

	At November 30, 2008	At November 30, 2007
	(dollars in millions)
Savings and demand deposits	$36,673	$27,186
Time deposits(1)	6,082	3,993

Total	$42,755	$31,179

(1)	Certain time deposit accounts are carried at fair value under the fair value option (see Note 3 to the consolidated financial statements).

Deposits increased over the past year as consistent with the Company’s ongoing strategy to enhance its stable funding profile.

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On October 3, 2008, under the Emergency Economic Stabilization Act of 2008, the FDIC temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. This increased coverage lasts through December 31, 2009 and is in effect for Morgan Stanley’s two U.S. depository institutions.

Additionally, under the Final Rule implementing the TLGP, the FDIC provides unlimited deposit insurance through December 31, 2009, for certain transaction accounts at FDIC-insured participating institutions. The Company has elected for its FDIC-insured subsidiaries to participate in the account guarantee of the TLGP.

Long-Term Borrowings.    The Company uses a variety of long-term debt funding sources to generate liquidity, taking into consideration the results of the CFP. In addition, the issuance of long-term debt allows the Company to reduce reliance on short-term credit sensitive instruments (e.g., commercial paper and other unsecured short-term borrowings). Financing transactions are structured to ensure staggered maturities, thereby mitigating refinancing risk, and to maximize investor diversification through sales to global institutional and retail clients. Availability and cost of financing to the Company can vary depending on market conditions, the volume of certain trading and lending activities, the Company’s credit ratings and the overall availability of credit. As a result of the significant disruptions in the credit markets, the cost of new financing available to the Company during the fourth quarter of fiscal 2008 increased significantly.

During fiscal 2008, the Company’s long-term financing strategy was driven, in part, by its continued focus on improving its balance sheet strength (evaluated through enhanced capital and liquidity positions). As a result, for fiscal 2008, a principal amount of approximately $45 billion of unsecured debt was issued.

The Company may from time to time engage in various transactions in the credit markets (including, for example, debt repurchases) which it believes are in the best interests of the Company and its investors. During the fourth quarter of fiscal 2008, the Company repurchased $12.1 billion of fixed/floating rate long-term debt.

The Company’s long-term borrowings included the following components:

	At November 30, 2008	At November 30, 2007
	(dollars in millions)
Senior debt	$148,959	$181,733
Subordinated debt	4,212	4,015
Junior subordinated debentures	10,266	4,876

Total	$163,437	$190,624

Credit Ratings.

The Company relies on external sources to finance a significant portion of its day-to-day operations. The cost and availability of financing generally are dependent on the Company’s short-term and long-term credit ratings. In addition, the Company’s debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as OTC derivative transactions, including credit derivatives and interest rate swaps. Factors that are important to the determination of the Company’s credit ratings include the level and quality of earnings, capital adequacy, liquidity, risk appetite and management, asset quality and business mix.

In connection with certain OTC trading agreements and certain other agreements associated with the Institutional Securities business segment, the Company may be required to provide additional collateral to certain counterparties in the event of a credit ratings downgrade. As of November 30, 2008, the amount of additional collateral that could be called by counterparties under the terms of collateral agreements in the event of a one-notch downgrade of the Company’s long-term credit rating was approximately $498.3 million. An additional amount of approximately $1,456.2 million could be called in the event of a two-notch downgrade. Of these amounts, $1,013.2 million relates to bilateral arrangements between the Company and other parties where upon

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the downgrade of one party, the downgraded party must deliver incremental collateral to the other. These bilateral downgrade arrangements are a risk management tool used extensively by the Company as credit exposures are reduced if counterparties are downgraded.

As of January 28, 2009, the Company’s and Morgan Stanley Bank, N.A.’s senior unsecured ratings were as set forth below. The Company does not intend to disclose any future revisions to, or withdrawals of, these ratings, except in its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

	Company			Morgan Stanley Bank, N.A.
	Short-Term Debt	Long-Term Debt	Rating Outlook	Short-Term Debt	Long-Term Debt	Rating Outlook
Dominion Bond Rating Service Limited	R-1 (middle)	A (high)	Negative	—	—	—
Fitch Ratings	F1	A	Stable	F1	A+	Stable
Moody’s Investors Service	P-1	A2	Negative	P-1	A1	Negative
Rating and Investment Information, Inc.	a-1	A+	Downgrade Review	—	—	—
Standard & Poor’s	A-1	A	Negative	A-1	A+	Negative

Off-Balance Sheet Arrangements with Unconsolidated Entities.

The Company enters into various arrangements with unconsolidated entities, including variable interest entities, primarily in connection with its Institutional Securities business segment.

Institutional Securities Activities.    The Company utilizes SPEs primarily in connection with securitization activities. The Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds and other types of financial assets. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the consolidated statements of income. Retained interests in securitized financial assets were approximately $1.2 billion at November 30, 2008, substantially all of which were related to residential mortgage loan, commercial mortgage loan and U.S. agency collateralized mortgage obligation securitization transactions. For further information about the Company’s securitization activities, see Notes 2 and 5 to the consolidated financial statements as well as “Critical Accounting Policies” herein.

The Company has entered into liquidity facilities with SPEs and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. The Company often may have recourse to the underlying assets held by the SPEs in the event payments are required under such liquidity facilities (see Note 9 to the consolidated financial statements).

Guarantees.    FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), requires the Company to disclose information about its obligations under certain guarantee arrangements. FIN 45 defines guarantees as contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying measure (such as an interest or foreign exchange rate, a security or commodity price, an index, or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. FIN 45 also defines guarantees as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

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The table below summarizes certain information regarding derivative contracts, financial guarantees to third parties, market value guarantees and liquidity facilities at November 30, 2008:

	Maximum Potential Payout/Notional					Carrying Amount (Asset)/ Liability	Collateral/ Recourse
	Years to Maturity
Type of Guarantee	Less than 1	1-3	3-5	Over 5	Total
	(dollars in millions)
Notional amount of derivative contracts(1)	$985,276	$1,098,775	$1,915,444	$1,563,384	$5,562,879	$659,296	$—
Standby letters of credit and other financial guarantees issued(2)	1,102	1,813	1,977	4,445	9,337	98	4,794
Market value guarantees	—	—	—	658	658	35	144
Liquidity facilities	3,445	658	192	376	4,671	24	3,415
General partner guarantees	18	236	66	137	457	26	—
Auction rate security guarantees	2,572	—	—	—	2,572	193	—

(1)	Fair value amounts of derivative contracts are shown on a gross basis prior to cash collateral or counterparty netting.
(2)	Approximately $2.2 billion of standby letters of credit are also reflected in the “Commitments” table below in primary and secondary lending commitments.

In the ordinary course of business, the Company guarantees the debt and/or certain trading obligations (including obligations associated with derivatives, foreign exchange contracts and the settlement of physical commodities) of certain subsidiaries. These guarantees generally are entity or product specific and are required by investors or trading counterparties. The activities of the subsidiaries covered by these guarantees (including any related debt or trading obligations) are included in the Company’s consolidated financial statements.

See Note 9 to the consolidated financial statements for information on trust preferred securities, indemnities, exchange/clearinghouse member guarantees, general partner guarantees, securitized asset guarantees and other guarantees.

Commitments and Contractual Obligations.

The Company’s commitments associated with outstanding letters of credit and other financial guarantees obtained to satisfy collateral requirements, investment activities, corporate lending and financing arrangements, mortgage lending and margin lending as of November 30, 2008 are summarized below by period of expiration. Since commitments associated with these instruments may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	Years to Maturity				Total at November 30, 2008
	Less than 1	1-3	3-5	Over 5
	(dollars in millions)
Letters of credit and other financial guarantees obtained to satisfy collateral requirements	$3,575	$2	$—	$—	$3,577
Investment activities	1,749	586	262	635	3,232
Primary lending commitments(1)(2)	9,506	10,161	20,966	1,793	42,426
Secondary lending commitments(1)	44	56	217	115	432
Commitments for secured lending transactions	1,302	938	1,662	17	3,919
Forward starting reverse repurchase agreements(3)	46,477	—	—	—	46,477
Commercial and residential mortgage-related commitments(1)	2,822	—	—	—	2,822
Other commitments(4)	1,988	4	1	—	1,993

Total	$67,463	$11,747	$23,108	$2,560	$104,878

(1)	These commitments are recorded at fair value within Financial instruments owned and Financial instruments sold, not yet purchased in the consolidated statements of financial condition (see Note 3 to the consolidated financial statements).
(2)	This amount includes commitments to asset-backed commercial paper conduits of $571 million as of November 30, 2008, of which $563 million have maturities of less than one year and $8 million of which have maturities of three to five years.

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(3)	The Company enters into forward starting securities purchased under agreements to resell (agreements that have a trade date as of or prior to November 30, 2008 and settle subsequent to year-end) that are primarily secured by collateral from U.S. government agency securities and other sovereign government obligations. These agreements primarily settle within three business days and as of November 30, 2008, $45.5 billion of the $46.5 billion settled with three business days.
(4)	This amount includes binding commitments to enter into margin-lending transactions of $1.0 billion as of November 30, 2008 in connection with the Company’s Institutional Securities business segment.

For further description of these commitments, see Note 9 to the consolidated financial statements and “Quantitative and Qualitative Disclosures about Market Risk—Credit Risk” in Part II Item 7A.

In the normal course of business, the Company enters into various contractual obligations that may require future cash payments. Contractual obligations at November 30, 2008 include long-term borrowings, operating leases and purchase obligations. The Company’s future cash payments associated with its contractual obligations as of November 30, 2008 are summarized below:

	Payments Due in:
	Fiscal 2009	Fiscal 2010-2011	Fiscal 2012-2013	Thereafter	Total
	(dollars in millions)
Long-term borrowings(1)	$21,971	$33,323	$42,596	$65,547	$163,437
Operating leases–office facilities(2)	568	991	775	2,651	4,985
Operating leases–equipment(2)	452	440	173	74	1,139
Purchase obligations(3)	399	247	2	—	648

Total	$23,390	$35,001	$43,546	$68,272	$170,209

(1)	See Note 8 to the consolidated financial statements.
(2)	See Note 9 to the consolidated financial statements.
(3)	Purchase obligations for goods and services include payments for, among other things, consulting, outsourcing, advertising, sponsorship, and computer and telecommunications maintenance agreements. Purchase obligations at November 30, 2008 reflect the minimum contractual obligation under legally enforceable contracts with contract terms that are both fixed and determinable. These amounts exclude obligations for goods and services that already have been incurred and are reflected on the Company’s consolidated statement of financial condition. See Note 22 to the consolidated financial statements regarding subsequent events.

Regulatory Requirements.

In September 2008, the Company became a financial holding company subject to the regulation and oversight of the Fed. In granting financial holding company status, the Fed will evaluate the Company’s compliance with well-capitalized standards prospectively (see “Supervision and Regulation—Financial Holding Company” in Part I). Prior to September 2008, the Company was a consolidated supervised entity as defined by the SEC.

During fiscal 2008 and as of November 30, 2008, the Company calculated capital requirements on a consolidated basis in accordance with the Basel II Accord as interpreted by the SEC. The Basel II Accord is designed to be a risk-based capital adequacy approach, which allows for the use of internal estimates of risk components to calculate regulatory capital. As of November 30, 2008, the Company was in compliance with Basel II capital requirements with a ratio of total capital to risk-weighted assets (“RWAs”) of 26.8%. The Company seeks to maintain a ratio of Tier 1 capital to RWAs of at least 6%. This ratio as of November 30, 2008 was 17.9%.

In addition to the above ratios, financial holding companies are also subject to a Tier 1 leverage ratio as defined by the Fed. The Company calculated its Tier 1 leverage ratio as Tier 1 capital divided by adjusted average total assets (which reflects adjustments for disallowed goodwill, certain intangible assets and deferred tax assets). The adjusted average total assets are derived using month-end balances for the fiscal quarter. This ratio as of November 30, 2008 was 6.6%.

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The following table presents the Company’s Basel II consolidated capital ratios and allowances as of November 30 and August 31, 2008 (dollars in millions):

	November 30, 2008	August 31, 2008
Allowable Capital
Tier 1 capital:
Common shareholders’ equity	$31,676	$34,665
Qualifying preferred stock	19,155	1,100
Qualifying mandatorily convertible trust preferred securities	5,579	5,579
Qualifying other junior subordinated debt issued to capital trusts	4,788	4,788
Less: Goodwill	(1,823)	(2,536)
Less: Non-servicing intangible assets	(675)	(757)
Less: Net deferred tax assets	(4,747)	(3,074)
Less: Debt valuation adjustment	(4,059)	(2,201)

Total Tier 1 capital	49,894	37,564

Tier 2 capital:
Other components of allowable capital:
Qualifying subordinated debt	4,102	4,092
Qualifying long-term debt	20,845	14,690

Total Tier 2 capital	24,947	18,782

Total allowable capital	$74,841	$56,346

Risk-Weighted Assets
Market risk	$80,451	$100,521
Credit risk	151,954	144,966
Operational risk	46,375	51,100

Total	$278,780	$296,587

Capital Ratios
Total capital ratio	26.8%	19.0%

Tier 1 capital ratio	17.9%	12.7%

Total allowable capital is comprised of Tier 1 and Tier 2 capital. Tier 1 capital consists predominately of common shareholders’ equity as well as qualifying preferred stock (including cumulative preferred stock issued to the U.S. Department of the Treasury and non-cumulative preferred stock), trust preferred securities mandatorily convertible to common equity and other junior subordinated debt issued to trusts less goodwill (excluding minority ownership), non-servicing intangible assets (excluding mortgage servicing rights), net deferred tax assets (recoverable in excess of one year) and debt valuation adjustment (“DVA”). DVA represents the cumulative change in fair value of certain of the Company’s borrowings (for which the fair value option was elected) that was attributable to changes in instrument-specific credit spreads and is included in retained earnings. For a further discussion of fair value see Note 3 to the consolidated financial statements. Tier 2 capital consists of qualifying subordinated and long-term debt. Long-term debt included in Tier 2 capital has a maturity greater than five years and is limited (together with qualifying subordinated debt) to an amount equal to 50% of Tier 1 capital, until December 1, 2008 when long-term debt no longer is included in Tier 2 capital. The Company’s total capital ratio excluding long-term debt from Tier 2 capital was 19.4% as of November 30, 2008.

As of November 30, 2008, the Company calculated its RWAs in accordance with the regulatory capital requirements of the SEC which is consistent with guidelines described under the Basel II Accord. RWAs reflect both on and off balance sheet risk of the Company. The risk capital calculations will evolve over time as the Company enhances its risk management methodology and incorporates improvements in modeling techniques while maintaining compliance with the regulatory requirements and interpretations. For March 31, 2009 and future dates, the Company expects to calculate its capital ratios and RWAs in accordance with the capital adequacy standards for bank holding companies adopted by the Fed. These standards are based upon a framework described in the “International Convergence of Capital Measurement,” July 1988, as amended, also referred to as Basel I.

51

Market RWAs reflect capital charges attributable to the risk of loss resulting from adverse changes in market prices and other factors. For a further discussion of the Company’s market risks and Value-at-Risk model, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A herein. Market RWAs incorporate three components: Systematic risk, Specific risk, and Incremental Default risk (“IDR”). Systematic and Specific risk charges are computed using either a Standardized Approach (applying a fixed percentage to the fair value of the assets) or the Company’s Value-at-Risk model. Capital charges related to IDR are calculated using an IDR model that estimates the loss due to sudden default events affecting traded financial instruments at a 99.9% confidence level. In addition, Market RWAs include assets classified as investments for which capital is computed using a Standardized Approach.

Credit RWAs reflect capital charges attributable to the risk of loss arising from a borrower or counterparty failing to meet its financial obligations. For a further discussion of the Company’s credit risks, see “Quantitative and Qualitative Disclosures about Market Risk—Credit Risk” in Part II, Item 7A herein. Credit RWAs are determined using either an Internal Ratings-based (“IRB”) Approach, which reflects the Company’s internal estimate of a borrower or counterparty’s credit worthiness, or a Standardized Approach. A Standardized Approach is used for certain asset categories, including receivables (e.g., fees, interest and other), premises, equipment and software costs, and other assets where a fixed percentage is applied to the fair value of the assets. Credit capital charges related to certain loans, OTC derivative receivable exposures and security financing transactions are computed using an IRB Approach. Within the IRB Approach, future potential credit exposure resulting from derivative receivables is estimated using an internal model and is the most significant contributor to total Credit RWAs. The risk-reducing effect of hedges related to loan and counterparty exposures is excluded from capital calculations.

Operational risk capital charges are designed to account for the risk of losses due to inadequate or failed internal processes, people and systems, or external events and take into account legal risk. RWAs for operational risk are currently calculated under the Basic Indicator Approach in accordance with Basel II. The Company holds capital equal to the average net revenues over the previous three years using a fixed percentage. For a further discussion of operational risks, see “Quantitative and Qualitative Disclosures about Market Risk—Operational Risk” in Part II, Item 7A herein.

The Company also employs an Economic Capital framework, whereby incremental capital for stress losses is held in addition to capital requirements under Basel II requirements (see “Liquidity and Capital Resources—Economic Capital” herein).

Effects of Inflation and Changes in Foreign Exchange Rates.

The Company’s assets to a large extent are liquid in nature and, therefore, are not significantly affected by inflation, although inflation may result in increases in the Company’s expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets and upon the value of financial instruments, it may adversely affect the Company’s financial position and profitability.

A significant portion of the Company’s business is conducted in currencies other than the U.S. dollar, and changes in foreign exchange rates relative to the U.S. dollar can therefore affect the value of non-U.S. dollar net assets, revenues and expenses. Potential exposures as a result of these fluctuations in currencies are closely monitored, and, where cost-justified, strategies are adopted that are designed to reduce the impact of these fluctuations on the Company’s financial performance. These strategies may include the financing of non-U.S. dollar assets with direct or swap-based borrowings in the same currency and the use of currency forward contracts or the spot market in various hedging transactions related to net assets, revenues, expenses or cash flows.

52

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Morgan Stanley:

We have audited the accompanying consolidated statements of financial condition of Morgan Stanley and subsidiaries (the “Company”) as of November 30, 2008 and 2007, and the related consolidated statements of income, comprehensive income, cash flows and changes in total equity for each of the three years in the period ended November 30, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Morgan Stanley and subsidiaries as of November 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 and Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities–Including an amendment of FASB Statement No. 115.”

As discussed in Note 2 and Note 16 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

As discussed in Note 2 and Note 17 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB statement No. 109.”

As discussed in Note 22 to the consolidated financial statements, effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51.”

As discussed in Note 22 to the consolidated financial statements, effective January 1, 2009, the Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Shared-Based Payment Transactions Are Participating Securities.”

As discussed in Note 22 to the consolidated financial statements, in May 2009, the Company divested all of its remaining ownership interest in MSCI Inc.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of November 30, 2008, based on the criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 28, 2009, expresses an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

January 28, 2009 (August 24, 2009 as to Note 1, Discontinued Operations and Note 22—Discontinued Operations, Non-controlling Interest, Earnings per Common Share)

53

MORGAN STANLEY

Consolidated Statements of Financial Condition

(dollars in millions, except share data)

	November 30, 2008	November 30, 2007
Assets
Cash and due from banks	$11,276	$7,248
Interest bearing deposits with banks	67,378	18,350
Cash deposited with clearing organizations or segregated under federal and other regulations or requirements	25,446	30,254
Financial instruments owned, at fair value (approximately $62 billion in 2008 and $131 billion in 2007 were pledged to various parties):
U.S. government and agency securities	20,251	23,887
Other sovereign government obligations	20,071	21,606
Corporate and other debt	88,484	147,724
Corporate equities	37,174	87,377
Derivative and other contracts	99,766	77,003
Investments	10,598	14,270
Physical commodities	2,204	3,096

Total financial instruments owned, at fair value	278,548	374,963
Securities received as collateral, at fair value	5,217	82,229
Federal funds sold and securities purchased under agreements to resell	106,419	158,241
Securities borrowed	85,785	239,994
Receivables:
Customers	31,294	76,352
Brokers, dealers and clearing organizations	7,259	16,011
Other loans	6,528	11,629
Fees, interest and other	7,034	8,320
Other investments	3,309	4,524
Premises, equipment and software costs (net of accumulated depreciation of $3,003 in 2008 and $3,449 in 2007)	5,057	4,372
Goodwill	2,243	3,024
Intangible assets (net of accumulated amortization of $200 in 2008 and $175 in 2007) (includes $220 and $428 at fair value in 2008 and 2007, respectively)	947	1,047
Other assets	15,295	8,851

Total assets	$659,035	$1,045,409

See Notes to Consolidated Financial Statements.

54

MORGAN STANLEY

Consolidated Statements of Financial Condition—(Continued)

(dollars in millions, except share data)

	November 30, 2008	November 30, 2007
Liabilities and Shareholders’ Equity
Commercial paper and other short-term borrowings (includes $1,412 and $3,068 at fair value in 2008 and 2007, respectively)	$10,483	$34,495
Deposits (includes $6,008 and $3,769 at fair value in 2008 and 2007, respectively)	42,755	31,179
Financial instruments sold, not yet purchased, at fair value:
U.S. government and agency securities	10,156	8,221
Other sovereign government obligations	9,360	15,627
Corporate and other debt	9,361	7,592
Corporate equities	16,547	30,899
Derivative and other contracts	73,521	71,604
Physical commodities	—	398

Total financial instruments sold, not yet purchased, at fair value	118,945	134,341
Obligation to return securities received as collateral, at fair value	5,217	82,229
Securities sold under agreements to repurchase	102,401	162,840
Securities loaned	14,821	110,423
Other secured financings, at fair value	12,527	27,772
Payables:
Customers	115,225	203,453
Brokers, dealers and clearing organizations	3,141	10,454
Interest and dividends	2,584	1,724
Other liabilities and accrued expenses	15,963	22,978
Long-term borrowings (includes $28,830 and $38,392 at fair value in 2008 and 2007, respectively)	163,437	190,624

	607,499	1,012,512

Commitments and contingencies
Equity

Morgan Stanley shareholders’ equity:
Preferred stock	19,155	1,100
Common stock, $0.01 par value;
Shares authorized: 3,500,000,000 in 2008 and 2007;
Shares issued: 1,211,701,552 in 2008 and 2007;
Shares outstanding: 1,047,598,394 in 2008 and 1,056,289,659 in 2007	12	12
Paid-in capital	1,619	1,902
Retained earnings	38,096	38,045
Employee stock trust	3,901	5,569
Accumulated other comprehensive loss	(125)	(199)
Common stock held in treasury, at cost, $0.01 par value; 164,103,158 shares in 2008 and 155,411,893 shares in 2007	(7,926)	(9,591)
Common stock issued to employee trust	(3,901)	(5,569)

Total Morgan Stanley shareholders’ equity	50,831	31,269
Non-controlling interests	705	1,628

Total equity	51,536	32,897

Total liabilities and equity	$659,035	$1,045,409

See Notes to Consolidated Financial Statements.

55

MORGAN STANLEY

Consolidated Statements of Income

(dollars in millions, except share and per share data)

	Fiscal Year
	2008	2007	2006
Revenues:
Investment banking	$4,092	$6,368	$4,755
Principal transactions:
Trading	5,457	3,206	11,805
Investments	(4,192)	3,262	1,806
Commissions	4,463	4,682	3,770
Asset management, distribution and administration fees	5,660	6,519	5,238
Other	4,133	793	229

Total non-interest revenues	19,613	24,830	27,603

Interest and dividends	40,718	60,078	42,776
Interest expense	37,479	57,301	40,912

Net interest	3,239	2,777	1,864

Net revenues	22,852	27,607	29,467

Non-interest expenses:
Compensation and benefits	12,134	16,418	13,865
Occupancy and equipment	1,338	1,118	901
Brokerage, clearing and exchange fees	1,659	1,656	1,305
Information processing and communications	1,210	1,171	1,067
Marketing and business development	768	807	637
Professional services	1,789	2,103	1,878
Other	3,167	1,059	864

Total non-interest expenses	22,065	24,332	20,517

Income from continuing operations before income taxes	787	3,275	8,950
(Benefit from) provision for income taxes	(129)	769	2,681

Income from continuing operations	916	2,506	6,269

Discontinued operations:
Net gain from discontinued operations	1,471	1,183	1,795
Provision for income taxes	609	440	577

Net gain on discontinued operations	862	743	1,218

Net income	$1,778	$3,249	$7,487
Net income applicable to non-controlling interests	$71	$40	$15

Net income applicable to Morgan Stanley	$1,707	$3,209	$7,472

Earnings applicable to common shareholders	$1,495	$2,976	$7,027

Amounts applicable to Morgan Stanley:
Income from continuing operations	$883	$2,468	$6,257
Net gains from discontinued operations after tax	824	741	1,215

Net income applicable to Morgan Stanley	$1,707	$3,209	$7,472

Earnings per basic common share:
Income from continuing operations	$0.68	$2.27	$5.82
Gain on discontinued operations	0.77	0.70	1.14

Earnings per basic common share	$1.45	$2.97	$6.96

Earnings per diluted common share:
Income from continuing operations	$0.65	$2.22	$5.73
Gain on discontinued operations	0.74	0.68	1.12

Earnings per diluted common share	$1.39	$2.90	$6.85

Average common shares outstanding:
Basic	1,028,180,275	1,001,878,651	1,010,254,255

Diluted	1,073,496,349	1,024,836,645	1,026,306,679

See Notes to Consolidated Financial Statements.

56

MORGAN STANLEY

Consolidated Statements of Comprehensive Income

(dollars in millions)

	Fiscal Year
	2008	2007	2006
Net income	$1,778	$3,249	$7,487
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments(1)	(270)	187	252
Net change in cash flow hedges(2)	16	19	53
Minimum pension liability adjustment(3)	—	(40)	(2)
Net gain related to pension and other postretirement adjustments(4)	203	—	—
Amortization of net loss related to pension and postretirement benefits(5)	19	—	—
Amortization of prior service credit related to pension and postretirement benefits(6)	(6)	—	—

Comprehensive income	$1,740	$3,415	$7,790
Net income applicable to non-controlling interests	71	40	15
Other comprehensive income applicable to Non-controlling interests	(110)	122	148

Comprehensive income applicable to Morgan Stanley	$1,779	$3,253	$7,627

(1)	Amounts are net of provision for (benefit from) income taxes of $388 million, $(132) million and $(151) million for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.
(2)	Amounts are net of provision for income taxes of $11 million, $10 million and $29 million for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.
(3)	Amounts are net of income tax benefits of $(16) million and $(5) million for fiscal 2007 and fiscal 2006, respectively.
(4)	Amount is net of provision for income taxes of $138 million for fiscal 2008.
(5)	Amount is net of provision for income taxes of $13 million for fiscal 2008.
(6)	Amount is net of income tax benefits of $(4) million for fiscal 2008.

See Notes to Consolidated Financial Statements.

57

MORGAN STANLEY

Consolidated Statements of Cash Flows

(dollars in millions)

	Fiscal Year
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,778	$3,249	$7,487
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Deferred income taxes	(1,833)	(2,108)	117
Compensation payable in common stock and options	1,878	1,941	1,923
Depreciation and amortization	794	475	876
Provision for consumer loan losses	—	478	756
Gains on business dispositions	(2,232)	(168)	—
Gain on repurchase of long-term debt	(2,252)	—	—
Insurance settlement	—	(38)	—
Aircraft-related charges	—	—	125
Other-than-temporary impairment charge	—	437	—
Goodwill and asset impairment charges	1,238	—	—
Changes in assets and liabilities:
Cash deposited with clearing organizations or segregated under federal and other regulations or requirements	5,001	(9,334)	(10,983)
Financial instruments owned, net of financial instruments sold, not yet purchased	78,486	(25,361)	(74,769)
Securities borrowed	154,209	59,637	(55,390)
Securities loaned	(95,602)	(39,834)	29,803
Receivables and other assets	54,531	(3,973)	(46,287)
Payables and other liabilities	(113,962)	71,517	34,305
Federal funds sold and securities purchased under agreements to resell	51,822	26,194	20,500
Securities sold under agreements to repurchase	(60,439)	(105,361)	30,292

Net cash provided by (used for) operating activities	73,417	(22,249)	(61,245)

CASH FLOWS FROM INVESTING ACTIVITIES
Net (payments for) proceeds from:
Premises, equipment and software costs	(1,400)	(1,469)	993
Business acquisitions, net of cash acquired	(174)	(1,169)	(2,706)
Business dispositions.	743	476	—
Net principal disbursed on consumer loans	—	(4,776)	(12,164)
Sales of consumer loans	—	5,301	11,532
Purchases of securities available for sale	—	(14,073)	—
Sales of securities available for sale	—	4,272	—

Net cash provided by (used for) investing activities	(831)	(11,438)	(2,345)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments for) proceeds from:
Short-term borrowings	(24,012)	8,274	(2,422)
Non-controlling interests	1,560	265	—
Derivatives financing activities	962	(859)	546
Other secured financings	(15,246)	(24,231)	22,022
Deposits	11,576	23,099	9,647
Excess tax benefits associated with stock-based awards	47	281	144
Net proceeds from:
Issuance of preferred stock and common stock warrants	18,997	—	1,097
Issuance of common stock	397	927	643
Issuance of long-term borrowings	42,331	74,540	47,849
Issuance of junior subordinated debentures related to China Investment Corporation	5,579	—	—
Payments for:
Repayments of long-term borrowings	(56,120)	(33,120)	(20,643)
Redemption of capital units	—	(66)	—
Repurchases of common stock through capital management share repurchase program	(711)	(3,753)	(3,376)
Repurchases of common stock for employee tax withholding	(1,117)	(438)	(355)
Cash distribution in connection with the Discover Spin-off	—	(5,615)	—
Cash dividends	(1,227)	(1,219)	(1,167)

Net cash (used in) provided by financing activities	(16,984)	38,085	53,985

Effect of exchange rate changes on cash and cash equivalents	(2,546)	594	797

Net increase (decrease) in cash and cash equivalents	53,056	4,992	(8,808)
Cash and cash equivalents, at beginning of period	25,598	20,606	29,414

Cash and cash equivalents, at end of period	$78,654	$25,598	$20,606

Cash and cash equivalents include:
Cash and due from banks	$11,276	$7,248	$4,761
Interest bearing deposits with banks	67,378	18,350	15,845

Cash and cash equivalents, at end of period	$78,654	$25,598	$20,606

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash payments for interest were $35,587 million, $59,955 million and $39,667 million for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

Cash payments for income taxes were $1,406 million, $3,404 million and $3,115 million for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

See Notes to Consolidated Financial Statements.

58

MORGAN STANLEY

Consolidated Statements of Changes in Total Equity

(dollars in millions)

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Employee Stock Trust	Accumulated Other Comprehensive Income (Loss)	Common Stock Held in Treasury at Cost	Common Stock Issued to Employee Trust	Non- controlling Interests	Total Equity
BALANCE AT NOVEMBER 30, 2005	$—	$12	$2,389	$35,185	$3,060	$(190)	$(8,214)	$(3,060)	$25	$29,207
Adjustment to opening shareholders’ equity	—	—	34	(68)	—	—	—	—	—	(34)
Net income	—	—	—	7,472	—	—	—	—	15	7,487
Dividends	—	—	—	(1,167)	—	—	—	—	—	(1,167)
Issuance of preferred stock	1,100	—	—	—	—	—	—	—	—	1,100
Issuance of common stock	—	—	(1,949)	—	—	—	2,592	—	—	643
Repurchases of common stock	—	—	—	—	—	—	(3,376)	—	—	(3,376)
Compensation payable in common stock and options	—	—	1,486	—	1,255	—	5	(1,255)	—	1,491
Net excess tax benefits associated with stock-based awards	—	—	72	—	—	—	—	—	—	72
Employee tax withholdings and other	—	—	181	—	—	—	(355)	—	—	(174)
Net change in cash flow hedges	—	—	—	—	—	53	—	—	—	53
Minimum pension liability adjustment	—	—	—	—	—	(2)	—	—	—	(2)
Foreign currency translation adjustments	—	—	—	—	—	104	—	—	148	252
Increases in Non-controlling interests related to an acquisition of a subsidiary	—	—	—	—	—	—	—	—	2,432	2,432

BALANCE AT NOVEMBER 30, 2006	1,100	12	2,213	41,422	4,315	(35)	(9,348)	(4,315)	2,620	37,984
Fair value adjustment	—	—	—	186	—	—	—	—	—	186
Net income	—	—	—	3,209	—	—	—	—	40	3,249
Dividends	—	—	—	(1,219)	—	—	—	—	(57)	(1,276)
Issuance of common stock	—	—	(1,555)	—	—	—	2,482	—	—	927
Repurchases of common stock	—	—	—	—	—	—	(3,753)	—	—	(3,753)
Compensation payable in common stock and options	—	—	1,710	5	1,254	—	376	(1,254)	—	2,091
Net excess tax benefits associated with stock-based awards	—	—	280	—	—	—	—	—	—	280
Employee tax withholdings and other	—	—	(15)	—	—	—	(318)	—	—	(333)
Net change in cash flow hedges	—	—	—	—	—	19	—	—	—	19
Minimum pension liability adjustment	—	—	—	—	—	(40)	—	—	—	(40)
SFAS No. 158 pension adjustment	—	—	—	—	—	(208)	—	—	—	(208)
Foreign currency translation adjustments	—	—	—	—	—	65	—	—	122	187
MSCI Inc. initial public offering	—	—	239	—	—	—	—	—	—	239
Discover Spin-off	—	—	(970)	(5,558)	—	—	970	—	—	(5,558)
Other changes in Non-controlling interests:
Increases for issuances of shares by subsidiaries	—	—	—	—	—	—	—	—	219	219
Increases related to acquisitions of subsidiaries	—	—	—	—	—	—	—	—	741	741
Decreases for repurchases of subsidiaries’ shares by Morgan Stanley	—	—	—	—	—	—	—	—	(2,044)	(2,044)
Decreases related to dispositions of subsidiaries	—	—	—	—	—	—	—	—	(10)	(10)
Other decreases	—	—	—	—	—	—	—	—	(3)	(3)

BALANCE AT NOVEMBER 30, 2007	1,100	12	1,902	38,045	5,569	(199)	(9,591)	(5,569)	1,628	32,897
Net income	—	—	—	1,707	—	—	—	—	71	1,778
Dividends	—	—	—	(1,227)	—	—	—	—	(71)	(1,298)
Issuance of common stock	—	—	(2,945)	—	—	—	3,342	—	—	397
Repurchases of common stock	—	—	—	—	—	—	(711)	—	—	(711)
Issuance of preferred stock and common stock warrants	18,055	—	957	(15)	—	—	—	—	—	18,997
Compensation payable in common stock and options	—	—	1,969	—	(1,668)	—	133	1,668	—	2,102
Net excess tax benefits (shortfall) associated with stock-based awards	—	—	(131)	—	—	—	—	—	—	(131)
Employee tax withholdings and other	—	—	(35)	—	—	—	(1,099)	—	—	(1,134)
Net change in cash flow hedges	—	—	—	—	—	16	—	—	—	16
SFAS No. 158 pension adjustment	—	—	—	(15)	—	2	—	—	—	(13)
Pension and other postretirement adjustments	—	—	—	—	—	216	—	—	—	216
FIN 48 tax adjustment	—	—	—	(92)	—	—	—	—	—	(92)
Foreign currency translation adjustments	—	—	—	—	—	(160)	—	—	(110)	(270)
Equity Units	—	—	(405)	—	—	—	—	—	—	(405)
Reclassification of negative APIC to Retained earnings	—	—	307	(307)	—	—	—	—	—	—
Other changes in Non-controlling interests:
Increases for sales of subsidiaries’ shares by Morgan Stanley	—	—	—	—	—	—	—	—	132	132
Increases related to acquisitions of subsidiaries	—	—	—	—	—	—	—	—	9	9
Decreases for repurchases of subsidiaries’ shares by Morgan Stanley	—	—	—	—	—	—	—	—	(445)	(445)
Decreases related to dispositions of subsidiaries	—	—	—	—	—	—	—	—	(514)	(514)
Other increases	—	—	—	—	—	—	—	—	5	5

BALANCE AT NOVEMBER 30, 2008	$19,155	$12	$1,619	$38,096	$3,901	$(125)	$(7,926)	$(3,901)	$705	$51,536

See Notes to Consolidated Financial Statements.

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1.    Introduction and Basis of Presentation.

The Company.    Morgan Stanley (the “Company”) is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group and Asset Management.

A summary of the activities of each of the Company’s business segments is as follows:

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income, alternative investments, which includes hedge funds and funds of funds, and merchant banking, which includes real estate, private equity and infrastructure, to institutional and retail clients through proprietary and third-party distribution channels. Asset Management also engages in investment activities.

Financial Holding Company.

Global market and economic conditions were disrupted and volatile in fiscal 2008, and in the fourth quarter, volatility reached unprecedented levels. The Company’s cost and availability of funding have been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. On September 21, 2008, the Company obtained approval from the Board of Governors of the Federal Reserve System (the “Fed”) to become a bank holding company upon the conversion of its wholly owned indirect subsidiary, Morgan Stanley Bank (Utah), from a Utah industrial bank to a national bank. On September 23, 2008, the Office of the Comptroller of the Currency (the “OCC”) authorized Morgan Stanley Bank to commence business as a national bank, operating as Morgan Stanley Bank, N.A. Concurrent with this conversion, the Company became a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As a result of becoming a financial holding company, the Company gained additional access to various government lending programs and facilities including the Commercial Paper Funding Facility (“CPFF”), the Temporary Liquidity Guarantee Program (“TLGP”), the Term Securities Lending Facility (“TSLF”) and the Primary Dealer Credit Facility (“PDCF”).

The Company has become subject to the supervision and regulation of the Fed and Morgan Stanley Bank, N.A. has become subject to the consolidated supervision and regulation of the OCC. The Federal Deposit Insurance Corporation (“FDIC”) will continue to insure deposits at Morgan Stanley Bank, N.A. and Morgan Stanley Trust to the maximum extent allowed by the FDIC. The Company does not expect significant adverse tax or accounting effects from this status.

Change in Fiscal Year End.

On December 16, 2008, the Board of Directors of the Company approved a change in the Company’s fiscal year end from November 30 to December 31 of each year. This change to the calendar year reporting cycle began January 1, 2009. As a result of the change, the Company will have a December 2008 fiscal month transition period, the results of which will be separately reported in the Company’s Quarterly Report on Form 10-Q for the calendar quarter ending March 31, 2009 and in the Company’s Annual Report of Form 10-K for the calendar year ending December 31, 2009.

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Discontinued Operations.

MSCI.    In May 2009, the Company divested all of its remaining ownership interest in MSCI Inc. (“MSCI”). The results of MSCI are reported as discontinued operations for all periods presented. The results of MSCI were formerly included within the continuing operations of the Institutional Securities business segment.

Crescent.    In addition, discontinued operations in fiscal 2008 include operating results and gains (losses) related to the disposition of certain properties previously owned by Crescent Real Estate Equities Limited Partnership (“Crescent”), a real estate subsidiary of the Company. The Company did not consolidate the properties prior to May 2008. The results of certain Crescent properties previously owned by the Company were formerly included in the Asset Management business segment.

Discover.    On June 30, 2007, the Company completed the spin-off (the “Discover Spin-off”) of its business segment Discover Financial Services (“DFS”). The results of DFS are reported as discontinued operations for all periods presented through the date of the Discover Spin-off. Fiscal 2008 included costs related to a legal settlement between DFS, VISA and MasterCard.

Quilter Holdings Ltd.    The results of Quilter Holdings Ltd. are reported as discontinued operations for all periods presented through its sale on February 28, 2007. The results of Quilter Holdings Ltd. were formerly included in the Global Wealth Management Group business segment.

Aircraft Leasing.    The results of the Company’s former aircraft leasing business are reported as discontinued operations through its sale on March 24, 2006. The results of the Company’s aircraft leasing business were formerly included in the Institutional Securities business segment.

See Notes 19 and 22 for additional information on discontinued operations.

Basis of Financial Information.    The consolidated financial statements for the 12 months ended November 30, 2008 (“fiscal 2008”), November 30, 2007 (“fiscal 2007”) and November 30, 2006 (“fiscal 2006”) are prepared in accordance with accounting principles generally accepted in the U.S., which require the Company to make estimates and assumptions regarding the valuations of certain financial instruments, the valuation of goodwill, the outcome of litigation, tax matters and other matters that affect the consolidated financial statements and related disclosures. The Company believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

All material intercompany balances and transactions have been eliminated.

Consolidation.    The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, other entities in which the Company has a controlling financial interest and certain variable interest entities (“VIEs”). The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”) on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as non-controlling interests. The portion of net income attributable to non-controlling interests for such subsidiaries is presented as Net income (loss) applicable to non-controlling interests on the consolidated statements of income, and the portion of the shareholders’ equity of such subsidiaries is presented as Non-controlling interests on the consolidated statements of financial condition and consolidated statements of changes in total equity.

For entities where (1) the total equity investment at risk is sufficient to enable the entity to finance its activities independently and (2) the equity holders bear the economic residual risks of the entity and have the right to make decisions about the entity’s activities, the Company consolidates those entities it controls through a majority voting interest or otherwise. For entities that do not meet these criteria, commonly known as VIEs, the Company consolidates those entities where the Company is deemed to be the primary beneficiary when it absorbs a majority of the expected losses or a majority of the expected residual returns, or both, of such entities.

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Notwithstanding the above, certain securitization vehicles, commonly known as qualifying special purpose entities (“QSPEs”), are not consolidated by the Company if they meet certain criteria regarding the types of assets and derivatives they may hold, the types of sales they may engage in and the range of discretion they may exercise in connection with the assets they hold (see Note 5).

For investments in entities in which the Company does not have a controlling financial interest but has significant influence over operating and financial decisions, the Company generally applies the equity method of accounting with net gains and losses recorded within Other revenues, except in instances where the Company has elected to measure certain eligible investments at fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) (see Note 2).

Equity and partnership interests held by entities qualifying for accounting purposes as investment companies are carried at fair value.

The Company’s U.S. and international subsidiaries include Morgan Stanley & Co. Incorporated (“MS&Co.”), Morgan Stanley & Co. International plc (“MSIP”), Morgan Stanley Japan Securities Co., Ltd. (“MSJS”) and Morgan Stanley Investment Advisors Inc.

Income Statement Presentation.    The Company, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. In connection with the delivery of the various products and services to clients, the Company manages its revenues and related expenses in the aggregate. As such, when assessing the performance of its businesses, the Company considers its principal trading, investment banking, commissions, and interest and dividend income, along with the associated interest expense, as one integrated activity for each of the Company’s separate businesses.

2.    Summary of Significant Accounting Policies.

Revenue Recognition.

Investment Banking.    Underwriting revenues and advisory fees from mergers, acquisitions and restructuring transactions are recorded when services for the transactions are determined to be completed, generally as set forth under the terms of the engagement. Transaction-related expenses, primarily consisting of legal, travel and other costs directly associated with the transaction, are deferred and recognized in the same period as the related investment banking transaction revenue. Underwriting revenues are presented net of related expenses. Non-reimbursed expenses associated with advisory transactions are recorded within Non-interest expenses.

Commissions.    The Company generates commissions from executing and clearing customer transactions on stock, options and futures markets. Commission revenues are recognized in the accounts on trade date.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees are recognized over the relevant contract period. Sales commissions paid by the Company in connection with the sale of certain classes of shares of its open-end mutual fund products are accounted for as deferred commission assets. The Company periodically tests the deferred commission assets for recoverability based on cash flows expected to be received in future periods. In certain management fee arrangements, the Company is entitled to receive performance-based fees (also referred to as incentive fees) when the return on assets under management exceeds certain benchmark returns or other performance targets. In such arrangements, performance fee revenue is accrued (or reversed) quarterly based on measuring account/fund performance to date versus the

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performance benchmark stated in the investment management agreement. Performance-based fees are recorded within Principal transactions—investment revenues or Asset management, distribution and administration fees depending on the nature of the arrangement.

Financial Instruments and Fair Value.

A significant portion of the Company’s financial instruments is carried at fair value with changes in fair value recognized in earnings each period. A description of the Company’s policies regarding fair value measurement and its application to these financial instruments follows.

Financial Instruments Measured at Fair Value.    All of the instruments within Financial instruments owned and Financial instruments sold, not yet purchased, are measured at fair value, either through the fair value option election (discussed below) or as required by other accounting pronouncements. These instruments primarily represent the Company’s trading and investment activities and include both cash and derivative products. In addition, Securities received as collateral and Obligation to return securities received as collateral are measured at fair value as required by other accounting pronouncements. Additionally, certain Commercial paper and other short-term borrowings (primarily structured notes), certain Deposits, Other secured financings and certain Long-term borrowings (primarily structured notes and certain junior subordinated debentures) are measured at fair value through the fair value option election.

Gains and losses on all of these instruments carried at fair value are reflected in Principal transactions—trading revenues, Principal transactions—investment revenues or Investment banking revenues in the consolidated statements of income, except for derivatives accounted for as hedges (see “Hedge Accounting” section herein). Interest income and expense and dividend income are recorded within the consolidated statements of income depending on the nature of the instrument and related market conventions. When interest and dividends are included as a component of the instruments’ fair value, interest and dividends are included within Principal transactions—trading revenues or Principal transactions—investment revenues. Otherwise, they are included within Interest and dividend income or Interest expense. The fair value of over-the-counter (“OTC”) financial instruments, including derivative contracts related to financial instruments and commodities, is presented in the accompanying consolidated statements of financial condition on a net-by-counterparty basis, when appropriate. Additionally, the Company nets fair value of cash collateral paid or received against fair value amounts recognized for net derivative positions executed with the same counterparty under the same master netting arrangement.

Fair Value Option.    The Company adopted the provisions of SFAS No. 159 effective December 1, 2006. SFAS No. 159 provides entities the option to measure certain financial assets and financial liabilities at fair value with changes in fair value recognized in earnings each period. SFAS No. 159 permits the irrevocable fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The Company applies the fair value option for certain eligible instruments, including certain loans and lending commitments, certain equity method investments, certain structured notes, certain junior subordinated debentures, certain time deposits and Other secured financings.

Fair Value Measurement—Definition and Hierarchy.    The Company adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), effective December 1, 2006. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of

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unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the observability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2—Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, such as those experienced in fiscal 2008, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3 (see Note 3). In addition, a continued downturn in market conditions could lead to further declines in the valuation of many instruments.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Valuation Techniques.    Many cash and OTC contracts have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that a party is willing to pay for an asset. Ask prices represent the lowest price that a party is willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, the Company does not require that the fair value estimate always be a predetermined point in the bid-ask range. The Company’s policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that meets the Company’s best estimate of fair value. For offsetting positions in the same financial instrument, the same price within the bid-ask spread is used to measure both the long and short positions.

Fair value for many cash and OTC contracts is derived using pricing models. Pricing models take into account the contract terms (including maturity) as well as multiple inputs, including, where applicable, commodity prices, equity prices, interest rate yield curves, credit curves, correlation, creditworthiness of the counterparty, option volatility and currency rates. In accordance with SFAS No. 157, the impact of the Company’s own credit spreads is also considered when measuring the fair value of liabilities, including OTC derivative contracts. Where appropriate, valuation adjustments are made to account for various factors such as liquidity risk (bid-ask

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adjustments), credit quality and model uncertainty. These adjustments are subject to judgment, are applied on a consistent basis and are based upon observable inputs where available. The Company generally subjects all valuations and models to a review process initially and on a periodic basis thereafter.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that the Company believes market participants would use in pricing the asset or liability at the measurement date.

See Note 3 for a description of valuation techniques applied to the major categories of financial instruments measured at fair value.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis.    Certain of the Company’s assets were measured at fair value on a non-recurring basis. These assets include certain goodwill, certain intangible assets, certain premises and equipment, certain equity method investments, certain loans and certain real estate investments that were impaired during fiscal 2008, primarily in the fourth quarter, and written down to their fair value. In addition, a continued downturn in market conditions could result in additional impairment charges in future periods.

For assets and liabilities measured at fair value on a non-recurring basis, fair value is determined by using various valuation approaches. The same hierarchy as described above, which maximizes the use of observable inputs and minimizes the use of unobservable inputs, by generally requiring that the observable inputs be used when available, is used in measuring fair value for these items.

For further information on financial assets and liabilities that are measured at fair value on a recurring and non-recurring basis, see Note 3.

Hedge Accounting.

The Company applies hedge accounting for hedges involving various derivative financial instruments and non-U.S. dollar-denominated debt used to hedge interest rate, foreign exchange and credit risk arising from assets and liabilities not held at fair value. These derivative financial instruments are included within Financial instruments owned—Derivative and other contracts or Financial instruments sold, not yet purchased—Derivative and other contracts in the consolidated statements of financial condition.

The Company’s hedges are designated and qualify for accounting purposes as one of the following types of hedges: hedges of changes in fair value of assets and liabilities due to the risk being hedged (fair value hedges), hedges of the variability of future cash flows from floating rate assets and liabilities due to the risk being hedged (cash flow hedges) and hedges of net investments in foreign operations whose functional currency is different from the reporting currency of the parent company (net investment hedges).

For all hedges where hedge accounting is being applied, effectiveness testing and other procedures to ensure the ongoing validity of the hedges are performed at least monthly. The impact of hedge ineffectiveness on the consolidated statements of income, primarily related to fair value hedges, was a gain of $17.3 million during fiscal 2008 and a gain of $132.3 million during fiscal 2007. The amount excluded from the assessment of hedge effectiveness was immaterial.

Fair Value Hedges—Interest Rate Risk.    The Company’s designated fair value hedges consisted primarily of interest rate swaps designated as fair value hedges of changes in the benchmark interest rate of fixed rate

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borrowings, including both certificates of deposit and senior long-term borrowings. In the first quarter of fiscal 2007, the Company began using regression analysis to perform an ongoing prospective and retrospective assessment of the effectiveness of these hedging relationships (i.e., the Company applied the “long-haul” method of hedge accounting). A hedging relationship is deemed effective if the fair values of the hedging instrument (derivative) and the hedged item (debt liability) change inversely within a range of 80% to 125%. The Company considers the impact of valuation adjustments related to the Company’s own credit spreads and counterparty credit spreads to determine whether they are material to the fair value of the individual derivatives designated in hedging relationships and whether they would cause the hedging relationship to be ineffective.

Previously, for these hedges, the Company ensured that the terms of the hedging instruments and hedged items matched and that other accounting criteria were met so that the hedges were assumed to have no ineffectiveness (i.e., the Company applied the “shortcut” method of hedge accounting). The Company also used interest rate swaps as fair value hedges of the benchmark interest rate risk of host contracts of equity-linked notes that contained embedded derivatives. For these hedging relationships, regression analysis was used for the prospective and retrospective assessments of hedge effectiveness.

For qualifying fair value hedges of benchmark interest rates, the changes in the fair value of the derivative and the changes in the fair value of the hedged liability provide offset of one another and, together with any resulting ineffectiveness, are recorded in Interest expense. When a derivative is de-designated as a hedge, any basis adjustment remaining on the hedged liability is amortized to Interest expense over the remaining life of the liability using the effective interest method.

Fair Value Hedges—Credit Risk.    Until the fourth quarter of fiscal 2007, the Company had designated a portion of a credit derivative embedded in a non-recourse structured note liability as a fair value hedge of the credit risk arising from a loan receivable to which the structured note liability was specifically linked. Regression analysis was used to perform prospective and retrospective assessments of hedge effectiveness for this hedge relationship. The changes in the fair value of the derivative and the changes in the fair value of the hedged item provided offset of one another and, together with any resulting ineffectiveness, were recorded in Principal transactions—trading revenues. This hedge was terminated in the fourth quarter of fiscal 2007 upon derecognition of both the hedging instrument and the hedged item.

Cash Flow Hedges.    The Company applies cash flow hedge accounting to interest rate swaps designated as hedges of the variability of future cash flows from floating rate liabilities due to the benchmark interest rate. The Company uses regression analysis to perform an ongoing prospective and retrospective assessment of the effectiveness of these hedging relationships. Changes in fair value of these interest rate swaps are recorded to “Net change in cash flow hedges” as a component of Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects, to the extent they are effective. Amounts recorded to Accumulated other comprehensive income (loss) are then reclassified to Interest expense as interest on the hedged borrowings is recognized. Any ineffective portion of the change in fair value of these instruments is recorded to Interest expense.

Before the sale of the aircraft leasing business in 2006 (see Note 19), the Company applied hedge accounting to interest rate swaps used to hedge variable rate long-term borrowings associated with this business. Changes in the fair value of the swaps were recorded in Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects, and then reclassified to Interest expense as interest on the hedged borrowings was recognized.

In connection with the sale of the aircraft leasing business, the Company de-designated the interest rate swaps associated with this business effective August 31, 2005 and no longer accounts for them as cash flow hedges.

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Amounts in Accumulated other comprehensive income (loss) related to those interest rate swaps continue to be reclassified to Interest expense since the related borrowings remain outstanding. The Company estimates that approximately $21 million of the unrealized loss recognized in Accumulated other comprehensive income (loss) as of November 30, 2008 will be reclassified into earnings within the next 12 months.

Net Investment Hedges.    The Company utilizes forward foreign exchange contracts and non-U.S. dollar-denominated debt to manage the currency exposure relating to its net investments in non-U.S. dollar functional currency operations. No hedge ineffectiveness is recognized in earnings since the notional amounts of the hedging instruments equal the portion of the investments being hedged, and, where forward contracts are used, the currencies being exchanged are the functional currencies of the parent and investee; where debt instruments are used as hedges, they are denominated in the functional currency of the investee. The gain or loss from revaluing hedges of net investments in foreign operations at the spot rate is deferred and reported within Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects. The forward points on the hedging instruments are recorded in Interest and dividend revenues.

Consolidated Statements of Cash Flows.

For purposes of the consolidated statements of cash flows, cash and cash equivalents consist of cash and due from banks and Interest bearing deposits with banks, which are highly liquid investments with original maturities of three months or less and readily convertible to known amounts of cash. The Company’s significant non-cash activities include assumed liabilities, in connection with business acquisitions, of $77 million, $7,704 million and $1,377 million in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. At May 31, 2008, the Company consolidated Crescent Real Estate Equities Limited Partnership (“Crescent”) assets and liabilities of approximately $4.7 billion and $3.9 billion, respectively. In connection with the Discover Spin-off, net assets of approximately $5,558 million were distributed to shareholders in fiscal 2007 (see Note 19). At November 30, 2007, $8,086 million of securities were transferred from Securities available for sale to Financial instruments owned.

Securitization Activities.

The Company engages in securitization activities related to commercial and residential mortgage loans, corporate bonds and loans, U.S. agency collateralized mortgage obligations and other types of financial assets (see Note 5). Generally, such transfers of financial assets are accounted for as sales when the Company has relinquished control over the transferred assets. The gain or loss on sale of such financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer allocated between the assets sold and the retained interests based upon their respective fair values at the date of sale. Transfers that are not accounted for as sales are accounted for as secured borrowings.

Premises, Equipment and Software Costs.

Premises and equipment consist of buildings, leasehold improvements, furniture, fixtures, computer and communications equipment, power plants, tugs, barges, terminals, pipelines and software (externally purchased and developed for internal use). Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided by the straight-line method over the estimated useful life of the asset. Estimated useful lives are generally as follows: buildings—39 years; furniture and fixtures—7 years; computer and communications equipment—3 to 8 years; power plants—15 years; tugs and barges—15 years; and terminals and pipelines—3 to 25 years. Estimated useful lives for software costs are generally 3 to 5 years.

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Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or, where applicable, the remaining term of the lease, but generally not exceeding: 25 years for building structural improvements and 15 years for other improvements.

Income Taxes.

Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates.

Earnings per Common Share.

Basic earnings per common share (“EPS”) is computed by dividing income available to Morgan Stanley common shareholders by the weighted average number of common shares outstanding for the period. Income available to common shareholders represents net income applicable to Morgan Stanley reduced by preferred stock dividends, amortization of discounts on preferred stock issued and allocations of earnings to participating securities. Common shares outstanding include common stock and vested restricted stock unit awards where recipients have satisfied either the explicit vesting terms or retirement-eligible requirements. Diluted EPS reflects the assumed conversion of all dilutive securities.

Effective October 13, 2008, as a result of the adjustment to Equity Units sold to a wholly owned subsidiary of China Investment Corporation (see Note 11), the Company calculates earnings per common share in accordance with the Emerging Issues Task Force (“EITF”) No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” (“EITF 03-6”). EITF 03-6 addresses the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company along with common shareholders according to a predetermined formula. The two-class method requires the Company to present earnings per common share as if all of the earnings for the period are distributed to common shareholders and any participating securities, regardless of whether any actual dividends or distributions are made. The amount allocated to the participating securities is based upon the contractual terms of their respective contract and is reflected as a reduction to “Net income applicable to Morgan Stanley common shareholders” for both the Company’s basic and diluted earnings per share calculations (see Note 12). The two-class method does not impact the Company’s actual net income or other financial results. Unless contractually required by the terms of the participating securities, no losses are allocated to participating securities for purposes of the earnings per share calculation under the two-class method.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.” Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 became effective for the Company on January 1, 2009. All prior-period earnings per share data presented have been adjusted retrospectively.

Stock-Based Compensation.

The Company accounts for stock-based compensation in accordance with SFAS No. 123R “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R revised the fair value-based method of accounting for share- based payment liabilities, forfeitures and modifications of stock-based awards and clarified guidance in several

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areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to service periods.

SFAS No. 123R requires measurement of compensation cost for equity-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures. The Company determines the fair value of restricted stock units based on the number of units granted and the grant date fair value of the Company’s common stock, measured as the volume-weighted average price on the date of grant. The fair value of stock options is determined using the Black-Scholes valuation model and the single grant life method. Under the single grant life method, option awards with graded vesting are valued using a single weighted-average expected option life. Compensation expense for stock-based payment awards is recognized using the graded vesting attribution method. The Employee Stock Purchase Plan (the “ESPP”) allows employees to purchase shares of the Company’s common stock at a 15% discount from market value. The Company expenses the 15% discount associated with the ESPP.

For stock-based awards issued prior to the adoption of SFAS No. 123R, the Company’s accounting policy for awards granted to retirement-eligible employees is to recognize compensation cost over the service period specified in the award terms. The Company accelerates any unrecognized compensation cost for such awards if and when a retirement-eligible employee leaves the Company.

For fiscal 2005 year-end stock-based compensation awards that were granted to retirement-eligible employees in December 2005, the Company recognized the compensation cost for such awards at the date of grant instead of over the service period specified in the award terms. As a result, the Company recorded non-cash incremental compensation expenses of approximately $260 million in fiscal 2006 for stock-based awards granted to retirement-eligible employees as part of the fiscal 2005 year-end award process and for awards granted to retirement-eligible employees, including new hires, in fiscal 2006. These incremental expenses were included within Compensation and benefits expense and reduced income before taxes within the Institutional Securities ($190 million), Global Wealth Management Group ($50 million) and Asset Management ($20 million) business segments.

Additionally, based on interpretive guidance related to SFAS No. 123R in the first quarter of fiscal 2006, the Company changed its accounting policy for expensing the cost of anticipated year-end equity awards that are granted to retirement-eligible employees in the first quarter of the following year. Effective December 1, 2005, the Company accrues the estimated cost of these awards over the course of the current fiscal year. As such, the Company accrued the estimated cost of fiscal 2008 year-end awards granted to retirement-eligible employees over the 2008 fiscal year, rather than expensing the awards on the date of grant (which occurred in December 2008). The Company believes that this method of recognition for retirement-eligible employees is preferable because it better reflects the period over which the compensation is earned.

Translation of Foreign Currencies.

Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and income statement accounts are translated at weighted average rates of exchange for the year. Gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and related tax effects, are reflected in Accumulated other comprehensive income (loss), a separate component of Shareholders’ equity. Gains or losses resulting from remeasurement of foreign currency transactions are included in net income.

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Goodwill and Intangible Assets.

Goodwill and indefinite-lived intangible assets are not amortized and are reviewed annually (or more frequently when certain events or circumstances exist) for impairment. Other intangible assets are amortized over their useful lives and reviewed for impairment.

Securities Available for Sale.

Beginning in the second quarter of fiscal 2007, the Company purchased certain debt securities that were classified as “securities available for sale” in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). During fiscal 2007, $4.3 billion of securities available for sale were sold for a loss of $74 million. In the fourth quarter of fiscal 2007, the Company determined that it no longer intended to hold the remaining securities in this portfolio until the fair value of the securities recovered to a level that exceeded their initial cost. Accordingly, the Company recorded an other-than-temporary impairment charge of $437 million in Principal transactions–trading revenues in the consolidated statement of income on these securities in the fourth quarter of fiscal 2007 and reclassified $8.1 billion to Financial instruments owned in the consolidated statement of financial condition effective November 30, 2007. This other-than-temporary impairment charge represented all unrealized losses for these securities.

Deferred Compensation Arrangements.

Rabbi Trust.    The Company maintains trusts, commonly referred to as rabbi trusts, in connection with certain deferred compensation plans. Assets of rabbi trusts are consolidated, and the value of the Company’s stock held in rabbi trusts is classified in Shareholders’ equity and generally accounted for in a manner similar to treasury stock. The Company has included its obligations under certain deferred compensation plans in Employee stock trust. Shares that the Company has issued to its rabbi trusts are recorded in Common stock issued to employee trust. Both Employee stock trust and Common stock issued to employee trust are components of Shareholders’ equity. The Company recognizes the original amount of deferred compensation (fair value of the deferred stock award at the date of grant—see Note 15) as the basis for recognition in Employee stock trust and Common stock issued to employee trust. Changes in the fair value of amounts owed to employees are not recognized as the Company’s deferred compensation plans do not permit diversification and must be settled by the delivery of a fixed number of shares of the Company’s common stock.

Deferred Compensation Plans.    The Company also maintains various deferred compensation plans for the benefit of certain employees that provide a return to the participating employees based upon the performance of various referenced investments. The Company often invests directly, as a principal, in such referenced investments related to its obligations to perform under the deferred compensation plans. Changes in value of such investments made by the Company are recorded primarily in Principal transactions—Investments. Expenses associated with the related deferred compensation plans are recorded in Compensation and benefits.

Accounting Developments.

Accounting for Uncertainty in Income Taxes.    In July 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the adoption of FIN 48 on December 1, 2007, the Company recorded a cumulative effect adjustment of approximately $92 million as a decrease to the opening balance of Retained earnings as of December 1, 2007 (see Note 17).

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Employee Benefit Plans.    In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). In fiscal 2007, the Company adopted SFAS No. 158’s requirement to recognize the overfunded or underfunded status of its defined benefit and postretirement plans as an asset or liability. In the first quarter of fiscal 2008, the Company recorded an after-tax charge of approximately $13 million ($21 million pre-tax) to Shareholders’ equity upon early adoption of SFAS No. 158’s other requirement to use the fiscal year-end date as the measurement date (see Note 16).

Offsetting of Amounts Related to Certain Contracts.    In April 2007, the FASB issued FASB Staff Position (“FSP”) No. FIN 39-1, “Amendment of FASB Interpretation No. 39”, (“FSP FIN 39-1”). FSP FIN 39-1 amends certain provisions of FIN 39, “Offsetting of Amounts Related to Certain Contracts,” and permits companies to offset fair value amounts recognized for cash collateral receivables or payables against fair value amounts recognized for net derivative positions executed with the same counterparty under the same master netting arrangement. In accordance with the provisions of FSP FIN 39-1, the Company offset cash collateral receivables and payables against net derivative positions as of November 30, 2008. The adoption of FSP FIN 39-1 on December 1, 2007 did not have a material impact on the Company’s consolidated financial statements.

Dividends on Share-Based Payment Awards.    In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF No. 06-11”). EITF No. 06-11 requires that the tax benefit related to dividend equivalents paid on restricted stock units that are expected to vest be recorded as an increase to additional paid-in capital. The Company currently accounts for this tax benefit as a reduction to its income tax provision. EITF No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007 and interim periods within these years. The Company does not expect the adoption of EITF No. 06-11 to have a material impact on the Company’s consolidated financial statements.

Business Combinations.    In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

Noncontrolling Interests.    In December 2007, the FASB issued SFAS No. 160. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The presentation and disclosure requirements, however, are to be applied retrospectively. See Note 22 for the impact of adopting SFAS No. 160.

Transfers of Financial Assets and Repurchase Financing Transactions.    In February 2008, the FASB issued FSP FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP

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FAS No. 140-3”). The objective of FSP FAS No. 140-3 is to provide implementation guidance on accounting for a transfer of a financial asset and repurchase financing. Under the guidance in FSP FAS No. 140-3, there is a presumption that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (i.e., a linked transaction) for purposes of evaluation under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS No. 140”). If certain criteria are met, however, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under SFAS No. 140. FSP FAS No. 140-3 is effective for fiscal years and interim periods beginning after November 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of FSP FAS 140-3 to have a material impact on the Company’s consolidated financial statements.

Disclosures about Derivative Instruments and Hedging Activities.    In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and requires entities to provide enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008.

Determination of the Useful Life of Intangible Assets.    In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 removes the requirement of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) for an entity to consider, when determining the useful life of an acquired intangible asset, whether the intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions associated with the intangible asset. FSP FAS 142-3 replaces the previous useful-life assessment criteria with a requirement that an entity shall consider its own experience in renewing similar arrangements. If the entity has no relevant experience, it would consider market participant assumptions regarding renewal. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of FSP FAS 142-3 to have a material impact on the Company’s consolidated financial statements.

Earnings Per Share.    In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.” Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 became effective for the Company on January 1, 2009. All prior-period earnings per share data presented have been adjusted retrospectively. See Note 22 for the impact of adopting FSP EITF 03-6-1.

Instruments Indexed to an Entity’s Own Stock.    In June 2008, the FASB ratified the consensus reached by the EITF on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise

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provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of EITF No. 07-5 to change the classification or measurement of its financial instruments.

Fair Value Measurements.    On October 10, 2008 the FASB issued FSP FAS 157–3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP FAS 157–3). FSP FAS 157–3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial instrument when the market for that financial asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of FSP FAS 157–3 did not have a material impact on the Company’s consolidated financial statements.

Transfers of Financial Assets and Extinguishments of Liabilities and Consolidation of Variable Interest Entities.    In September 2008, the FASB issued for comment revisions to SFAS No. 140 and FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities.” The changes proposed include a removal of the scope exemption from FIN 46R for QSPEs, a revision of the current risks and rewards-based FIN 46R consolidation model to a qualitative model based on control and a requirement that consolidation of VIEs be reevaluated on an ongoing basis. Although the revised standards have not yet been finalized, these changes may have a significant impact on the Company’s consolidated financial statements as the Company may be required to consolidate QSPEs to which the Company has previously sold assets. In addition, the Company may also be required to consolidate other VIEs that are not currently consolidated based on an analysis under the current FIN 46R consolidation model. The proposed revisions would be effective for fiscal years that begin after November 15, 2009.

Disclosures about Postretirement Benefit Plan Assets.    In December 2008, the FASB issued FSP FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009.

Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities.    In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008.

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3.    Fair Value Disclosures.

Fair Value Measurements.

A description of the valuation techniques applied to the Company’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

Financial Instruments Owned and Financial Instruments Sold, Not Yet Purchased

U.S. Government and Agency Securities

•

U.S. Government Securities.    U.S. government securities are valued using quoted market prices. Valuation adjustments are not applied. Accordingly, U.S. government securities are categorized in Level 1 of the fair value hierarchy.

•

U.S. Agency Securities.    U.S. agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Non-callable agency issued debt securities are generally valued using quoted market prices. Callable agency issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for identical or comparable securities. Mortgage pass-throughs include To-be-announced (“TBA”) securities and mortgage pass-through certificates. TBA securities are generally valued using quoted market prices or are benchmarked thereto. Fair value of mortgage pass-through certificates are model driven with respect to the comparable TBA security. Actively traded non-callable agency issued debt securities and TBA securities are categorized in Level 1 of the fair value hierarchy. Callable agency issued debt securities and mortgage pass-through certificates are categorized in Level 2 of the fair value hierarchy.

Other Sovereign Government Obligations

•

Foreign sovereign government obligations are valued using quoted prices in active markets when available. To the extent quoted prices are not available, fair value is determined based on a valuation model that has as inputs interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the bond in terms of issuer, maturity and seniority. These bonds are generally categorized in Levels 1 or 2 of the fair value hierarchy.

Corporate and Other Debt

•

Corporate Bonds.    The fair value of corporate bonds is estimated using recently executed transactions, market price quotations (where observable), bond spreads or credit default swap spreads adjusted for any basis difference between cash and derivative instruments. The spread data used are for the same maturity as the bond. If the spread data does not reference the issuer, then data that reference a comparable issuer are used. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name credit default swap spreads and recovery rates based on collateral values as significant inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy; in instances where prices, spreads or any of the other aforementioned key inputs are unobservable, they are categorized in Level 3 of the hierarchy.

•

Corporate Loans and Lending Commitments.    The fair value of corporate loans is estimated using recently executed transactions, market price quotations (where observable) and market observable loan credit default swap spread levels adjusted for any basis difference between cash and derivative instruments, along with proprietary valuation models and default recovery analysis where such transactions and quotations are unobservable. The fair value of contingent corporate lending commitments is estimated by using executed

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transactions on comparable loans and the anticipated market price based on pricing indications from syndicate banks and customers. The valuation of these commitments also takes into account certain fee income. Corporate loans and lending commitments are generally categorized in Level 2 of the fair value hierarchy; in instances where prices or significant spread inputs are unobservable, they are categorized in Level 3 of the hierarchy.

•

Municipal Bonds.    The fair value of municipal bonds is estimated using recently executed transactions, market price quotations and pricing models that factor in, where applicable, interest rates, bond or credit default swap spreads and volatility. These bonds are generally categorized in Level 2 of the fair value hierarchy.

•

Mortgage Loans.    Mortgage loans are valued using prices based on trade data for identical or comparable instruments. Where observable prices are not available, the Company estimates fair value based on benchmarking to prices and rates observed in the primary market for similar loan or borrower types, or based on the present value of expected future cash flows using its best estimates of the key assumptions, including forecasted credit losses, prepayment rates, forward yield curves and discount rates commensurate with the risks involved. Due to the subjectivity involved in comparability assessment related to mortgage loan vintage, geographical concentration, prepayment speed and projected loss assumptions, the majority of loans are classified in Level 3 of the fair value hierarchy.

•

Commercial Mortgage-Backed Securities (“CMBS”) and Asset-Backed Securities (“ABS”).    CMBS and ABS may be valued based on external price or spread data. When position-specific external price data are not observable, the valuation is based on prices of comparable bonds. Valuation levels of ABS and CMBS indices are used as an additional data point for benchmarking purposes or to price outright index positions. CMBS and ABS are categorized in Level 3 if external prices or spread inputs are unobservable or if the comparability assessment involves significant subjectivity related to property type differences, cash flows, performance and other inputs; otherwise, they are categorized in Level 2 of the fair value hierarchy.

•

Auction Rate Securities (“ARS”).    The Company primarily holds investments in Student Loan Auction Rate Securities (“SLARS”) and Municipal Auction Rate Securities (“MARS”) with interest rates that are reset through periodic auctions. SLARS are ABS backed by pools of student loans. MARS are municipal bonds often backed by municipal bond insurance. ARS were historically traded and valued at par due to the auction mechanism and generally liquid markets that existed. Beginning in fiscal 2008, uncertainties in the credit markets have resulted in auctions failing for certain types of ARS. Once the auctions failed, ARS could no longer be valued using observations of auction market prices. Accordingly, the fair value of ARS is determined using independent external market data where available and an internally developed methodology to discount for the lack of liquidity and non-performance risk in the current market environment.

The key drivers that impact the valuation of SLARS are the amount of leverage in each structure, credit rating and liquidity considerations.

The key drivers that impact the valuation of MARS are independent external market data, quality of underlying issuers and evidence of issuer calls. To the extent the valuation technique relies on observable external data, ARS are classified in Level 2; otherwise, they are categorized in Level 3 of the fair value hierarchy.

•

Retained Interests in Securitization Transactions.    Fair value for retained interests in securitized financial assets (in the form of one or more tranches of the securitization) is determined using observable prices or, in cases where observable prices are not available for certain retained interests, the Company estimates fair value based on the present value of expected future cash flows using its best estimates of the key assumptions, including forecasted credit losses, prepayment rates, forward yield curves and

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discount rates commensurate with the risks involved. When observable prices are available, retained interests are categorized in Level 2 of the fair value hierarchy. In the absence of observable prices, retained interests are categorized in Level 3 of the fair value hierarchy.

Corporate Equities

•

Exchange-Traded Equity Securities.    Exchange-traded equity securities are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied and they are categorized in Level 1 of the fair value hierarchy.

Derivative and Other Contracts

•

Listed Derivative Contracts.    Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in Level 2 of the fair value hierarchy.

•

OTC Derivative Contracts.    OTC derivative contracts include forward, swap and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices or commodity prices.

Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed-form analytic formulae, such as the Black- Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets, as is the case for generic interest rate swap and option contracts. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. A substantial majority of OTC derivative products valued by the Company using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.

Other derivative products, typically the newest and most complex products or products that have become illiquid, require more judgment in the implementation of the valuation technique applied due to the complexity of the valuation assumptions and the reduced observability of inputs. This includes derivative interests in certain mortgage-related collateralized debt obligation (“CDO”) securities, mortgage-related credit default swaps, basket credit default swaps and CDO-squared positions where direct trading activity or quotes are unobservable. These instruments involve significant unobservable inputs and are categorized in Level 3 of the fair value hierarchy.

Derivative interests in mortgage-related CDOs, for which observability of external price data is extremely limited, are valued based on an evaluation of the market for similar positions as indicated by primary and secondary market activity in the cash CDO and synthetic CDO markets. Each position is evaluated independently taking into consideration the underlying collateral performance and pricing, behavior of the tranche under various cumulative loss and prepayment scenarios, deal structures (e.g., non-amortizing reference obligations, call features) and liquidity. While these factors may be supported by historical and actual external observations, the determination of their value as it relates to specific positions nevertheless requires significant judgment.

Mortgage-related credit default swaps are valued based on data from comparable credit instruments in the cash market and trades in comparable swaps as benchmarks, as prices and spreads for the specific credits subject to valuation tend to be of limited observability.

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For basket credit default swaps and CDO-squared positions, the correlation between reference credits is a significant input into the pricing model, in addition to several other more observable inputs such as credit spread, interest rates and recovery rates. As the correlation input is unobservable for each specific swap, it is benchmarked to standardized proxy baskets for which external correlation data are available.

The Company trades various derivative structures with commodity underlyings. Depending on the type of structure, the model inputs generally include interest rate yield curves, commodity underlier spread curves, volatility of the underlying commodities and, in some cases, the correlation between these inputs. The fair value of these products is estimated using executed trades and broker and consensus data to provide values for the aforementioned inputs. Where these inputs are unobservable, relationships to observable commodities and data points, based on historic and/or implied observations, are employed as a technique to estimate the model input values. Commodity derivatives are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3 of the fair value hierarchy.

Investments

•

Investments in Private Equity and Real Estate.    The Company’s investments in private equity and real estate take the form of direct private equity investments and investments in private equity and real estate funds. Initially, the transaction price is generally considered by the Company as the exit price and is the Company’s best estimate of fair value. Thereafter, valuation is based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information, including comparable company transactions, performance multiples and changes in market outlook, among other factors. These nonpublic investments are included in Level 3 of the fair value hierarchy because they trade infrequently, and, therefore, the fair value is unobservable.

Physical Commodities

•

The Company trades various physical commodities, including crude oil and refined products, natural gas, base and precious metals and agricultural products. Fair value for physical commodities is determined using observable inputs, including broker quotations and published indices. Physical commodities are categorized in Level 2 of the fair value hierarchy.

Deposits

•	Time Deposits. The fair value of certificates of deposit is estimated using third-party quotations. These deposits are categorized in Level 2 of the fair value hierarchy.

Commercial Paper and Other Short-term Borrowings/Long-Term Borrowings

•

Structured Notes.    The Company issues structured notes that have coupons or repayment terms linked to the performance of debt or equity securities, indices, currencies or commodities. Fair value of structured notes is estimated using valuation models described above for the derivative and debt features of the notes. These models incorporate observable inputs referencing identical or comparable securities, including prices that the notes are linked to, interest rate yield curves, option volatility and currency rates. The impact of the Company’s own credit spreads is also included based on the Company’s observed secondary bond market spreads. Most structured notes are categorized in Level 2 of the fair value hierarchy.

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The following fair value hierarchy tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of November 30, 2008 and November 30, 2007. See Note 2 for a discussion of the Company’s policies regarding this fair value hierarchy.

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of November 30, 2008

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Counterparty and Cash Collateral Netting	Balance as of November 30, 2008
	(dollars in millions)
Assets
Financial instruments owned:
U.S. government and agency securities	$5,930	$14,115	$206	$—	$20,251
Other sovereign government obligations	9,148	10,920	3	—	20,071
Corporate and other debt	47	53,977	34,460	—	88,484
Corporate equities	32,519	3,748	907	—	37,174
Derivative and other contracts(1)	2,478	150,033	40,852	(93,597)	99,766
Investments	536	330	9,509	—	10,375
Physical commodities	2	2,202	—	—	2,204

Total financial instruments owned	50,660	235,325	85,937	(93,597)	278,325
Securities received as collateral	4,402	800	15	—	5,217
Intangible assets(2)	—	—	220	—	220

Liabilities
Commercial paper and other short-term borrowings	$—	$1,412	$—	$—	$1,412
Deposits	—	6,008	—	—	6,008
Financial instruments sold, not yet purchased:
U.S. government and agency securities	9,474	682	—	—	10,156
Other sovereign government obligations	5,140	4,220	—	—	9,360
Corporate and other debt	18	5,400	3,943	—	9,361
Corporate equities	16,418	108	21	—	16,547
Derivative and other contracts(1)	5,509	115,621	13,228	(60,837)	73,521

Total financial instruments sold, not yet purchased	36,559	126,031	17,192	(60,837)	118,945
Obligation to return securities received as collateral	4,402	800	15	—	5,217
Other secured financings	—	6,780	5,747	—	12,527
Long-term borrowings	—	23,413	5,417	—	28,830

(1)	For positions with the same counterparty that cross over the levels of the fair value hierarchy, both counterparty netting and cash collateral netting are included in the column titled “Counterparty and Cash Collateral Netting.” For contracts with the same counterparty, counterparty netting among positions classified within the same level is included within that level.
(2)	Amount represents mortgage servicing rights (“MSRs”) accounted for at fair value (see Note 5).

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Assets and Liabilities Measured at Fair Value on a Recurring Basis as of November 30, 2007

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Counterparty and Cash Collateral Netting	Balance as of November 30, 2007
	(dollars in millions)
Assets
Financial instruments owned:
U.S. government and agency securities	$11,038	$12,189	$660	$—	$23,887
Other sovereign government obligations	15,834	5,743	29	—	21,606
Corporate and other debt	223	110,443	37,058	—	147,724
Corporate equities	82,592	3,549	1,236	—	87,377
Derivative and other contracts(1)	4,526	90,654	21,601	(39,778)	77,003
Investments	953	249	13,068	—	14,270
Physical commodities	—	3,096	—	—	3,096

Total financial instruments owned	115,166	225,923	73,652	(39,778)	374,963
Securities received as collateral	68,031	14,191	7	—	82,229
Intangible assets(2)	—	428	—	—	428

Liabilities
Commercial paper and other short-term borrowings	$—	$3,068	$—	$—	$3,068
Deposits	—	3,769	—	—	3,769
Financial instruments sold, not yet purchased:
U.S. government and agency securities	8,208	13	—	—	8,221
Other sovereign government obligations	9,633	5,994	—	—	15,627
Corporate and other debt	16	6,454	1,122	—	7,592
Corporate equities	29,948	935	16	—	30,899
Derivative and other contracts(1)	7,031	86,968	15,663	(38,058)	71,604
Physical commodities	—	398	—	—	398

Total financial instruments sold, not yet purchased	54,836	100,762	16,801	(38,058)	134,341
Obligation to return securities received as collateral	68,031	14,191	7	—	82,229
Other secured financings	—	25,451	2,321	—	27,772
Long-term borrowings	—	37,994	398	—	38,392

(1)	For positions with the same counterparty that cross over the levels of the fair value hierarchy, both counterparty netting and cash collateral netting are included in the column titled “Counterparty and Cash Collateral Netting.” For contracts with the same counterparty, counterparty netting among positions classified within the same level is included within that level.
(2)	Amount represents MSRs accounted for at fair value (see Note 5).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present additional information about Level 3 assets and liabilities measured at fair value on a recurring basis for fiscal 2008 and fiscal 2007. Level 3 instruments may be hedged with instruments classified in Level 1 and Level 2. As a result, the realized and unrealized gains or (losses) for assets and liabilities within the Level 3 category presented in the tables below do not reflect the related realized and unrealized gains or (losses) on hedging instruments that have been classified by the Company within the Level 1 and/or Level 2 categories. Additionally, both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains or (losses) during the period for assets and liabilities within the Level 3 category presented in the tables below may include changes in fair value during the period that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The following tables reflect gains and losses for all assets and liabilities categorized as Level 3 as of November 30, 2008 and November 30, 2007, respectively. For assets and liabilities that were transferred into Level 3 during the period, gains and losses are presented as if the assets or liabilities had been transferred into Level 3 as of the beginning of the period; similarly, for assets and liabilities that were transferred out of Level 3 during the period, gains and losses are presented as if the assets or liabilities had been transferred out as of the beginning of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Fiscal Year Ended November 30, 2008

	Beginning Balance	Total Realized and Unrealized Gains or (Losses)(1)	Purchases, Sales, Other Settlements and Issuances, net	Net Transfers In and/or (Out) of Level 3	Ending Balance	Unrealized Gains or (Losses) for Level 3 Assets/ Liabilities Outstanding at November 30, 2008(2)
	(dollars in millions)
Assets
Financial instruments owned:
U.S. government and agency securities	$660	$9	$(367)	$(96)	$206	$(8)
Other sovereign government obligations	29	(6)	(20)	—	3	(2)
Corporate and other debt	37,058	(12,835)	411	9,826	34,460	(12,683)
Corporate equities	1,236	(537)	(52)	260	907	(351)
Net derivative and other contracts(3)	5,938	20,974	(512)	1,224	27,624	20,499
Investments	13,068	(3,324)	1,928	(2,163)	9,509	(3,350)
Securities received as collateral	7	—	8	—	15	—
Intangible assets	—	(220)	19	421	220	(220)

Liabilities
Financial instruments sold, not yet purchased:
Corporate and other debt	$1,122	$221	$2,865	$177	$3,943	$94
Corporate equities	16	(165)	(271)	111	21	27
Obligation to return securities received as collateral	7	—	8	—	15	—
Other secured financings	2,321	1,349	1,440	3,335	5,747	1,349
Long-term borrowings	398	226	5,428	(183)	5,417	226

(1)	Total realized and unrealized gains (losses) are primarily included in Principal transactions—trading in the consolidated statements of income except for $(3,324) million related to Financial instruments owned—investments, which is included in Principal transactions—investments .
(2)	Amounts represent unrealized gains (losses) for fiscal 2008 related to assets and liabilities still outstanding at November 30, 2008.
(3)	Net derivative and other contracts represent Financial instruments owned—derivative and other contracts net of Financial instruments sold, not yet purchased—derivative and other contracts.

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Financial instruments owned—Corporate and other debt.    The net losses in Level 3 Corporate and other debt were primarily driven by certain asset-backed securities, including residential and commercial mortgage loans, certain collateralized debt obligations (including collateralized bond obligations and collateralized loan obligations) certain commercial whole loans and by certain corporate loans and lending commitments.

During fiscal 2008, the Company reclassified approximately $17.3 billion of certain Corporate and other debt from Level 2 to Level 3. The reclassifications were primarily related to residential and commercial mortgage-backed securities, commercial whole loans and corporate loans. The reclassifications were due to a reduction in the volume of recently executed transactions and market price quotations for these instruments, or a lack of available broker quotes, such that unobservable inputs had to be utilized for the valuation of these instruments. These unobservable inputs include, depending upon the position, assumptions to establish comparability to bonds, loans or swaps with observable price/spread levels, default recovery rates, forecasted credit losses and prepayment rates.

During fiscal 2008, the Company reclassified approximately $7.5 billion of certain Corporate and other debt from Level 3 to Level 2. These reclassifications primarily related to ABS and corporate loans as some liquidity re-entered the market for these specific positions and external prices and spread inputs for these instruments became observable.

Financial instruments owned—Net derivative and other contracts.    The net gains in Level 3 Net derivative and other contracts were primarily driven by widening of credit spreads on underlying reference entities of certain basket default swaps, single name default swaps and tranche-indexed credit default swaps where the Company was long protection.

The Company reclassified certain Net derivative contracts from Level 2 to Level 3. The reclassifications were primarily related to tranche-indexed credit default swaps. The reclassifications were due to a reduction in the volume of recently executed transactions and market price quotations for these instruments, or a lack of available broker quotes, such that unobservable inputs had to be utilized for the fair value measurement. These unobservable inputs include assumptions of comparability to similar instruments with observable market levels and correlation.

Financial instruments owned—Investments.    The net losses from investments were primarily related to investments associated with the Company’s real estate products and private equity portfolio.

The Company reclassified investments from Level 3 to Level 2 because it was determined that certain significant inputs for the fair value measurement were observable.

Intangible assets.    The Company reclassified MSRs from Level 2 to Level 3 as significant inputs to the valuation model became unobservable during the period.

Other secured financings.    The Company reclassified Other secured financings from Level 2 to Level 3 because it was determined that certain significant inputs for the fair value measurement were unobservable.

Long-term borrowings.    Amounts included in the Purchases, sales, other settlements and issuances, net column primarily relates to the issuance of junior subordinated debentures related to China Investment Corporation (“CIC”) investment (see Note 11).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Fiscal Year Ended November 30, 2007

	Beginning Balance	Total Realized and Unrealized Gains or (Losses)(1)	Purchases, Sales, Other Settlements and Issuances, net	Net Transfers In and/or (Out) of Level 3	Ending Balance	Unrealized Gains or (Losses) for Level 3 Assets/ Liabilities Outstanding at November 30, 2007(2)
	(dollars in millions)
Assets
Financial instruments owned:
U.S. government and agency securities	$2	$134	$524	$—	$660	$49
Other sovereign government obligations	162	10	(143)	—	29	2
Corporate and other debt	33,941	(5,999)	3,664	5,452	37,058	(4,528)
Corporate equities	1,040	62	(260)	394	1,236	515
Net derivative and other contracts(3)	30	4,152	913	843	5,938	(3,294)
Investments	3,879	2,538	6,651	—	13,068	1,492
Securities received as collateral	40	—	(33)	—	7	—
Other assets(4)	2,154	32	(2,186)	—	—	—

Liabilities
Financial instruments sold, not yet purchased:
Corporate and other debt	$185	$(1,242)	$(439)	$134	$1,122	$(455)
Corporate equities	9	(58)	(55)	4	16	(27)
Obligation to return securities received as collateral	40	—	(33)	—	7	—
Other secured financings	4,724	—	(2,403)	—	2,321	—
Long-term borrowings	464	(114)	(185)	5	398	(116)

(1)	Total realized and unrealized gains (losses) are included in Principal transactions—trading in the consolidated statements of income except for $2,538 million related to Financial instruments owned—investments, which is included in Principal transactions—investments and $32 million related to Other assets associated with DFS and included in discontinued operations.
(2)	Amounts represent unrealized gains (losses) for fiscal 2007 related to assets and liabilities still outstanding at November 30, 2007.
(3)	Net derivative and other contracts represent Financial instruments owned—derivative and other contracts net of Financial instruments sold, not yet purchased—derivative and other contracts.
(4)	Other assets were disposed of in connection with the Discover Spin-off.

Financial instruments owned and Financial instruments sold, not yet purchased—Corporate and other debt.    The net losses in Level 3 Corporate and other debt were primarily driven by certain asset-backed securities, including residential and commercial mortgage loans, and by corporate loans and lending commitments.

The Company reclassified certain Corporate and other debt from Level 2 to Level 3 because certain significant inputs for the fair value measurement became unobservable. These reclassifications included transfers in the fourth quarter of fiscal 2007 primarily related to the continued market and liquidity deterioration in the mortgage markets. The most material transfers into Level 3 were in commercial whole loans, residuals from residential securitizations and interest-only commercial mortgage and agency bonds.

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Financial instruments owned—Net derivative and other contracts.    The net gains in Level 3 Net derivative contracts were primarily driven by certain credit default swaps and other instruments associated with the Company’s credit products and securitized products activities. The Company recorded offsetting net losses in Level 2 Net derivative contracts, which were primarily associated with the Company’s credit products and securitized products activities.

The Company reclassified certain Net derivative contracts from Level 2 to Level 3 because certain significant inputs for the fair value measurement became unobservable. The most material transfers into Level 3 were commercial and residential credit default swaps.

Financial instruments owned—Investments.    The net gains from Financial instruments owned—investments were primarily related to investments associated with the Company’s real estate products and private equity portfolio.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis as of November 30, 2008

Certain assets were measured at fair value on a non-recurring basis and are not included in the tables above. These assets include certain loans, certain equity method investments, certain premises and equipment, certain goodwill, certain intangible assets and certain real estate investments that were impaired during fiscal 2008, primarily in the fourth quarter. The following table presents, by caption on the consolidated statement of financial position, the fair value hierarchy for those assets measured at fair value on a non-recurring basis during fiscal 2008.

	Carrying Value at November 30, 2008	Fair Value Measurements Using:			Total Gains (Losses) for Fiscal 2008(1)
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(dollars in millions)
Receivables—Other loans(2)	$634	$—	$70	$564	$(121)
Other investments(3)	164	—	—	164	(96)
Premises, equipment and software costs(4)	91	—	—	91	(15)
Goodwill(5)	—	—	—	—	(673)
Intangible assets(6)	219	—	—	219	(52)
Other assets(7)	777	—	—	777	(281)

Total	$1,885	$—	$70	$1,815	$(1,238)

(1)	Impairment losses are recorded within Other expenses in the consolidated statement of income except for impairment losses related to Receivables—Other loans and Other investments, which are included in Other revenues.
(2)	Loans held for investment with a carrying amount of $755 million were written down to their fair value of $634 million, resulting in an impairment charge of $121 million, calculated based upon the fair value of the collateral. The fair value of the collateral was determined using external indicative bids, if available, or internal expected recovery models.
(3)	Equity method investments with a carrying amount of $260 million were written down to their fair value of $164 million, resulting in an impairment charge of $96 million. Impairment losses recorded were determined primarily using discounted cash flow models.
(4)	Property and equipment with a carrying amount of $106 million were written down to their fair value of $91 million, resulting in an impairment charge of $15 million. The impairment charge relates to the fixed income business, which is a reporting unit within the Institutional Securities business segment.
(5)	Goodwill with a carrying amount of $673 million was written down to its fair value of $0 million, resulting in an impairment charge of $673 million. The impairment charge relates to the fixed income business, which is a reporting unit within the Institutional Securities business segment. The fair value of the fixed income business was estimated by comparison to similar companies using their publicly traded price-to-book multiples as the basis for valuation. The impairment charge resulted from declines in the credit and mortgage markets in general, which caused significant declines in the stock market capitalization in the fourth quarter of fiscal 2008, and hence, a decline in the fair value of the fixed income business (see Note 6).

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(6)	Intangible assets other than goodwill with a carrying amount of $271 million were written down to fair value of $219 million, resulting in an impairment charge of $52 million. Impairment losses of $21 million recorded within the Institutional Securities business segment primarily related to intellectual property rights. Impairment losses of $31 million recorded within the Asset Management business segment primarily related to management contract intangibles (see Note 6).
(7)	Buildings and property with a carrying amount of $1,004 million were written down to their fair value of $737 million, resulting in an impairment charge of $267 million. Fair values were generally determined using discounted cash flow models or third-party appraisals and valuations. A deferred commission asset associated with certain mutual fund sales commissions with a carrying value of $54 million was written down to its fair value of $40 million, resulting in an impairment of $14 million. The fair value was determined using a discounted cash flow model. These charges relate to the Asset Management business segment.

There were no liabilities measured at fair value on a non-recurring basis during fiscal 2008. There were no assets or liabilities measured at fair value on a non-recurring basis during fiscal 2007.

Fair Value Option.

The following table presents information about the eligible instruments for which the Company elected the fair value option and for which a transition adjustment was recorded as of December 1, 2006:

	Carrying Value of Instrument at December 1, 2006	Transition Adjustment to Retained Earnings Gain/(Loss)	Carrying Value of Instrument at December 1, 2006 (after Adoption of SFAS No. 159)
	(dollars in millions)
Financial instruments owned:
Corporate lending(1)	$8,587	$16	$8,603
Mortgage lending(2)	1,258	7	1,265
Investments(3)	1,305	13	1,318
Commercial paper and other short-term borrowings(4)	946	(1)	947
Deposits(5)	3,143	1	3,142
Long-term borrowings(4)	14,354	130	14,224

Pre-tax cumulative effect of adoption of the fair value option		166
Deferred taxes		64

Cumulative effect of adoption of the fair value option		$102

The transition adjustments were primarily related to the following:

(1)	Loans and lending commitments made in connection with Institutional Securities’ corporate lending activities. The fair value option was elected for these positions as they are generally risk managed on a fair value basis.
(2)	Certain mortgage lending products which are risk managed by the Institutional Securities business segment on a fair value basis. The Company did not elect the fair value option for other eligible mortgage lending products that were managed by the Discover business segment prior to the Discover Spin-off.
(3)	Certain investments that had been previously accounted for under the equity method, as well as certain interests in clearinghouses. The fair value option was elected only for positions that are risk managed on a fair value basis.
(4)	Structured notes and other hybrid long-term debt instruments. The fair value option was elected for these positions as they are risk managed on a fair value basis. The fair value option was elected for all such instruments issued after December 1, 2006 and a portion of the portfolio of instruments outstanding as of December 1, 2006. The fair value option was not elected for the remaining portion of the portfolio that existed as of December 1, 2006 due to cost-benefit considerations, including the operational effort involved.
(5)	Certain time deposits (i.e., brokered and callable certificates of deposit) issued by certain of the Company’s bank subsidiaries. The fair value option was elected for these positions as they are risk-managed on a fair value basis. The Company did not elect the fair value option for other eligible instruments within Deposits that were managed by the Discover business segment prior to the Discover Spin-off.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present gains and (losses) due to changes in fair value for items measured at fair value pursuant to the fair value option election for fiscal 2008 and fiscal 2007.

	Principal Transactions: Trading	Net Interest Revenue	Gains (Losses) Included in Net Revenues
	(dollars in millions)
Fiscal 2008

Commercial paper and other short-term borrowings	$1,238	$(2)	$1,236
Deposits	14	—	14
Long-term borrowings	10,924	(748)	10,176

Fiscal 2007

Commercial paper and other short-term borrowings	$(326)	$(5)	$(331)
Deposits	(5)	—	(5)
Long-term borrowings	(481)	(366)	(847)

In addition to the amounts in the above table, as discussed in Note 2, all of the instruments within Financial instruments owned or Financial instruments sold, not yet purchased are measured at fair value, either through the election of SFAS No. 159 or as required by other accounting pronouncements.

For fiscal 2008 and fiscal 2007, the estimated changes in the fair value of the Company’s short-term and long-term borrowings, including structured notes and junior subordinated debentures, for which the fair value option was elected that were attributable to changes in instrument-specific credit spreads were gains of approximately $5.6 billion and $840 million, respectively. These gains were attributable to the widening of the Company’s credit spreads and were determined based upon observations of the Company’s secondary bond market spreads. The remainder of changes in fair value of the short-term and long-term borrowings during fiscal 2008 is attributable to changes in foreign currency exchange rates and interest rates and movements in the reference price or index for structured notes. As of November 30, 2008 and November 30, 2007, the aggregate contractual principal amount of short-term and long-term debt instruments for which the fair value option was elected exceeded the fair value of such instruments by approximately $7.5 billion and $1.6 billion, respectively. These amounts do not include structured notes where the repayment of the initial principal amount fluctuates based on changes in the reference price or index.

The estimated changes in the fair value of certain financial instruments included in Financial instruments sold, not yet purchased, for which the fair value option was elected that was attributable to changes in instrument-specific credit spreads were gains of approximately $280 million in fiscal 2008. The gains were related to contingent lending commitments. These contingent lending commitments closed, and accordingly, the contracts were reclassified from Financial instruments sold, not yet purchased—Corporate and other debt to Financial instruments owned—Corporate and other debt as the contracts became funded loan assets. The gains on contingent lending commitments discussed above were partially offset by losses on loan assets in fiscal 2008. See discussion below regarding changes in instrument-specific credit spreads related to loan assets. For fiscal 2007, the estimated changes in the fair value of certain financial instruments included in Financial instruments sold, not yet purchased for which the fair value option was elected that were attributable to changes in instrument-specific credit spreads were losses of approximately $291 million. This loss was primarily related to leveraged lending contingent commitments and was attributable to the illiquid market conditions that existed late in fiscal 2007. It was generally determined based on the differential between estimated expected client yields at November 30, 2007 and contractual yields.

As of November 30, 2008 and November 30, 2007, the aggregate contractual principal amount of loans for which the fair value option was elected exceeded the fair value of such loans by approximately $30.5 billion and $28.9 billion, respectively. The aggregate fair value of loans that were 90 or more days past due as of November 30,

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2008 and November 30, 2007 was $2.0 billion and $6.6 billion, respectively. The aggregate contractual principal amount of such loans 90 or more days past due exceeded their fair value by approximately $19.8 billion and $23.5 billion at November 30, 2008 and November 30, 2007, respectively. This difference in amount primarily emanates from the Company’s distressed debt trading business, which purchases distressed debt at amounts well below par.

For fiscal 2008, changes in the fair value of loans for which the fair value option was elected that were attributable to changes in instrument-specific credit spreads were losses of $5.9 billion. For fiscal 2007, changes in the fair value of loans for which the fair value option was elected that were attributable to changes in instrument-specific credit spreads were losses of $2.3 billion. Instrument-specific credit losses were determined by excluding the non-credit components of gains and losses, such as those due to changes in interest rates.

Financial Instruments Not Measured at Fair Value.

Some of the Company’s financial instruments are not measured at fair value on a recurring basis but nevertheless are recorded at amounts that approximate fair value due to their liquid or short-term nature. Such financial assets and financial liabilities include: Cash and due from banks, the cash component of Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements, Interest bearing deposits with banks, Federal funds sold and Securities purchased under agreements to resell, Securities borrowed, Securities sold under agreements to repurchase, Securities loaned, Receivables—customers, Receivables—brokers, dealers and clearing organizations, Payables—customers, Payables—brokers, dealers and clearing organizations, certain Commercial paper and other short-term borrowings, and certain Deposits.

The Company’s long-term borrowings are recorded at historical amounts unless elected under the SFAS No. 159 fair value election or designated as a hedged item in a fair value hedge under SFAS No. 133. For long-term borrowings not measured at fair value, the fair value of the Company’s long-term borrowings was estimated using either quoted market prices or discounted cash flow analyses based on the Company’s current borrowing rates for similar types of borrowing arrangements. At November 30, 2008, the carrying value of the Company’s long-term borrowings was approximately $25.0 billion higher than fair value. At November 30, 2007, the carrying value of the Company’s long-term borrowings was approximately $3.3 billion higher than fair value.

4.    Collateralized Transactions.

Securities purchased under agreements to resell (“reverse repurchase agreements”) and Securities sold under agreements to repurchase (“repurchase agreements”), principally government and agency securities, are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase agreements and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. The Company’s policy is generally to take possession of securities purchased under agreements to resell. Securities borrowed and Securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. Other secured financings include the liabilities related to transfers of financial assets that are accounted for as financings rather than sales, consolidated variable interest entities where the Company is deemed to be the primary beneficiary, and certain equity-referenced securities and loans where in all instances these liabilities are payable solely from the cash flows of the related assets accounted for as Financial instruments owned.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company pledges its financial instruments owned to collateralize repurchase agreements and other securities financings. Pledged securities that can be sold or repledged by the secured party are identified as Financial instruments owned (pledged to various parties) in the consolidated statements of financial condition. The carrying value and classification of securities owned by the Company that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge the collateral were as follows:

	At November 30, 2008	At November 30, 2007
	(dollars in millions)
Financial instruments owned:
U.S. government and agency securities	$7,701	$7,134
Other sovereign government obligations	626	333
Corporate and other debt	33,037	32,530
Corporate equities	5,726	1,133

Total	$47,090	$41,130

The Company enters into reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions to, among other things, acquire securities to cover short positions and settle other securities obligations, to accommodate customers’ needs and to finance the Company’s inventory positions. The Company also engages in securities financing transactions for customers through margin lending. Under these agreements and transactions, the Company either receives or provides collateral, including U.S. government and agency securities, other sovereign government obligations, corporate and other debt, and corporate equities. The Company receives collateral in the form of securities in connection with reverse repurchase agreements, securities borrowed and derivative transactions, and customer margin loans. In many cases, the Company is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, to enter into securities lending and derivative transactions or for delivery to counterparties to cover short positions. At November 30, 2008 and November 30, 2007, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was $294 billion and $948 billion, respectively, and the fair value of the portion that had been sold or repledged was $227 billion and $708 billion, respectively.

The Company additionally receives securities as collateral in connection with certain securities for securities transactions in which the Company is the lender. In instances where the Company is permitted to sell or repledge these securities, the Company reports the fair value of the collateral received and the related obligation to return the collateral in the consolidated statements of financial condition. At November 30, 2008 and November 30, 2007, $5 billion and $82 billion, respectively, were reported as Securities received as collateral and an Obligation to return securities received as collateral in the consolidated statements of financial condition. Collateral received in connection with these transactions that was subsequently repledged was approximately $5 billion and $72 billion at November 30, 2008 and November 30, 2007, respectively.

The Company manages credit exposure arising from reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions by, in appropriate circumstances, entering into master netting agreements and collateral arrangements with counterparties that provide the Company, in the event of a customer default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations. The Company also monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral to ensure such transactions are adequately collateralized. Where deemed appropriate, the Company’s agreements with third parties specify its rights to request additional collateral. Customer receivables generated from margin lending activity are collateralized by customer-owned securities held by the Company. For these transactions, adherence to the

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Company’s collateral policies significantly limits the Company’s credit exposure in the event of customer default. The Company may request additional margin collateral from customers, if appropriate, and, if necessary, may sell securities that have not been paid for or purchase securities sold but not delivered from customers.

The Company is subject to concentration risk by holding large positions in certain types of securities, loans or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries, or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally the U.K., Japan, South Korea and Brazil), which, in the aggregate, represented approximately 6% of the Company’s total assets at November 30, 2008. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 19% of the Company’s total assets at November 30, 2008, consist of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its private equity, principal investment and lending activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. In addition, the Company may originate or purchase certain residential and commercial mortgage loans that could contain certain terms and features that may result in additional credit risk as compared with more traditional types of mortgages. Such terms and features may include loans made to borrowers subject to payment increases or loans with high loan-to-value ratios.

5.    Securitization Activities and Variable Interest Entities.

Securitization Activities.    The Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds and other types of financial assets. Special purpose entities (“SPEs”), also known as VIEs, are typically used in such securitization transactions. The Company does not consolidate certain securitization vehicles, commonly known as QSPEs, if they meet certain criteria regarding the types of assets and derivatives they may hold, the types of sales they may engage in and the range of discretion they may exercise in connection with the assets they hold. The determination of whether an SPE meets the criteria to be a QSPE requires considerable judgment, particularly in evaluating whether the permitted activities of the SPE are significantly limited and in determining whether derivatives held by the SPE are passive and nonexcessive. See Note 1 for further information on QSPEs.

The following table presents the total assets (unpaid principal amount) of, and retained interests in, QSPEs to which the Company acting as principal has transferred assets and received sales treatment:

	At November 30, 2008
	QSPE Assets	Retained Interests
	(dollars in millions)
Residential mortgage loans	$67,909	$593
Commercial mortgage loans	111,069	416
U.S. agency collateralized mortgage obligations	29,008	233
Other	2,628	—

Total	$210,614	$1,242

Transferred assets are carried at fair value prior to securitization, and any changes in fair value are recognized in the consolidated statements of income. The Company may act as underwriter of the beneficial interests issued by

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securitization vehicles. Underwriting net revenues are recognized in connection with these transactions. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the consolidated statements of income. Net gains at the time of securitization were not material in fiscal 2008.

The following tables present information on the Company’s investment grade and non-investment grade residential mortgage loan, commercial mortgage loan and U.S. agency collateralized mortgage obligation securitization transactions (dollars in millions):

At November 30, 2008:	Residential Mortgage Loans	Commercial Mortgage Loans	U.S. Agency Collateralized Mortgage Obligations
Investment grade retained interests	$548	$321	$233
Non-investment grade retained interests	45	95	—

Total retained interests (carrying amount/fair value)	$593	$416	$233

At November 30, 2007:	Residential Mortgage Loans	Commercial Mortgage Loans	U.S. Agency Collateralized Mortgage Obligations
Investment grade retained interests	$2,048	$678	$826
Non-investment grade retained interests	1,167	406	—

Total retained interests (carrying amount/fair value)	$3,215	$1,084	$826

During fiscal 2008, fiscal 2007 and fiscal 2006, the Company received proceeds from new securitization transactions of $7 billion, $64 billion and $68 billion, respectively, and cash flows from retained interests in securitization transactions of $3.1 billion, $6.0 billion and $6.0 billion, respectively.

Variable Interest Entities.    FIN 46R applies to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns or both as a result of holding variable interests. The Company consolidates entities of which it is the primary beneficiary. For those entities deemed to be QSPEs (as defined in SFAS No. 140), the Company does not consolidate the entity. See Note 1 regarding the characteristics of QSPEs.

The Company is involved with various entities in the normal course of business that may be deemed to be VIEs. The Company’s variable interests in VIEs include debt and equity interests, commitments, guarantees and derivative instruments. The Company’s involvement with VIEs arises primarily from:

•	Purchased, sold and retained interests in connection with market-making and securitization activities.

•	Guarantees issued and residual interests retained in connection with municipal bond securitizations.

•	Loans and investments made to VIEs that hold debt, equity, real estate or other assets.

•	Derivatives entered into with variable interest entities.

•	Structuring of credit linked notes or other asset-repackaged notes designed to meet the investment objectives of clients.

•	Other structured transactions designed to provide enhanced, tax-efficient yields to the Company or its clients.

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The following tables present information about the Company’s total assets and maximum exposure to loss associated with VIEs as of November 30, 2008 and November 30, 2007, which the Company consolidates. The Company generally accounts for the assets held by the entities as Financial instruments owned and the liabilities of the entities as Other secured financings in the consolidated statements of financial condition (dollars in millions):

	VIE Assets That the Company Consolidates	As of November 30, 2008 Maximum Exposure to Loss in Consolidated VIEs
		Debt and Equity Interests	Derivatives	Commitments and Guarantees	Total
Mortgage and asset-backed securitizations	$4,478	$1,767	$—	$—	$1,767
Credit and real estate	4,335	2,810	2,022	—	4,832
Commodities financing	948	—	1,440	—	1,440
Other structured transactions	1,290	520	—	—	520

	$11,051	$5,097	$3,462	$—	$8,559

	VIE Assets That the Company Consolidates	As of November 30, 2007 Maximum Exposure to Loss in Consolidated VIEs
		Debt and Equity Interests	Derivatives	Commitments and Guarantees	Total
Mortgage and asset-backed securitizations	$5,916	$1,746	$4	$—	$1,750
Municipal bond trusts	828	1	—	827	828
Credit and real estate	5,130	2,515	3,320	—	5,835
Commodities financing	1,170	—	328	—	328
Other structured transactions	9,403	8,868	—	9	8,877

	$22,447	$13,130	$3,652	$836	$17,618

The following tables present information about the Company’s total assets and maximum exposure to loss associated with non-consolidated VIEs as of November 30, 2008 and November 30, 2007 in which the Company had significant variable interests (dollars in millions):

	VIE Assets That the Company Does Not Consolidate	As of November 30, 2008 Maximum Exposure to Loss in Non-consolidated VIEs
		Debt and Equity Interests	Derivatives	Commitments and Guarantees	Total
Mortgage and asset-backed securitizations	$2,256	$88	$6	$—	$94
Municipal bond trusts	1,805	1,427	—	64	1,491
Credit and real estate	10,781	4,372	208	—	4,580
Other structured transactions	7,438	500	—	479	979

	$22,280	$6,387	$214	$543	$7,144

	VIE Assets That the Company Does Not Consolidate	As of November 30, 2007 Maximum Exposure to Loss in Non-consolidated VIEs
		Debt and Equity Interests	Derivatives	Commitments and Guarantees	Total
Mortgage and asset-backed securitizations	$7,234	$155	$125	$—	$280
Credit and real estate	20,265	12,987	200	68	13,255
Other structured transactions	10,218	1,967	—	474	2,441

	$37,717	$15,109	$325	$542	$15,976

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The Company’s maximum exposure to loss often differs from the carrying value of the VIE’s assets. The maximum exposure to loss is dependent on the nature of the Company’s variable interest in the VIEs and is limited to the notional amounts of certain liquidity facilities, other credit support, total return swaps, written put options, and the fair value of certain other derivatives and investments the Company has made in the VIEs. Where notional amounts are utilized in quantifying maximum exposure related to derivatives, such amounts do not reflect writedowns already recorded by the Company. The Company’s maximum exposure to loss does not include the offsetting benefit of any financial instruments that the Company may utilize to hedge these risks associated with the Company’s variable interests.

In addition, the Company serves as an advisor to numerous money market and liquidity funds. The Company does not consolidate these funds because the Company does not have a controlling financial interest in the funds nor is it the primary beneficiary of such funds. The Company also does not have a significant variable interest in such funds.

Mortgage Servicing Rights.    The Company may retain servicing rights to certain mortgage loans that are sold through its securitization activities. These transactions create an asset referred to as MSRs, which totaled approximately $220 million and $428 million as of November 30, 2008 and November 30, 2007, respectively, and are included within Intangible assets in the consolidated statements of financial condition.

6.    Goodwill and Net Intangible Assets.

The Company tests goodwill for impairment on an annual basis and on an interim basis when certain events or circumstances exist. The Company tests for impairment at the reporting unit level, which are generally one level below its business segments. Goodwill impairment is determined by comparing the estimated fair value of a reporting unit with its respective book value. If the estimated fair value exceeds the book value, goodwill at the reporting unit level is not deemed to be impaired. If the estimated fair value is below book value, however, further analysis is required to determine the amount of the impairment. The estimated fair values of the reporting units are generally determined utilizing methodologies that incorporate price-to-book, price-to-earnings and assets under management multiples of certain comparable companies.

The Company completed its annual goodwill impairment testing, as of June 1, 2008 and June 1, 2007, which did not result in any goodwill impairment. However, due to the financial market and economic events that occurred in the fourth quarter of fiscal 2008, the Company performed an interim impairment test for goodwill subsequent to its annual testing date of June 1. The interim impairment test resulted in a noncash goodwill impairment charge of approximately $673 million. The charge relates to the fixed income business, which is a reporting unit within the Institutional Securities business segment. The fair value of the fixed income business was calculated by comparison with similar companies using their publicly traded price-to-book multiples as the basis for valuation. The impairment charge resulted from declines in the credit and mortgage markets in general, which caused significant declines in the stock market capitalization in the fourth quarter of fiscal 2008 and, hence, a decline in the fair value of the fixed income business.

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Changes in the carrying amount of the Company’s goodwill and intangible assets for fiscal 2008, fiscal 2007 and fiscal 2006 were as follows:

	Institutional Securities(1)	Global Wealth Management Group	Asset Management	Discover	Total
	(dollars in millions)
Goodwill:
Balance as of November 30, 2006	$701	$589	$968	$534	$2,792
Foreign currency translation adjustments and other	—	18	—	2	20
Goodwill acquired during the year(2)	862	3	207	—	1,072
Goodwill disposed of during the year(3)	(8)	(313)	(3)	(536)	(860)

Balance as of November 30, 2007	1,555	297	1,172	—	3,024
Foreign currency translation adjustments and other	(108)	14	(3)	—	(97)
Goodwill acquired during the year	31	—	2	—	33
Goodwill disposed of during the year(4)	(5)	(39)	—	—	(44)
Impairment losses(5)	(673)	—	—	—	(673)

Balance as of November 30, 2008	$800	$272	$1,171	$—	$2,243

	Institutional Securities(1)	Asset Management	Discover	Total
Intangible Assets:
Amortizable intangible assets at November 30, 2006	$354	$3	$201	$558
Intangible assets acquired during the year(2)	114	242	5	361
Intangible assets disposed of during the year(3)	(25)	(3)	(200)	(228)
Amortization expense(6)	(57)	(9)	(6)	(72)

Amortizable intangible assets at November 30, 2007	386	233	—	619
Mortgage servicing rights (see Note 5)	428	—	—	428

Balance at November 30, 2007	$814	$233	$—	$1,047

Amortizable intangible assets at November 30, 2007	$386	$233	$—	$619
Foreign currency translation adjustments and other	(21)	—	—	(21)
Intangible assets acquired during the year(7)	36	239	—	275
Intangible assets disposed of during the year(8)	(54)	(11)	—	(65)
Amortization expense(9)	(44)	(37)	—	(81)
Impairment losses(5)(10)	(21)	(31)	—	(52)

Amortizable intangible assets at November 30, 2008	282	393	—	675
Mortgage servicing rights (see Note 5)	220	—	—	220

Balance at November 30, 2008	$502	$393	$—	$895

(1)	The amount of goodwill related to MSCI was $437 million as of November 30, 2008, 2007 and 2006. The amount of intangible assets related to MSCI was $146 million, $174 million and $201 million as of November 30, 2008, 2007 and 2006, respectively.
(2)	Institutional Securities activity primarily represents goodwill and intangible assets acquired in connection with the Company’s joint venture with JM Financial and the Company’s acquisitions of Saxon Capital, Inc. and CityMortgage Bank. Asset Management activity primarily represents goodwill and intangible assets acquired in connection with the Company’s acquisition of FrontPoint Partners.
(3)	Global Wealth Management Group activity primarily represents goodwill disposed of in connection with the Company’s sale of Quilter Holdings Ltd. Discover activity represents goodwill and intangible assets disposed of in connection with the Discover Spin-off (see Note 19).
(4)	Global Wealth Management Group activity primarily represents goodwill disposed of in connection with the Company’s sale of Morgan Stanley Wealth Management S.V., S.A.U. (see Note 20).
(5)	Impairment losses are recorded within Other expenses in the consolidated statements of income.
(6)	Amortization expense for DFS and MSCI is included in discontinued operations.
(7)	Asset Management activity primarily represents intangible assets related to the Company’s consolidation of Crescent.
(8)	Institutional Securities activity primarily represents intangible assets disposed of in connection with the Company’s sale of a controlling interest in a previously consolidated commodities subsidiary.
(9)	Amortization expense for MSCI and the disposed properties of Crescent is included in discontinued operations.
(10)	Impairment losses recorded within the Institutional Securities business segment primarily related to intellectual property rights. Impairment losses recorded within the Asset Management business segment primarily related to management contract intangibles.

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Amortizable intangible assets were as follows:

	At November 30, 2008		At November 30, 2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in millions)
Amortizable intangible assets:
Trademarks	$126	$28	$129	$22
Technology related	144	91	151	75
Customer relationships	276	38	140	22
Management contracts	206	18	220	8
Other	123	25	154	48

Total amortizable intangible assets	$875	$200	$794	$175

Amortization expense associated with intangible assets is estimated to be approximately $64 million per year over the next five fiscal years.

7.    Deposits.

Deposits were as follows:

	At November 30, 2008	At November 30, 2007
	(dollars in millions)
Savings and demand deposits	$36,673	$27,186
Time deposits(1)	6,082	3,993

Total	$42,755	$31,179

(1)	Certain time deposit accounts are carried at fair value under the fair value option (see Note 3).

The weighted average interest rates of interest bearing deposits outstanding during fiscal 2008 and fiscal 2007 were 2.1% and 4.0%, respectively.

At November 30, 2008, interest bearing deposits maturing over the next five years were as follows (dollars in millions):

Fiscal Year
2009	$39,576
2010	1,702
2011	460
2012	250
2013	738

As of November 30, 2008, the Company had $140 million of time deposits in denominations of $100,000 or more.

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8.    Borrowings.

Commercial Paper and Other Short-Term Borrowings.

The table below summarizes certain information regarding commercial paper and other short-term borrowings for fiscal 2008 and fiscal 2007:

	At November 30,
	2008	2007
	(dollars in millions)
Commercial Paper:
Balance at year-end	$6,744	$22,596

Average amount outstanding	$12,397	$25,362

Weighted average interest rate on year-end balance	2.6%	4.8%

Other Short-Term Borrowings(1)(2):
Balance at year-end	$3,739	$11,899

Average amount outstanding	$8,852	$8,947

(1)	These borrowings included bank loans and bank notes.
(2)	Certain structured short-term borrowings are carried at fair value under the fair value option. See Note 3 for additional information.

The Company maintains a $5 billion senior revolving credit agreement with a group of banks to support general liquidity needs, which consists of three separate tranches: a U.S. dollar tranche; a Japanese yen tranche; and a multicurrency tranche available in both euro and the British pound, all of which exist with the Company as borrower. At November 30, 2008, no borrowings were outstanding under the credit agreement. The credit agreement expires on April 16, 2009, and the Company does not expect to renew this facility.

At November 30, 2008, the Company had a $28.9 billion consolidated shareholders’ equity surplus as compared with the credit agreement’s covenant requirement.

In addition, the Company, through several of its subsidiaries, maintains funded and unfunded committed credit facilities to support various businesses, including the collateralized commercial and residential mortgage whole loan, derivative contracts, warehouse lending, emerging market loan, structured product, corporate loan, investment banking and prime brokerage businesses.

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Long-Term Borrowings.

Maturities and Terms.    Long-term borrowings at fiscal year-end consisted of the following:

	U.S. Dollar			Non-U.S. Dollar(1)			At November 30,
	Fixed Rate	Floating Rate(2)	Index Linked(3)	Fixed Rate	Floating Rate(2)	Index Linked(3)	2008 Total(4)(5)	2007 Total(4)
	(dollars in millions)
Due in fiscal 2008	$—	$—	$—	$—	$—	$—	$—	$30,808
Due in fiscal 2009	1,509	12,708	1,997	2,965	937	1,855	21,971	23,543
Due in fiscal 2010	2,861	7,310	1,398	2,105	1,235	2,068	16,977	19,538
Due in fiscal 2011	5,108	1,798	1,616	4,299	539	2,986	16,346	13,054
Due in fiscal 2012	6,030	2,492	865	4,740	6,420	2,864	23,411	26,647
Due in fiscal 2013	2,646	19	516	3,124	6,292	6,588	19,185	23,797
Thereafter	35,828	5,770	2,522	10,929	7,970	2,528	65,547	53,237

Total	$53,982	$30,097	$8,914	$28,162	$23,393	$18,889	$163,437	$190,624

Weighted average coupon at fiscal year-end	5.7%	3.9%	n/a	4.5%	4.6%	n/a	4.9%	5.0%

(1)	Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.
(2)	U.S. dollar contractual floating rate borrowings bear interest based on a variety of money market indices, including London Interbank Offered Rates (“LIBOR”) and Federal Funds rates. Non-U.S. dollar contractual floating rate borrowings bear interest based primarily on Euribor floating rates.
(3)	Amounts include borrowings that are equity linked, credit linked, commodity linked or linked to some other index.
(4)	Amounts include an increase of approximately $2.8 billion at November 30, 2008 and an increase of approximately $164 million at November 30, 2007 to the carrying amount of certain of the Company’s long-term borrowings associated with fair value hedges under SFAS No. 133.
(5)	Amounts include a decrease of approximately $7 billion at November 30, 2008 to the carrying amounts of certain of the Company’s long-term borrowings for which the fair value option was elected (see Note 3).

The Company’s long-term borrowings included the following components:

	At November 30,
	2008	2007
	(dollars in millions)
Senior debt	$148,959	$181,733
Subordinated debt	4,212	4,015
Junior subordinated debentures	10,266	4,876

Total	$163,437	$190,624

During fiscal 2008, the Company issued notes with a carrying value aggregating approximately $45 billion, including non-U.S. dollar currency notes aggregating approximately $13 billion. During fiscal 2008, $56.1 billion of notes were repaid. Included in these repayments were $12.1 billion of fixed rate and floating-rate long-term debt repurchases by the Company in the fourth quarter of fiscal 2008 resulting in a gain of approximately $2.3 billion. In connection with these repurchases, the Company de-designated certain swaps used to hedge the debt.

Senior debt securities often are denominated in various non-U.S. dollar currencies and may be structured to provide a return that is equity-linked, credit-linked, commodity-linked or linked to some other index (e.g., the consumer price index). Senior debt also may be structured to be callable by the Company or extendible at the option of holders of the senior debt securities. Debt containing provisions that effectively allow the holders to put

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or extend the notes aggregated $775 million at November 30, 2008 and $6,736 million at November 30, 2007. Subordinated debt and junior subordinated debentures typically are issued to meet the capital requirements of the Company or its regulated subsidiaries and primarily are U.S. dollar denominated.

Senior Debt—Structured Borrowings.    The Company’s index-linked, equity-linked or credit-linked borrowings include various structured instruments whose payments and redemption values are linked to the performance of a specific index (e.g., Standard & Poor’s 500), a basket of stocks, a specific equity security, a credit exposure or basket of credit exposures. To minimize the exposure resulting from movements in the underlying index, equity, credit or other position, the Company has entered into various swap contracts and purchased options that effectively convert the borrowing costs into floating rates based upon LIBOR. These instruments are included in the preceding table at their redemption values based on the performance of the underlying indices, baskets of stocks, or specific equity securities, credit or other position or index. The Company accounts for these structured borrowings containing embedded derivatives which, prior to the adoption of SFAS No. 159, were bifurcated from the hybrid notes and accounted for at fair value. Effective December 1, 2006, the Company applied the fair value election in most cases to these hybrid notes. The swaps and purchased options used to economically hedge the embedded features are derivatives and also are carried at fair value. Changes in fair value related to the notes and economic hedges are reported in Principal transactions trading revenues.

Subordinated Debt and Junior Subordinated Debentures.    Included in the Company’s long-term borrowings are subordinated notes (including the Series F notes issued by MS&Co. discussed below) of $4,212 million having a contractual weighted average coupon of 4.77% at November 30, 2008 and $4,015 million having a weighted average coupon of 4.77% at November 30, 2007. Junior subordinated debentures outstanding by the Company were $10,266 million at November 30, 2008 and $4,876 million at November 30, 2007 having a contractual weighted average coupon of 6.17% at November 30, 2008 and 6.37% at November 30, 2007. Maturities of the subordinated and junior subordinated notes range from fiscal 2011 to fiscal 2046. Maturities of certain junior subordinated debentures can be extended to 2067 at the Company’s option.

At November 30, 2008, MS&Co. had a $25 million 7.82% fixed rate subordinated Series F note outstanding. The note matures in fiscal 2016. The terms of the note contain restrictive covenants that require, among other things, MS&Co. to maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined therein.

Asset and Liability Management.    In general, securities inventories not financed by secured funding sources and the majority of assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate long-term debt swapped to a floating rate. Fixed assets are generally financed with fixed rate long-term debt. The Company uses interest rate swaps to more closely match these borrowings to the duration, holding period and interest rate characteristics of the assets being funded and to manage interest rate risk. These swaps effectively convert certain of the Company’s fixed rate borrowings into floating rate obligations. In addition, for non-U.S. dollar currency borrowings that are not used to fund assets in the same currency, the Company has entered into currency swaps that effectively convert the borrowings into U.S. dollar obligations. The Company’s use of swaps for asset and liability management affected its effective average borrowing rate as follows:

	Fiscal 2008	Fiscal 2007	Fiscal 2006
Weighted average coupon of long-term borrowings at fiscal year-end(1)	4.9%	5.0%	5.0%
Effective average borrowing rate for long-term borrowings after swaps at fiscal year-end(1)	4.0%	5.1%	5.0%

(1)	Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

Subsequent to fiscal year-end and through December 31, 2008, the Company’s long-term borrowings (net of repayments) increased by approximately $11.1 billion.

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FDIC’s Temporary Liquidity Guarantee Program.

As of November 30, 2008, the Company had commercial paper outstanding of $4.7 billion under the TLGP. As of December 31, 2008, the Company had commercial paper and long-term debt outstanding of $6.5 billion and $9.7 billion, respectively, under the TLGP. These borrowings are senior unsecured debt obligations of the Company and guaranteed by the FDIC under the TLGP. The FDIC has concluded that the guarantee is backed by the full faith and credit of the U.S. government.

9. Commitments, Guarantees and Contingencies.

Commitments.

The Company’s commitments associated with outstanding letters of credit and other financial guarantees obtained to satisfy collateral requirements, investment activities, corporate lending and financing arrangements, mortgage lending and margin lending as of November 30, 2008 are summarized below by period of expiration. Since commitments associated with these instruments may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	Years to Maturity				Total at November 30, 2008
	Less than 1	1-3	3-5	Over 5
	(dollars in millions)
Letters of credit and other financial guarantees obtained to satisfy collateral requirements	$3,575	$2	$—	$—	$3,577
Investment activities	1,749	586	262	635	3,232
Primary lending commitments(1)(2)	9,506	10,161	20,966	1,793	42,426
Secondary lending commitments(1)	44	56	217	115	432
Commitments for secured lending transactions	1,302	938	1,662	17	3,919
Forward starting reverse repurchase agreements(3)	46,477	—	—	—	46,477
Commercial and residential mortgage-related commitments(1)	2,822	—	—	—	2,822
Other commitments(4)	1,988	4	1	—	1,993

Total	$67,463	$11,747	$23,108	$2,560	$104,878

(1)	These commitments are recorded at fair value within Financial instruments owned and Financial instruments sold, not yet purchased in the consolidated statements of financial condition (see Note 3).
(2)	This amount includes commitments to asset-backed commercial paper conduits of $571 million as of November 30, 2008, of which $563 million have maturities of less than one year and $8 million of which have maturities of three to five years.
(3)	The Company enters into forward starting securities purchased under agreements to resell (agreements that have a trade date as of or prior to November 30, 2008 and settle subsequent to year-end) that are primarily secured by collateral from U.S. government agency securities and other sovereign government obligations. These agreements primarily settle within three business days, and as of November 30, 2008, $45.5 billion of the $46.5 billion settled within three business days.
(4)	This amount includes binding commitments to enter into margin-lending transactions of $1.0 billion as of November 30, 2008 in connection with the Company’s Institutional Securities business segment.

Letters of Credit and Other Financial Guarantees Obtained to Satisfy Collateral Requirements.    The Company has outstanding letters of credit and other financial guarantees issued by third-party banks to certain of the Company’s counterparties. The Company is contingently liable for these letters of credit and other financial guarantees, which are primarily used to provide collateral for securities and commodities borrowed and to satisfy various margin requirements in lieu of depositing cash or securities with these counterparties.

Investment Activities.    The Company enters into commitments associated with its real estate, private equity and principal investment activities, which include alternative products.

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Lending Commitments.    Primary lending commitments are those which are originated by the Company whereas secondary lending commitments are purchased from third parties in the market. The commitments include lending commitments that are made to investment grade and non-investment grade companies in connection with corporate lending and other business activities.

Commitments for Secured Lending Transactions.    Secured lending commitments are extended by the Company to companies and are secured by real estate or other physical assets of the borrower. Loans made under these arrangements typically are at variable rates and generally provide for over-collateralization based upon the creditworthiness of the borrower.

Forward Starting Reverse Repurchase Agreements.    The Company enters into forward starting securities purchased under agreements to resell (agreements that have a trade date as of or prior to November 30, 2008 and settle subsequent to fiscal year-end) that are primarily secured by collateral from U.S. government agency securities and other sovereign government obligations.

Commercial and Residential Mortgage-Related Commitments.    The Company enters into forward purchase contracts involving residential mortgage loans, residential mortgage lending commitments to individuals and residential home equity lines of credit. In addition, the Company enters into commitments to originate commercial and residential mortgage loans.

Other Commitments.    Other commitments generally include binding commitments to enter into margin-lending transactions and commitments to issue letters of credit on behalf of clients in connection with the Company’s Institutional Securities business segment. Other commitments also include commercial lending commitments to small businesses and commitments related to securities-based lending activities in connection with the Company’s Global Wealth Management Group business segment.

Premises and Equipment.    The Company has non-cancelable operating leases covering premises and equipment (excluding commodities operating leases, shown separately). At November 30, 2008, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows (dollars in millions):

Fiscal Year
2009	$568
2010	530
2011	461
2012	421
2013	354
Thereafter	2,651

The total of minimum rentals to be received in the future under non-cancelable subleases as of November 30, 2008 was $98 million.

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Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $623 million, $604 million and $470 million in fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

In connection with its commodities business, the Company enters into operating leases for both crude oil and refined products storage and for vessel charters. These operating leases are integral parts of the Company’s commodities risk management business. At November 30, 2008, future minimum rental commitments under such leases were as follows (dollars in millions):

Fiscal Year
2009	$452
2010	319
2011	121
2012	103
2013	70
Thereafter	74

Guarantees.

The table below summarizes certain information regarding the Company’s obligations under guarantee arrangements as of November 30, 2008:

	Maximum Potential Payout/Notional					Carrying Amount (Asset)/ Liability	Collateral/ Recourse
	Years to Maturity
Type of Guarantee	Less than 1	1-3	3-5	Over 5	Total
	(dollars in millions)
Notional amount of derivative contracts(1)	$985,276	$1,098,775	$1,915,444	$1,563,384	$5,562,879	$659,296	$—
Standby letters of credit and other financial guarantees issued(2)	1,102	1,813	1,977	4,445	9,337	98	4,794
Market value guarantees	—	—	—	658	658	35	144
Liquidity facilities	3,445	658	192	376	4,671	24	3,415
General partner guarantees	18	236	66	137	457	26	—
Auction rate security guarantees	2,572	—	—	—	2,572	193	—

(1)	Fair value amounts of derivative contracts are shown on a gross basis prior to cash collateral or counterparty netting.
(2)	Approximately $2.2 billion of standby letters of credit are also reflected in the “Commitments” table above in primary and secondary lending commitments.

The Company has obligations under certain guarantee arrangements, including contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying measure (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. Also included as guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement, as well as indirect guarantees of the indebtedness of others. The Company’s use of guarantees is described below by type of guarantee:

Derivative Contracts.    Certain derivative contracts meet the accounting definition of a guarantee, including certain written options, contingent forward contracts and credit default swaps (see further discussion below regarding credit derivatives in which the Company has sold credit protection to the counterparty). Although the

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Company’s derivative arrangements do not specifically identify whether the derivative counterparty retains the underlying asset, liability or equity security, the Company has disclosed information regarding all derivative contracts that could meet the accounting definition of a guarantee. The maximum potential payout for certain derivative contracts, such as written interest rate caps and written foreign currency options, cannot be estimated, as increases in interest or foreign exchange rates in the future could possibly be unlimited. Therefore, in order to provide information regarding the maximum potential amount of future payments that the Company could be required to make under certain derivative contracts, the notional amount of the contracts has been disclosed. In certain situations, collateral may be held by the Company for those contracts that meet the definition of a guarantee. Generally, the Company sets collateral requirements by counterparty so that the collateral covers various transactions and products and is not allocated specifically to individual contracts. Therefore, the collateral amount disclosed in the table above includes only contracts where the specific collateral can be identified. Also, the Company may recover amounts related to the underlying asset delivered to the Company under the derivative contract.

The Company records all derivative contracts at fair value. Aggregate market risk limits have been established, and market risk measures are routinely monitored against these limits. The Company also manages its exposure to these derivative contracts through a variety of risk mitigation strategies, including, but not limited to, entering into offsetting economic hedge positions. The Company believes that the notional amounts of the derivative contracts generally overstate its exposure.

Standby Letters of Credit and other Financial Guarantees Issued.    In connection with its corporate lending business and other corporate activities, the Company provides standby letters of credit and other financial guarantees to counterparties. Such arrangements represent obligations to make payments to third parties if the counterparty fails to fulfill its obligation under a borrowing arrangement or other contractual obligation. A majority of the Company’s standby letters of credit is provided on behalf of counterparties that are investment grade.

Market Value Guarantees.    Market value guarantees are issued to guarantee timely payment of a specified return to investors in certain affordable housing tax credit funds. These guarantees are designed to return an investor’s contribution to a fund and the investor’s share of tax losses and tax credits expected to be generated by a fund. From time to time, the Company may also guarantee return of principal invested, potentially including a specified rate of return, to fund investors.

Liquidity Facilities.    The Company has entered into liquidity facilities with SPEs and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. Primarily, the Company acts as liquidity provider to municipal bond securitization SPEs and for standalone municipal bonds in which the holders of beneficial interests issued by these SPEs or the holders of the individual bonds, respectively, have the right to tender their interests for purchase by the Company on specified dates at a specified price. The Company often may have recourse to the underlying assets held by the SPEs in the event payments are required under such liquidity facilities as well as make-whole or recourse provisions with the trust sponsors. Primarily all of the underlying assets in the SPEs are investment grade.

General Partner Guarantees.    As a general partner in certain private equity and real estate partnerships, the Company receives distributions from the partnerships according to the provisions of the partnership agreements. The Company may, from time to time, be required to return all or a portion of such distributions to the limited partners in the event the limited partners do not achieve a certain return as specified in various partnership agreements, subject to certain limitations.

Auction Rate Security Guarantees.    Under the terms of various agreements entered into with government agencies and the terms of the Company’s announced offer to repurchase, the Company has agreed to repurchase

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at par certain ARS held by retail clients that were purchased through the Company. In addition, the Company has agreed to reimburse retail clients who have sold certain ARS purchased through the Company at a loss. The Company’s maximum exposure as it relates to these repurchase obligations is based on the Company’s best estimate of the outstanding ARS eligible under the repurchase program, which may change as and when more information about retail client auction rate security holdings becomes available. The Company has recorded a liability at fair value related to these auction rate security purchase obligations.

Other Guarantees and Indemnities.

In the normal course of business, the Company provides guarantees and indemnifications in a variety of commercial transactions. These provisions generally are standard contractual terms. Certain of these guarantees and indemnifications are described below.

•

Trust Preferred Securities.    The Company has established Morgan Stanley Trusts for the limited purpose of issuing trust preferred securities to third parties and lending the proceeds to the Company in exchange for junior subordinated debentures. The Company has directly guaranteed the repayment of the trust preferred securities to the holders thereof to the extent that the Company has made payments to a Morgan Stanley Trust on the junior subordinated debentures. In the event that the Company does not make payments to a Morgan Stanley Trust, holders of such series of trust preferred securities would not be able to rely upon the guarantee for payment of those amounts. The Company has not recorded any liability in the consolidated financial statements for these guarantees and believes that the occurrence of any events (i.e., non-performance on the part of the paying agent) that would trigger payments under these contracts is remote. See Note 11 for details on the Company’s junior subordinated debentures.

•

Indemnities.    The Company provides standard indemnities to counterparties for certain contingent exposures and taxes, including U.S. and foreign withholding taxes, on interest and other payments made on derivatives, securities and stock lending transactions, certain annuity products and other financial arrangements. These indemnity payments could be required based on a change in the tax laws or change in interpretation of applicable tax rulings or a change in factual circumstances. Certain contracts contain provisions that enable the Company to terminate the agreement upon the occurrence of such events. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. The Company has not recorded any contingent liability in the consolidated financial statements for these indemnifications and believes that the occurrence of any events that would trigger payments under these contracts is remote.

•

Exchange/Clearinghouse Member Guarantees.    The Company is a member of various U.S. and non-U.S. exchanges and clearinghouses that trade and clear securities and/or derivative contracts. Associated with its membership, the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange or the clearinghouse. While the rules governing different exchange or clearinghouse memberships vary, in general the Company’s guarantee obligations would arise only if the exchange or clearinghouse had previously exhausted its resources. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the consolidated financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

•

Guarantees on Securitized Asset and Whole Loan Sales.    As part of the Company’s Institutional Securities securitization and related activities, the Company provides representations and warranties that certain assets transferred in securitization transactions or sold as whole loans conform to specified guidelines. The Company may be required to repurchase such assets or indemnify the purchaser against losses if the assets do not meet certain conforming guidelines. Due diligence is performed by the Company to ensure that asset guideline qualifications are met, and, to the extent the Company has

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acquired such assets from other parties, the Company seeks to obtain its own representations and warranties regarding the assets. In many securitization transactions, some, but not all, of the original asset sellers provide the representations and warranties directly to the purchaser, and the Company makes representations and warranties only with respect to other assets. The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of assets transferred by the Company that are subject to its representations and warranties. The Company has not recorded any contingent liability in the consolidated financial statements for these representations and warranties and reimbursement agreements and believes that the probability of any payments under these arrangements is remote.

Also, in connection with originations of residential mortgage loans under the Company’s FlexSource® program, the Company may permit borrowers to pledge marketable securities as collateral instead of requiring cash down payments for the purchase of the underlying residential property. Upon sale of the residential mortgage loans, the Company may provide a surety bond that reimburses the purchasers for shortfalls in the borrowers’ securities accounts up to certain limits if the collateral maintained in the securities accounts (along with the associated real estate collateral) is insufficient to cover losses that purchasers experience as a result of defaults by borrowers on the underlying residential mortgage loans. The Company requires the borrowers to meet daily collateral calls to ensure the marketable securities pledged in lieu of a cash down payment are sufficient. At November 30, 2008 and November 30, 2007, the maximum potential amount of future payments the Company may be required to make under its surety bond was $114 million and $122 million, respectively. The Company has not recorded any contingent liability in the consolidated financial statements for these representations and warranties and reimbursement agreements and believes that the probability of any payments under these arrangements is remote.

•

Merger and Acquisition Guarantees.    The Company may, from time to time, in its role as investment banking advisor be required to provide guarantees in connection with certain European merger and acquisition transactions. If required by the regulating authorities, the Company provides a guarantee that the acquirer in the merger and acquisition transaction has or will have sufficient funds to complete the transaction and would then be required to make the acquisition payments in the event the acquirer’s funds are insufficient at the completion date of the transaction. These arrangements generally cover the time frame from the transaction offer date to its closing date and, therefore, are generally short term in nature. The maximum potential amount of future payments that the Company could be required to make cannot be estimated. The Company believes the likelihood of any payment by the Company under these arrangements is remote given the level of the Company’s due diligence associated with its role as investment banking advisor.

In the ordinary course of business, the Company guarantees the debt and/or certain trading obligations (including obligations associated with derivatives, foreign exchange contracts and the settlement of physical commodities) of certain subsidiaries. These guarantees generally are entity or product specific and are required by investors or trading counterparties. The activities of the subsidiaries covered by these guarantees (including any related debt or trading obligations) are included in the Company’s consolidated financial statements.

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Credit Derivatives

The Company enters into credit derivatives, principally through credit default swaps, under which it provides counterparties protection against the risk of default on a set of debt obligations issued by a specified reference entity or entities. A majority of the Company’s counterparties are banks, broker-dealers, insurance and other financial institutions, and monoline insurers. The table below summarizes certain information regarding protection sold through credit default swaps and credit-linked notes as of November 30, 2008:

	Protection Sold
	Maximum Potential Payout/Notional					Fair Value (Asset)/Liability(1)
	Years to Maturity
Credit Ratings of the Reference Obligation	Less than 1	1-3	3-5	Over 5	Total
	(dollars in millions)
Single name credit default swaps:
AAA	$1,954	$4,077	$10,762	$38,942	$55,735	$4,480
AA	13,283	26,697	56,350	50,075	146,405	5,624
A	38,234	81,790	151,300	87,003	358,327	21,599
BBB	47,193	131,277	245,199	138,357	562,026	50,236
Non-investment grade	45,736	123,363	254,715	100,846	524,660	129,011

Total	146,400	367,204	718,326	415,223	1,647,153	210,950

Index and basket credit default swaps:
AAA	—	—	—	41,457	41,457	15,025
AA	—	—	—	3,363	3,363	1,205
A	596	883	16,213	8,949	26,641	1,392
BBB	10,783	78,338	487,008	391,214	967,343	58,414
Non-investment grade	23,200	107,047	292,097	140,605	562,949	81,017
Tranched index and basket credit default swaps	22,395	106,305	208,734	291,475	628,909	127,768

Total	56,974	292,573	1,004,052	877,063	2,230,662	284,821

Total credit default swaps sold	$203,374	$659,777	$1,722,378	$1,292,286	$3,877,815	$495,771

Credit-linked notes(2)	$631	$694	$2,067	$2,369	$5,761	$(1,427)

(1)	Fair value amounts are shown on a gross basis prior to cash collateral or counterparty netting.
(2)	Fair value amount shown represents the fair value of the hybrid instruments.

Single Name Credit Default Swaps.    A credit default swap protects the buyer against the loss of principal on a bond or loan in case of a default by the issuer. The protection buyer pays a periodic premium (typically quarterly) over the life of the contract and is protected for the period. The Company in turn will have to perform under a credit default swap if a credit event as defined under the contract occurs. Typical credit events include bankruptcy, dissolution or insolvency of the referenced entity, failure to pay and restructuring of the obligations of the referenced entity. In order to provide an indication of the current payment status or performance risk of the credit default swaps, the external credit ratings, primarily Moody’s credit ratings, of the underlying reference entity of the credit default swaps are disclosed.

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Index and Basket Credit Default Swaps.    Index and basket credit default swaps are credit default swaps that reference multiple names through underlying baskets or portfolios of single name credit default swaps. Typically, in the event of a default on one of the underlying names, the Company will have to pay a pro rata portion of the total notional amount of the credit default index or basket contract. In order to provide an indication of the current payment status or performance risk of these credit default swaps, the weighted average external credit ratings, primarily Moody’s credit ratings, of the underlying reference entities comprising the basket or index were calculated and disclosed.

Tranched Index and Basket Credit Default Swaps.    The Company also enters into index and basket credit default swaps where the credit protection provided is based upon the application of tranching techniques. In tranched transactions, the credit risk of an index or basket is separated into various portions of the capital structure, with different levels of subordination. The most junior tranches cover initial defaults, and once losses exceed the notional of the tranche, they are passed on to the next most senior tranche in the capital structure. A majority of the Company’s tranched index and basket credit default swaps are investment grade. As external credit ratings are not always available for tranched indices and baskets, investment grade status was determined based upon internal groupings.

Credit-Linked Notes (“CLNs”).    The Company has invested in CLNs, which are hybrid instruments containing embedded derivatives, in which credit protection has been sold to the issuer of the note. If there is a credit event of a reference entity underlying the CLN, the principal balance of the note may not be repaid in full to the Company.

Purchased Credit Protection.    For single name credit default swaps and non-tranched index and basket credit default swaps, the Company has purchased protection with a notional amount of approximately $3.0 trillion, compared with a notional amount of approximately $3.2 trillion of credit protection sold with identical underlying reference obligations. In order to identify purchased protection with the same underlying, the notional amount for individual reference obligations within non-tranched indices and baskets was determined on a pro rata basis and matched off against single name and non-tranched index and basket credit default swaps where credit protection was sold with identical underlying reference obligations. The Company may also purchase credit protection to economically hedge loans and lending commitments. In total, not considering whether the underlying reference obligations are identical, the Company has purchased credit protection of $4.0 trillion with a positive fair value of $528 billion compared with $3.9 trillion of credit protection sold with a negative fair value of $496 billion.

The purchase of credit protection does not represent the sole manner in which the Company risk manages its exposure to credit derivatives. The Company manages its exposure to these derivative contracts through a variety of risk mitigation strategies, which include managing the credit and correlation risk across single name, non-tranched indices and baskets, tranched indices and baskets, and cash positions. Aggregate market risk limits have been established for credit derivatives, and market risk measures are routinely monitored against these limits. The Company may also recover amounts on the underlying reference obligation delivered to the Company under credit default swaps where credit protection was sold.

Contingencies.

Legal.    In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or are in financial distress.

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The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief.

The Company contests liability and/or the amount of damages as appropriate in each pending matter. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss, if any, related to such matters; how or if such matters will be resolved; when they will ultimately be resolved; or what the eventual settlement, fine, penalty or other relief, if any, might be. Subject to the foregoing, the Company believes, based on current knowledge and after consultation with counsel, that the outcome of such pending matters will not have a material adverse effect on the consolidated financial condition of the Company, although the outcome of such matters could be material to the Company’s operating results and cash flows for a particular future period, depending on, among other things, the level of the Company’s revenues, income or cash flows for such period. Legal reserves have been established in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”). Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change.

Auction Rate Securities Matters.    On August 13, 2008, the Company reached an agreement in principle with the Office of the New York State Attorney General and the Office of the Illinois Secretary of State, Securities Department (on behalf of a task force of other states under the auspices of the North American Securities Administrators Association) in connection with the proposed settlement of their investigations relating to the sale of ARS. The Company agreed to, among other things: (1) repurchase at par illiquid ARS that were purchased by certain retail clients prior to February 13, 2008; (2) pay certain retail clients that sold ARS below par the difference between par and the price at which the clients sold the securities; (3) arbitrate, under special procedures, claims for consequential damages by certain retail clients; (4) refund refinancing fees to certain municipal issuers of ARS; and (5) pay a total penalty of $35 million. A separate investigation of these matters by the Securities and Exchange Commission (“SEC”) remains ongoing.

10.    Regulatory Requirements.

Morgan Stanley.    In September 2008, the Company became a financial holding company subject to the regulation and oversight of the Fed (see Note 1). In granting financial holding company status, the Fed will evaluate the Company’s compliance with well-capitalized standards prospectively. Prior to September 2008, the Company was a consolidated supervised entity (“CSE”) as defined by the SEC.

During fiscal 2008 and as of November 30, 2008, the Company calculated capital requirements on a consolidated basis in accordance with the Basel II Accord as interpreted by the SEC. The Basel II Accord is designed to be a risk-based capital adequacy approach, which allows for the use of internal estimates of risk components to calculate regulatory capital. As of November 30, 2008, the Company was in compliance with Basel II capital requirements with a ratio of total capital to risk-weighted assets (“RWAs”) of 26.8%. The Company seeks to maintain a ratio of Tier 1 capital to RWAs of at least 6%. This ratio as of November 30, 2008 was 17.9%.

In addition to the above ratios, financial holding companies are also subject to a Tier 1 leverage ratio as defined by the Fed. The Company calculated its Tier 1 leverage ratio as Tier 1 capital divided by adjusted average total assets (which reflects adjustments for disallowed goodwill, certain intangible assets and deferred tax assets). The adjusted average total assets are derived using month-end balances for the fiscal quarter. This ratio as of November 30, 2008 was 6.6%.

For March 31, 2009 and future dates, the Company expects to calculate its capital ratios and RWAs in accordance with the capital adequacy standards for bank holding companies adopted by the Fed. These standards are based upon a framework described in the “International Convergence of Capital Measurement,” July 1988, as amended, also referred to as Basel I.

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The Company’s Significant U.S. Bank Operating Subsidiaries.    The Company’s U.S. bank operating subsidiaries are subject to various regulatory capital requirements as administered by U.S. federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional, discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s U.S. bank operating subsidiaries’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company’s U.S. bank operating subsidiaries must meet specific capital guidelines that involve quantitative measures of the Company’s U.S. bank operating subsidiaries’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

The Company’s management believes, as of November 30, 2008, that the Company’s U.S. bank operating subsidiaries meet all capital adequacy requirements to which they are subject.

As of November 30, 2008, the Company’s U.S. bank operating subsidiaries exceeded all regulatorily mandated and targeted minimum regulatory capital requirements to be well-capitalized. There are no conditions or events that management believes have changed the Company’s U.S. bank operating subsidiaries’ category.

The table below sets forth the U.S. bank subsidiaries capital as of November 30, 2008.

	Amount	Ratio
At November 30, 2008	(dollars in millions)
Total Capital (to RWAs):
Morgan Stanley Bank, N.A.	$7,585	15.3%
Morgan Stanley Trust	$356	34.1%

Tier I Capital (to RWAs):
Morgan Stanley Bank, N.A.	$6,067	12.2%
Morgan Stanley Trust	$356	34.1%

Leverage Ratio:
Morgan Stanley Bank, N.A.	$6,067	14.0%
Morgan Stanley Trust	$356	7.37%

Under regulatory capital requirements adopted by the FDIC and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 4% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At November 30, 2008, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company’s FDIC-insured financial institutions exceeded these regulatory minimums.

MS&Co. and Other Broker-Dealers.    MS&Co. is a registered broker-dealer and registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements of the SEC, the Financial Industry Regulatory Authority and the Commodity Futures Trading Commission. MS&Co. has consistently operated in excess of these requirements. MS&Co.’s net capital totaled $8,284 million at November 30, 2008, which exceeded the amount required by $7,362 million. MSIP, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority, and MSJS, a Tokyo-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Agency. MSIP and MSJS consistently operated in excess of their respective regulatory capital requirements.

MS&Co. is required to hold tentative net capital in excess of $1 billion and net capital in excess of $500 million in accordance with the market and credit risk standards of Appendix E of Rule 15c3-1. MS&Co. is also required to notify the SEC in the event that its tentative net capital is less than $5 billion. As of November 30, 2008, MS&Co. had tentative net capital in excess of the minimum and the notification requirements.

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Other Regulated Subsidiaries.    Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements.

Morgan Stanley Derivative Products Inc. (“MSDP”), which is a triple-A rated derivative products subsidiary, maintains certain operating restrictions that have been reviewed by various rating agencies. MSDP is operated such that creditors of the Company should not expect to have any claims on the assets of MSDP, unless and until the obligations to its own creditors are satisfied in full. Creditors of MSDP should not expect to have any claims on the assets of the Company or any of its affiliates, other than the respective assets of MSDP.

During the second quarter of fiscal 2008, Morgan Stanley Senior Funding, Inc. (“MSSF”), which provides loans or lending commitments (including bridge financing) to selected corporate clients, transferred certain loans to Ascension Loan Vehicle, LLC (“Ascension”). MSSF and Ascension are both wholly owned subsidiaries of the Company. MSSF transferred such loans so that they could be securitized and, in turn, made eligible to be pledged with the Fed. Certain of the securitized interests in Ascension were transferred to Morgan Stanley Darica Funding, LLC (“MSDF”), a wholly owned subsidiary of the Company, during the third quarter of fiscal 2008. Ascension and MSDF, which are special purpose vehicle subsidiaries of the Company, maintain certain operating restrictions that have been reviewed by various rating agencies. Ascension and MSDF are structured as separate legal entities and operated such that creditors of the Company or any affiliate of the Company, including MSSF, but excluding Ascension and MSDF, should not reasonably expect to have any claims on the assets of Ascension and MSDF, respectively. Such assets include loans that have been sold, and participation interests that have been granted, by MSSF to Ascension in an aggregate approximate amount of $2.0 billion as of November 30, 2008. Such amounts may increase or decrease. Securitized interests in Ascension were transferred to MSDF in the aggregate approximate amount of $460 million during fiscal 2008. Creditors of Ascension and MSDF should not reasonably expect to have any claims on the assets of the Company or any of its affiliates, including MSSF, other than the assets of Ascension and MSDF, respectively.

The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company’s ability to withdraw capital from its subsidiaries. At November 30, 2008, approximately $13.8 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the parent company.

11.    Total Equity.

Morgan Stanley Shareholders’ Equity.

Common Stock.    Changes in shares of common stock outstanding for fiscal 2008 and fiscal 2007 were as follows (share data in millions):

	Fiscal 2008	Fiscal 2007
Shares outstanding at beginning of period	1,056	1,049
Net impact of stock option exercises and other share issuances	57	59
Treasury stock purchases(1)	(65)	(52)

Shares outstanding at end of period	1,048	1,056

(1)	Treasury stock purchases includes repurchases of common stock for employee tax withholding.

Treasury Shares.    During fiscal 2008, the Company repurchased $711 million of its common stock as part of its capital management share repurchase program at an average cost of $18.14 per share. During fiscal 2007, the Company purchased $3.8 billion of its common stock through open market purchases at an average cost of

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$72.65 per share. In December 2006, the Company announced that its Board of Directors had authorized the repurchase of up to $6 billion of the Company’s outstanding common stock. This share repurchase authorization considers, among other things, business segment capital needs, as well as equity-based compensation and benefit plan requirements. As of November 30, 2008, the Company had approximately $1.6 billion remaining under its current share repurchase authorization.

China Investment Corporation Investment.    In December 2007, the Company sold Equity Units that included contracts to purchase Company common stock (see “Stock Purchase Contracts” herein) to a wholly owned subsidiary of CIC for approximately $5,579 million. CIC’s ownership in the Company’s common stock, including the number of shares of common stock to be received by CIC upon settlement of the stock purchase contracts, will be 9.9% or less of the Company’s total shares outstanding based on the total shares that were outstanding on November 30, 2007. CIC is a passive financial investor and has no special rights of ownership nor a role in the management of the Company. A substantial portion of the investment proceeds was treated as Tier 1 capital for regulatory capital purposes.

As described below, the Equity Units consist of interests in trust preferred securities issued by Morgan Stanley Capital Trust A (“Series A Trust”), Morgan Stanley Capital Trust B (“Series B Trust”) or Morgan Stanley Capital Trust C (“Series C Trust”) (each a “Morgan Stanley Trust” and, collectively, the “Trusts”) and stock purchase contracts issued by the Company. The only assets held by the Series A Trust, Series B Trust and Series C Trust are junior subordinated debentures issued by the parent company.

Equity Units.

Each Equity Unit has a stated amount of $1,000 per unit consisting of:

(i)	an undivided beneficial ownership interest in a trust preferred security of Series A Trust, Series B Trust or Series C Trust with an initial liquidation amount of $1,000; and

(ii)	a stock purchase contract relating to the common stock, par value of $0.01 per share, of the Company.

Junior Subordinated Debentures Issued to Support Trust Common and Trust Preferred Securities.

In the first quarter of fiscal 2008, the Company issued junior subordinated debt securities due no later than February 17, 2042 for a total of $5,579,173,000 in exchange for $5,579,143,000 in aggregate proceeds from the sale of the trust preferred securities by the Trusts and $30,000 in trust common securities issued equally by the Trusts. The Company elected to fair value the junior subordinated debentures pursuant to SFAS No. 159. The common and trust preferred securities of the Trusts, totaling approximately $5,579 million, represent undivided beneficial ownership interests in the assets of the Trusts, have no stated maturity and must be redeemed upon the redemption or maturity of the corresponding series of junior subordinated debt securities—the sole assets of the respective Trusts. The Series A Trust, Series B Trust and Series C Trust will make quarterly distributions on the trust common and trust preferred securities at an annual rate of 6%.

The trust common securities, which are held by the Company, represent an interest in the Trusts and are recorded as an equity method investment in the Company’s consolidated statement of financial condition. The Trusts are VIEs in accordance with FIN 46R, and the Company does not consolidate its interests in the Trusts as it is not the primary beneficiary of any of the Trusts.

The Company has directly guaranteed the repayment of the trust preferred securities to the holders thereof to the extent that there are funds available in the Trusts. If the Company does not make payments on the junior subordinated debentures owned by a Morgan Stanley Trust, such Morgan Stanley Trust will not be able to pay

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any amounts payable in respect of the trust preferred securities issued by it and will not have funds legally available for that purpose. In that event, holders of such series of trust preferred securities would not be able to rely upon the guarantee for payment of those amounts. The guarantee will remain in place until the redemption price of all of the trust preferred securities is paid, the amounts payable with respect to the trust preferred securities upon liquidation of the Morgan Stanley Trusts are paid or the junior subordinated debentures are distributed to the holders of all the trust preferred securities. The trust preferred securities held by the Equity Unit holders are pledged to the Company to collateralize the obligations of the Equity Unit holders under the related stock purchase contracts. The Equity Unit holders may substitute certain zero-coupon treasury securities in place of the trust preferred securities as collateral under the stock purchase contracts.

Stock Purchase Contracts.

Each stock purchase contract requires the holder to purchase, and the Company to sell, on the stock purchase date a number of newly issued or treasury shares of the Company’s common stock, par value $0.01 per share, equal to the settlement rate.

On October 13, 2008, the Company sold to Mitsubishi UFJ Financial Group, Inc (“MUFG”) certain preferred stock for an aggregate purchase price of $9 billion (see below for further discussion). As a result of this transaction, and as contractually required by the terms of the securities purchase agreement for the sale of Equity Units to CIC, the threshold appreciation price of $57.6840 was reduced to the reference price of $48.07 (see Note 12). As a result, the Company will issue 116,062,911 shares of common stock (subject to adjustment for certain anti-dilution provisions and participation in certain dividends as described below) upon settlement of the stock purchase contracts on August 17, 2010.

The initial quarterly distributions on the Series A, Series B and Series C trust preferred securities of 6%, combined with the contract adjustment payments on the stock purchase contracts of 3%, result in a 9% yield on the Equity Units. If the Company defers any of the contract adjustment payments on the stock purchase contracts, then it will accrue additional amounts on the deferred amounts at the annual rate of 9% until paid, to the extent permitted by law.

The present value of the future contract adjustment payments due under the stock purchase contracts was approximately $400 million and was recorded in Other liabilities and accrued expenses with a corresponding decrease recorded in Paid-in capital, a component of Shareholders’ equity in the Company’s condensed consolidated statement of financial condition in the first quarter of fiscal 2008. The other liability balance related to the stock purchase contracts will accrete over the term of the stock purchase contract using the effective yield method with a corresponding charge to Interest expense. When the contract adjustment payments are made under the stock purchase contracts, they will reduce the other liability balance.

Earnings per Share.

Prior to October 13, 2008, the impact of the Equity Units was reflected in the Company’s earnings per diluted common share using the treasury stock method, as defined by SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). Under the treasury stock method, the number of shares of common stock included in the calculation of earnings per diluted common share was calculated as the excess, if any, of the number of shares expected to be issued upon settlement of the stock purchase contract based on the average market price for the last 20 days of the reporting period, less the number of shares that could be purchased by the Company with the proceeds to be received upon settlement of the contract at the average closing price for the reporting period.

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Dilution of net income per share occurred (i) in reporting periods when the average closing price of common shares was over $57.6840 per share or (ii) in reporting periods when the average closing price of common shares for a reporting period was between $48.0700 and $57.6840 and was greater than the average market price for the last 20 days ending three days prior to the end of such reporting period.

Effective October 13, 2008, as a result of the adjustment to the Equity Units as described above, the Equity Units are now deemed to be “participating securities” in accordance with EITF Issue 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” in that the Equity Units have the ability to participate in any dividends the Company declares on common shares above $0.27 per share during any quarterly reporting period via an increase in the number of common shares to be delivered upon settlement of the stock purchase contracts. The Equity Units will be reflected, prospectively from October 13, 2008, in the Company’s earnings per share calculation using the two-class method. During fiscal 2008, no dividends above $0.27 per share were declared during any quarterly reporting period.

The Equity Units do not share in any losses of the Company for purposes of calculating earnings per share. Therefore, if the Company incurs a loss in any reporting period, losses will not be allocated to the Equity Units in the earnings per share calculation.

In addition, as required by the U.S. Department of Treasury’s (the “U.S. Treasury”) Troubled Asset Relief Program (“TARP”) and Capital Purchase Program (“CPP”) (see below for further discussion), the Company may not declare or pay any cash dividends on its common stock other than regular quarterly cash dividends of not more than $0.27 without the consent of the U.S. Treasury.

See Note 2 for further discussion on the two-class method and Note 12 for the dilutive impact for fiscal 2008.

Rabbi Trusts.    The Company has established rabbi trusts (the “Rabbi Trusts”) to provide common stock voting rights to certain employees who hold outstanding restricted stock units. The number of shares of common stock outstanding in the Rabbi Trusts was approximately 74 million at November 30, 2008 and approximately 107 million at November 30, 2007. The assets of the Rabbi Trusts are consolidated with those of the Company, and the value of the Company’s stock held in the Rabbi Trusts is classified in Shareholders’ equity and generally accounted for in a manner similar to treasury stock.

Preferred Stock and Warrants.

Series A Preferred Stock.    In July 2006, the Company issued 44,000,000 Depositary Shares, in an aggregate of $1,100 million. Each Depositary Share represents 1/1,000th of a Share of Floating Rate Non-Cumulative Preferred Stock, Series A, $0.01 par value (“Series A Preferred Stock”). The Series A Preferred Stock is redeemable at the Company’s option, in whole or in part, on or after July 15, 2011 at a redemption price of $25,000 per share (equivalent to $25 per Depositary Share). The Series A Preferred Stock also has a preference over the Company’s common stock upon liquidation. Subsequent to fiscal year-end, the Company declared a quarterly dividend of $348.35 per share of Series A Preferred Stock that was paid on January 15, 2009 to preferred shareholders of record on December 31, 2008.

Series B and Series C Preferred Stock.    On October 13, 2008, the Company issued to MUFG 7,839,209 shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock (“Series B Preferred Stock”) and 1,160,791 shares of Series C Non-Cumulative Non-Voting Perpetual Preferred Stock (“Series C Preferred Stock”) for an aggregate purchase price of $9 billion. The Series B Preferred Stock is convertible at MUFG’s option (at a conversion price of $25.25) into 310,464,033 shares of the Company’s common shares, subject to

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certain anti-dilution adjustments. Subject to any applicable New York Stock Exchange stockholder approval requirements, one-half of the Series B Preferred Stock will mandatorily convert into the Company’s common shares when, at any time on or after October 13, 2009, the market price of the Company’s common shares exceeds 150% of the then-applicable conversion price (initially $25.25) for twenty trading days within any period of thirty consecutive trading days beginning after October 13, 2009 (subject to certain ownership limits on MUFG and its affiliates). The remainder of the Series B Preferred Stock will mandatorily convert on the same basis on or after October 13, 2010.

The Series B Preferred Stock pays a non-cumulative dividend, as and if declared by the Board of Directors of the Company, in cash, at the rate of 10% per annum (provided, that, if stockholder approval, as noted above, has not been received by February 17, 2009, the per annum rate shall increase to 13% on and including February 17, 2009 and shall remain in effect until the date upon which stockholder approval is received or no longer required) of the liquidation preference of $1,000 per share, except under certain circumstances (as set forth in the securities purchase agreement for the sale of the Series B Preferred Stock and the Series C Preferred Stock to MUFG). Subsequent to fiscal year-end, the Company declared a quarterly dividend of $25.56 per share of Series B Preferred Stock that was paid on January 15, 2009 to preferred shareholders of record on December 31, 2008.

The Series C Preferred Stock is redeemable by the Company, in whole or in part, on or after October 15, 2011 at a redemption price of $1,100 per share. Dividends on the Series C Preferred Stock are payable, on a non-cumulative basis, as and if declared by the Board of Directors of the Company, in cash, at the rate of 10% per annum of the liquidation preference of $1,000 per share. Subsequent to fiscal year-end, the Company declared a quarterly dividend of $25.56 per share of Series C Preferred Stock that was paid on January 15, 2009 to preferred shareholders of record on December 31, 2008.

The $9 billion in proceeds was allocated to the Series B Preferred Stock and the Series C Preferred Stock based on their relative fair values at issuance (approximately $8.1 billion was allocated to the Series B Preferred Stock and approximately $0.9 billion to the Series C Preferred Stock). Upon redemption by the Company, the excess of the redemption value of $1,100 per share over the carrying value of the Series C Preferred Stock ($0.9 billion allocated at inception or approximately $784 per share) will be charged to Retained earnings (i.e., treated in a manner similar to the treatment of dividends paid). The amount charged to Retained earnings will be deducted from the numerator in calculating basic and diluted earnings per share during the related reporting period in which the Series C Preferred Stock is redeemed by the Company (See Note 12 for additional details).

Series D Preferred Stock and Warrants.    On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (initially introduced as TARP) was enacted. On October 14, 2008, the U.S. Treasury announced its intention to inject capital into nine large U.S. financial institutions, including the Company, under the CPP and since has injected capital into many other financial institutions. The Company was part of the initial group of financial institutions participating in the CPP, and on October 26, 2008 entered into a Securities Purchase Agreement—Standard Terms with the U.S. Treasury pursuant to which, among other things, the Company sold to the U.S. Treasury for an aggregate purchase price of $10 billion, 10 million shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company (“Series D Preferred Stock”) and warrants to purchase up to 65,245,759 shares of common stock, par value $0.01 per share (the “Warrants”), of the Company. As a condition under the CPP, the Company’s share repurchases are currently limited to purchases in connection with the administration of any employee benefit plan, consistent with past practices, including purchases to offset share dilution in connection with any such plans. This restriction is effective until October 2011 or until the U.S. Treasury no longer owns any of the Company’s preferred shares issued under the CPP.

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The Series D Preferred Stock ranks senior to the Company’s common shares and pari passu, which is at an equal level in the capital structure, with existing preferred shares, other than preferred shares which by their terms rank junior to any other existing preferred shares. The Series D Preferred Stock pays a compounding cumulative dividend, in cash, at a rate of 5% per annum for the first five years, and 9% per annum thereafter on the liquidation preference of $1,000 per share. The Company is prohibited from paying any dividend with respect to shares of common stock, other junior securities or preferred stock ranking pari passu with the Series D Preferred Stock or repurchasing or redeeming any shares of the Company’s common shares, other junior securities or preferred stock ranking pari passu with the Series D Preferred Stock in any quarter unless all accrued and unpaid dividends are paid on the Series D Preferred Stock for all past dividend periods (including the latest completed dividend period), subject to certain limited exceptions. The Series D Preferred Stock is non-voting, other than class voting rights on matters that could adversely affect the Series D Preferred Stock. The Series D Preferred Stock is callable at par after three years. Prior to the end of three years, the Series D Preferred Stock may be redeemed with the proceeds from one or more qualified equity offerings of any Tier 1 perpetual preferred or common stock of at least $2.5 billion (each a “Qualified Equity Offering”). The U.S. Treasury may also transfer the Series D Preferred Stock to a third party at any time. Subsequent to fiscal year-end, the Company declared a quarterly dividend of $10.69 per share that was paid on January 15, 2009 to preferred shareholders of record on December 31, 2008.

The Company’s preferred stock qualifies as Tier 1 capital in accordance with regulatory capital requirements (see Note 10).

Warrants.    The Warrants have a term of 10 years and are exercisable at any time, in whole or in part, at an exercise price of $22.99 per share (subject to certain anti-dilution adjustments). The U.S. Treasury may not exercise the Warrants for, or transfer the Warrants with respect to, more than half of the initial shares of common stock underlying the Warrants prior to the earlier of (i) the date on which the Company receives aggregate gross proceeds of not less than $10 billion from one or more Qualified Equity Offerings and (ii) December 31, 2009. The number of shares to be delivered upon settlement of the warrant will be reduced by 50% if the Company receives aggregate gross proceeds of at least 100% of the aggregate Liquidation Preference of the Series D Preferred Stock ($10 billion) from one or more Qualified Equity Offerings prior to December 31, 2009.

The $10 billion in proceeds was allocated to the Series D Preferred Stock and the Warrants based on their relative fair values at issuance (approximately $9 billion was allocated to the Series D Preferred Stock and approximately $1 billion to the Warrants). The difference between the initial value allocated to the Series D Preferred Stock of approximately $9 billion and the liquidation value of $10 billion will be charged to Retained earnings over the first five years of the contract as an adjustment to the dividend yield using the effective yield method. The amount charged to Retained earnings will be deducted from the numerator in calculating basic and diluted earnings per share during the related reporting period (see Note 12).

Accumulated Other Comprehensive Loss.    As of November 30, 2008 and November 30, 2007, the components of the Company’s Accumulated other comprehensive loss are as follows:

	At November 30,
	2008	2007
	(dollars in millions)
Foreign currency translation adjustments, net of tax	$(46)	$114
Net change in cash flow hedges, net of tax	(42)	(58)
Minimum pension liability adjustment, net of tax	—	(47)
SFAS No. 158 pension adjustment, net of tax	(37)	(208)

Accumulated other comprehensive loss, net of tax	$(125)	$(199)

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Cumulative Foreign Currency Translation Adjustments.    Cumulative foreign currency translation adjustments include gains or losses resulting from translating foreign currency financial statements from their respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries. Increases or decreases in the value of the Company’s net foreign investments generally are tax deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its net monetary investments in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. Under some circumstances, however, the Company may elect not to hedge its net monetary investments in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the hedging of the Company’s net monetary investments in non-U.S. dollar functional currency subsidiaries and their effects on cumulative foreign currency translation adjustments is summarized below:

	At November 30,
	2008	2007
	(dollars in millions)
Net monetary investments in non-U.S. dollar functional currency subsidiaries	$7,549	$9,534

Cumulative foreign currency translation adjustments resulting from net investments in subsidiaries with a non-U.S. dollar functional currency	$(352)	$1,290
Cumulative foreign currency translation adjustments resulting from realized or unrealized losses on hedges, net of tax	306	(1,176)

Total cumulative foreign currency translation adjustments, net of tax	$(46)	$114

Non-controlling Interests.

Deconsolidation of Subsidiaries.

During fiscal 2008, the Company deconsolidated certain subsidiaries and recognized gains of approximately $70 million, included in Other revenues on the consolidated statements of income.

Changes in the Company’s Ownership Interest in Subsidiaries.

During fiscal 2007, the Company recorded an increase in Paid-in capital of approximately $239 million in connection with an increase in non-controlling interests associated with the initial public offering of MSCI. The Company also recorded pre-tax gains of approximately $1.5 billion during fiscal 2008, in connection with sales of its shares in MSCI as part of secondary offerings (see Note 20). During fiscal 2008, such gains were included in Other revenues on the consolidated statements of income prior to the divestiture of MSCI. Such gains have been recast to discontinued operations (see Note 22).

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12.    Earnings per Common Share.

Basic EPS is computed by dividing income available to Morgan Stanley common shareholders by the weighted average number of common shares outstanding for the period. Common shares outstanding include common stock and vested restricted stock unit awards where recipients have satisfied either the explicit vesting terms or retirement-eligible requirements. Diluted EPS reflects the assumed conversion of all dilutive securities. The Company calculates earnings per share using the two-class method as defined in EITF 03-6 (see Note 2) and applies FSP EITF 03-6-1. The following table presents the calculation of basic and diluted EPS (in millions, except for per share data):

	Fiscal 2008	Fiscal 2007	Fiscal 2006
Basic EPS:
Income from continuing operations	$916	$2,506	$6,269
Net gain on discontinued operations	862	743	1,218

Net income	1,778	3,249	7,487
Net income applicable to non-controlling interests	71	40	15

Net income applicable to Morgan Stanley	1,707	3,209	7,472
Less: Preferred dividends (Series A Preferred Stock)	(53)	(68)	(19)
Less: Preferred dividends (Series D Preferred Stock)	(44)	—	—
Less: Amortization of issuance discount for Series D Preferred Stock	(15)	—	—
Less: Allocation to CIC	(6)	—	—
Less: Allocation of earnings to unvested restricted stock units	(94)	(165)	(426)

Net income applicable to Morgan Stanley common shareholders	$1,495	$2,976	$7,027

Weighted average common shares outstanding	1,028	1,002	1,010

Earnings per basic common share:
Income from continuing operations	$0.68	$2.27	$5.82
Gain on discontinued operations	0.77	0.70	1.14

Earnings per basic common share	$1.45	$2.97	$6.96

Diluted EPS:
Earnings applicable to Morgan Stanley common shareholders	$1,495	$2,976	$7,027

Weighted average common shares outstanding	1,028	1,002	1,010
Effect of dilutive securities:
Stock options and restricted stock units(1)	3	23	16
Series B Preferred Stock	42	—	—

Weighted average common shares outstanding and common stock equivalents	1,073	1,025	1,026

Earnings per diluted common share:
Income from continuing operations	$0.65	$2.22	$5.73
Gain on discontinued operations	0.74	0.68	1.12

Earnings per diluted common share	$1.39	$2.90	$6.85

(1)	The restricted stock units participate in all of the earnings of the Company in the computation of basic EPS, and therefore, the restricted stock units are not included as incremental shares in the diluted calculation.

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The following securities were considered antidilutive and, therefore, were excluded from the computation of diluted EPS:

	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(shares in millions)
Number of Antidilutive Securities Outstanding at End of Period:
Restricted stock units	50	59	51
Stock options	81	19	36
Equity Units	116	—	—
CPP Warrants	65	—	—

Total	312	78	87

13.    Interest and Dividends and Interest Expense.

Details of Interest income and Interest expense were as follows (in millions):

Fiscal Year 2008
Interest and dividends(1):
Financial instruments owned(2)	$9,971
Receivables from other loans	784
Other(3)	29,963

Total Interest and dividends revenues	$40,718

Interest expense(1):
Commercial paper and other short-term borrowings	$663
Deposits	740
Long-term debt	7,793
Other(3)	28,283

Total Interest expense	$37,479

Net interest and dividends revenues	$3,239

(1)	Interest income and expense and dividend income are recorded within the consolidated statements of income depending on the nature of the instrument and related market conventions. When interest and dividends are included as a component of the instrument’s fair value, interest and dividends are included within Principal transactions—trading revenues or Principal transactions—investment revenues. Otherwise, they are included within Interest and dividends income or Interest expense.
(2)	Interest expense on Financial instruments sold, not yet purchased is reported as a reduction of Interest and dividends revenues.
(3)	Amounts primarily related to securities financing transactions, which include repurchase and resale agreements, securities borrowed and loan transactions, customer receivables/payables and segregated customer cash. The Company considers its principal trading, investment banking, commissions, and interest and dividend income, along with the associated interest expense, as one integrated activity for each of the Company’s separate businesses and is therefore unable to further breakout Interest and dividends and Interest expense (see Note 1).

14. Other Revenues.

Details of Other revenues were as follows (in millions):

Fiscal Year 2008
Repurchase of long-term debt (see Note 8)	$2,252
Morgan Stanley Wealth Management S.V., S.A.U (see Note 20)	743
Other	1,138

Total	$4,133

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15.    Employee Stock-Based Compensation Plans.

The Company accounts for stock-based compensation in accordance with SFAS No. 123R (see Note 2). SFAS No. 123R requires measurement of compensation cost for equity-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures.

The components of the Company’s stock-based compensation expense (net of cancellations) are presented below:

	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in millions)
Deferred stock	$1,669	$1,588	$1,756
Stock options	81	241	151
Employee Stock Purchase Plan	10	9	8

Total(1)	$1,760	$1,838	$1,915

(1)	Amounts include $90 million, $345 million and $454 million of accrued stock-based compensation expense primarily related to year-end equity awards granted in December 2008, December 2007 and December 2006, respectively, to employees who are retirement-eligible under the award terms.

The table above excludes stock-based compensation expense recorded in discontinued operations, which was approximately $32 million, $21 million and $40 million for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

The tax benefit for stock-based compensation expense related to deferred stock and stock options was $560 million, $720 million and $734 million for fiscal 2008, fiscal 2007 and fiscal 2006, respectively. The tax benefit for stock-based compensation expense included in discontinued operations in fiscal 2008, fiscal 2007 and fiscal 2006 was approximately $12 million, $8 million and $14 million, respectively.

At November 30, 2008, the Company had approximately $1,400 million of unrecognized compensation cost related to unvested stock-based awards (excluding fiscal 2008 year-end awards granted in December 2008 to nonretirement-eligible employees, which will begin to be amortized in 2009). The unrecognized compensation cost relating to unvested stock-based awards expected to vest will primarily be recognized over the next two years.

In connection with awards under its equity-based compensation plans, the Company is authorized to issue shares of its common stock held in treasury or newly issued shares. At November 30, 2008, approximately 110 million shares were available for future grant under these plans.

The Company generally uses treasury shares to deliver shares to employees and has an ongoing repurchase authorization that includes repurchases in connection with awards granted under its equity-based compensation plans.

As a result of the Discover Spin-off effective June 30, 2007, all outstanding options to purchase the Company’s common stock held by employees of Discover were canceled and replaced with options to purchase Discover common stock. Outstanding options to purchase Morgan Stanley common stock held by directors and employees who remained with the Company after the Discover Spin-off were adjusted to preserve the intrinsic value of the award immediately prior to the spin-off using an adjustment ratio based on the Morgan Stanley closing market stock price immediately prior to the spin-off date and the beginning market stock price at the date of the spin-off. Additional compensation cost recognized as a result of this modification was not material.

Similarly, restricted stock units awarded pursuant to equity incentive plans and held by employees of Discover were canceled and replaced with restricted units of Discover stock. Outstanding deferred shares held by Morgan

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Stanley directors and employees who remained with the Company after the Discover Spin-off were adjusted by multiplying the number of shares by an adjustment ratio in order to account for the impact of the spin-off on the value of the Company’s shares at the time the spin-off was completed. No additional compensation cost was recognized as a result of this modification. Cash paid to the holders of deferred shares in lieu of fractional shares was not material.

Deferred Stock Awards.    The Company has made deferred stock awards pursuant to several equity-based compensation plans. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of restricted common stock or in the right to receive unrestricted shares of common stock in the future (“restricted stock units”). Awards under these plans are generally subject to vesting over time contingent upon continued employment and to restrictions on sale, transfer or assignment until the end of a specified period, generally two to five years from date of grant. All or a portion of an award may be canceled if employment is terminated before the end of the relevant restriction period. All or a portion of a vested award also may be canceled in certain limited situations, including termination for cause during the relevant restriction period. Recipients of deferred stock awards generally have voting rights and receive dividend equivalents that are not subject to vesting.

The following table sets forth activity relating to the Company’s vested and unvested restricted stock units (share data in millions):

	Fiscal 2008
	Number of Shares	Weighted Average Grant Date Fair Value
Restricted stock units at beginning of year	108	$51.95
Granted	46	48.71
Conversions to common stock	(75)	49.10
Canceled	(5)	53.92

Restricted stock units at end of year(1)	74	$50.57

(1)	At November 30, 2008, approximately 69 million awards were vested or expected to vest.

The weighted average price for restricted stock units granted during fiscal 2007 and fiscal 2006 was $66.68 (adjusted to reflect the impact of the Discover Spin-off) and $57.86, respectively (unadjusted for the Discover Spin-off). As of November 30, 2008, the weighted-average remaining term for the Company’s outstanding restricted stock units was approximately 1.8 years.

The total fair market value of restricted stock units converted to common stock during fiscal 2008, fiscal 2007 and fiscal 2006 was $3,209 million, $817 million and $768 million, respectively. The value of restricted stock units converting to common stock in fiscal 2008 increased from prior fiscal years, primarily as a result of a modification in fiscal 2008 to accelerate the conversion of certain restricted stock unit awards. Additional compensation cost recognized as a result of this modification was not material.

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The following table sets forth activity relating to the Company’s unvested restricted stock units (share data in millions):

	Fiscal 2008
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested restricted stock units at beginning of period	59	$54.29
Granted	46	48.71
Vested	(50)	51.27
Canceled	(5)	53.99

Unvested restricted stock units at end of period(1)	50	$52.21

(1)	Unvested restricted stock units represent awards where recipients have yet to satisfy either the explicit vesting terms or retirement-eligible requirements. At November 30, 2008, approximately 45 million unvested restricted stock units, with a weighted average grant date fair value of $52.28, were expected to vest.

Stock Option Awards.    The Company has granted stock option awards pursuant to several equity-based compensation plans. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of stock options generally having an exercise price not less than the fair value of the Company’s common stock on the date of grant. Such stock option awards generally become exercisable over a three-year period and expire ten years from the date of grant, subject to accelerated expiration upon termination of employment. Stock option awards have vesting, restriction and cancellation provisions that are generally similar to those in deferred stock awards.

The weighted average fair values of options granted during fiscal 2007 and fiscal 2006 were $18.55 (adjusted to reflect the impact of the Discover Spin-off) and $14.15 (unadjusted for the Discover Spin-off), respectively, utilizing the following weighted average assumptions. No options were granted in fiscal 2008.

	Fiscal 2007	Fiscal 2006
Risk-free interest rate	4.4%	4.8%
Expected option life in years	6.0	3.3
Expected stock price volatility	23.8%	28.6%
Expected dividend yield	1.4%	1.7%

The Company’s expected option life has been determined based upon historical experience. Beginning on December 1, 2006, the expected stock price volatility assumption was determined using the implied volatility of exchange-traded options, consistent with the guidance in Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment” (“SAB 107”).

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The following table sets forth activity relating to the Company’s stock options (share data in millions):

	Fiscal 2008
	Number of Options	Weighted Average Exercise Price
Options outstanding at beginning of period	118	$48.22
Exercised	(10)	30.53
Canceled	(8)	51.78

Options outstanding at end of period(1)	100	$49.88

Options exercisable at end of period	87	$47.53

(1)	At November 30, 2008, 99 million awards, with a weighted average exercise price of $49.77, were vested or expected to vest.

The total intrinsic value of stock options exercised during fiscal 2008, fiscal 2007 and fiscal 2006 was $211 million, $707 million and $326 million, respectively.

As of November 30, 2008, there were no exercisable in-the-money stock options.

The following table presents information relating to the Company’s stock options outstanding at November 30, 2008 (number of options outstanding data in millions):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Average Remaining Life (Years)	Number Exercisable	Weighted Average Exercise Price	Average Remaining Life (Years)
$22.00 – $39.99	19	34.25	2.6	19	34.25	2.6
$40.00 – $49.99	39	47.17	4.1	39	47.20	4.1
$50.00 – $59.99	23	53.65	1.8	23	53.65	1.8
$60.00 – $69.99	18	66.60	6.8	5	66.30	3.9
$70.00 – $91.99	1	80.46	1.7	1	81.04	1.3

Total	100			87

MSCI Inc., a consolidated subsidiary of the Company, has issued equity-based awards in the form of restricted stock units (representing shares of MSCI Inc. common stock) and options to purchase MSCI Inc. common stock (except for expense amounts recorded in discontinued operations, such awards are not reflected in the above disclosures). Stock-based compensation expense (net of cancellations) for fiscal 2008 for awards of MSCI equity was $30 million, including $4 million of accrued stock-based compensation related to year-end equity awards granted in December 2008 to employees of MSCI Inc. who were retirement-eligible under the award terms. For fiscal 2007, stock-based compensation expense for awards of MSCI equity was $1 million; there were no equity awards granted in December 2007 to employees of MSCI Inc. who were retirement-eligible under the award terms.

16.    Employee Benefit Plans.

The Company sponsors various pension plans for the majority of its U.S. and non-U.S. employees. The Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible U.S. employees. The Company also provides certain postemployment benefits to certain former employees or inactive employees prior to retirement.

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The Company’s defined benefit pension, postretirement and postemployment plans are accounted for in accordance with SFAS Nos. 87, 88, 106, 112 and 158. The Company adopted the provision of SFAS No. 158 to recognize the overfunded or underfunded status of the Company’s defined benefit and postretirement plans as an asset or liability in the consolidated statement of financial condition at November 30, 2007. Accordingly, the Company recorded a charge of $347 million ($208 million after-tax) to Accumulated other comprehensive income (loss), a component of Shareholders’ equity.

Prior to its adoption of SFAS No. 158, but after taking into account the effects of the Discover Spin-off, the Company recognized a final net minimum pension liability of $68 million ($47 million after-tax) at November 30, 2007 and $13 million ($7 million after-tax with recognition of a $1 million intangible asset) at November 30, 2006 for defined benefit pension plans whose accumulated benefit obligations exceeded plan assets.

The following table illustrates the incremental effect of the application of SFAS No. 158 as of November 30, 2007:

	Before Application of SFAS No. 158	SFAS No. 158 Adjustments	After Application of SFAS No. 158
	(dollars in millions)
Other assets	$9,153	$(302)	$8,851
Other liabilities and accrued expenses	24,561	45	24,606
Net deferred tax assets	5,454	139	5,593
Accumulated other comprehensive income (loss)	9	(208)	(199)
Total shareholders’ equity	31,477	(208)	31,269

For fiscal 2008, the Company adopted the measurement date provision of SFAS No. 158 under the alternative transition method, which requires the measurement date to coincide with the fiscal year-end date. The Company recorded an after-tax charge of approximately $13 million to Shareholders’ equity ($21 million before tax) upon adoption of this requirement.

Pension and Other Postretirement Plans.    Substantially all of the U.S. employees of the Company hired before July 1, 2007 and its U.S. affiliates are covered by a non-contributory, defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code (the “Qualified Plan”). Unfunded supplementary plans (the “Supplemental Plans”) cover certain executives. In addition, certain of the Company’s non-U.S. subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee’s years of credited service and on compensation levels specified in the plans. The Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations. Liabilities for benefits payable under its Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries. The Company’s U.S. Qualified Plan was closed to new hires effective July 1, 2007. In lieu of a defined benefit pension plan, eligible employees who were first hired, rehired or transferred to a U.S. benefits eligible position on or after July 1, 2007 will receive a retirement contribution under the 401(k) plan. The amount of the retirement contribution is included in the Company’s 401(k) cost and will be equal to between 2% and 5% of eligible pay based on years of service as of December 31.

The Company also has unfunded postretirement benefit plans that provide medical and life insurance for eligible U.S. retirees and their dependents.

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The following tables present information for the Company’s pension and postretirement plans on an aggregate basis:

Net Periodic Benefit Expense.

The following table presents the components of the net periodic benefit expense:

	Pension			Postretirement
	Fiscal 2008	Fiscal 2007	Fiscal 2006	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in millions)
Service cost, benefits earned during the year	$102	$107	$109	$8	$7	$8
Interest cost on projected benefit obligation	135	124	118	10	8	10
Expected return on plan assets	(128)	(123)	(115)	—	—	—
Net amortization of prior service credit	(8)	(8)	(7)	(2)	(1)	(2)
Net amortization of actuarial loss	31	41	51	1	—	2
Special termination benefits	—	2	2	—	—	—

Net periodic benefit expense	$132	$143	$158	$17	$14	$18

Other changes in plan assets and benefit obligations recognized in other comprehensive income on a pre-tax basis in fiscal 2008 are as follows:

	Pension	Postretirement
	Fiscal 2008	Fiscal 2008
	(dollars in millions)
Net gain.	$(330)	$(11)
Amortization of prior service credit	8	2
Amortization of net loss	(31)	(1)

Total recognized in other comprehensive income	$(353)	$(10)

The Company amortizes (as a component of pension expense) unrecognized net gains and losses over the average future service of active participants (5 to 20 years depending upon the plan) to the extent that the gain/loss exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets.

The following table presents the weighted average assumptions used to determine net periodic benefit costs for fiscal 2008, fiscal 2007 and fiscal 2006:

	Pension			Postretirement
	Fiscal 2008	Fiscal 2007	Fiscal 2006	Fiscal 2008	Fiscal 2007	Fiscal 2006
Discount rate	6.17%	5.79%	5.60%	6.34%	5.97%	5.75%
Expected long-term rate of return on plan assets	6.46	6.65	6.65	n/a	n/a	n/a
Rate of future compensation increases	5.08	4.40	4.35	n/a	n/a	n/a

The expected long-term rate of return on plan assets represents the Company’s best estimate of the long-term return on plan assets and generally was estimated by computing a weighted average return of the underlying long-term expected returns on the different asset classes, based on the target asset allocations. For plans where there is no established target asset allocation, actual asset allocations were used. The expected long-term return on assets is a long-term assumption that generally is expected to remain the same from one year to the next unless there is a significant change in the target asset allocation, the fees and expenses paid by the plan or market conditions. In fiscal 2008, the weighted average assumed expected long-term rate of return on assets changed from 6.65% to 6.46%, primarily due to the change in the U.S. Qualified Plan’s asset allocation. To better align the duration of plan assets with the duration of plan liabilities, in fiscal 2007, the U.S. Qualified Plan’s target asset allocation policy was

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changed from 45%/55% equity/fixed income to 30%/70% equity/fixed income. In late fiscal 2008, the U.S. Qualified Plan transitioned to 100% investment in fixed income securities and related derivative securities, including interest rate swap contracts. This asset allocation is expected to help protect the plan’s funded status and limit volatility of required contributions. Total U.S. Qualified Plan portfolio performance will be evaluated by comparing the Plan’s investment performance with an estimate of the change in the Plan’s liability.

Benefit Obligations and Funded Status.

The following table provides a reconciliation of the changes in the benefit obligation and fair value of plan assets for fiscal 2008 and fiscal 2007 as well as a summary of the funded status at November 30, 2008 and November 30, 2007:

	Pension		Postretirement
	Fiscal 2008	Fiscal 2007	Fiscal 2008	Fiscal 2007
	(dollars in millions)
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$2,263	$2,563	$162	$168
Adjustments due to adoption of SFAS No. 158 measurement date provisions:
Service cost and interest cost	40	—	3	—
Gap period benefits paid	(10)	—	—	—
Service cost(1)	104	109	8	7
Interest cost(2)	136	125	10	8
Plan amendments	—	(9)	—	(4)
Actuarial (gain) loss	(268)	(46)	(11)	14
Benefits paid	(122)	(102)	(8)	(8)
Plan settlements	—	(1)	—	—
Special termination benefits	—	2	—	—
Transfers/divestitures(3)	—	(400)	—	(23)
Other, including foreign currency exchange rate changes	(51)	22	—	—

Benefit obligation at end of year	$2,092	$2,263	$164	$162

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$2,113	$2,312	$—	$—
Adjustments due to adoption of SFAS No. 158 measurement date provisions:
Gap period benefits paid, net of contributions	(9)	—	—	—
Actual return on plan assets	215	161	—	—
Employer contributions	326	131	8	8
Benefits paid	(122)	(102)	(8)	(8)
Plan settlements	—	(1)	—	—
Transfers/divestitures(3)	—	(405)	—	—
Other, including foreign currency exchange rate changes	(50)	17	—	—

Fair value of plan assets at end of year	$2,473	$2,113	$—	$—

Funded status:
Funded/(Unfunded status)	$381	$(150)	$(164)	$(162)
Amount contributed to plan after measurement date	—	24	—	—

Net amount recognized	$381	$(126)	$(164)	$(162)

Amounts recognized in the consolidated statements of financial condition consist of:
Assets	$666	$162	$—	$—
Liabilities	(285)	(288)	(164)	(162)

Net amount recognized	$381	$(126)	$(164)	$(162)

Amounts recognized in accumulated other comprehensive loss consist of:
Prior service credit	$(56)	$(66)	$(6)	$(8)
Net loss	100	467	11	22

Net loss recognized	$44	$401	$5	$14

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(1)	Pension amounts related to MSCI were $2 million during fiscal 2008 and fiscal 2007, respectively. These amounts are included in discontinued operations.
(2)	Pension amounts related to MSCI were $1 million during fiscal 2008 and fiscal 2007, respectively. These amounts are included in discontinued operations.
(3)	Transfers and divestitures primarily relate to the impact of the Discover Spin-off and non-U.S. subsidiary plans.

Changes in actuarial gain under benefit obligation are primarily attributed to an increase in the discount rates as of November 30, 2008.

The estimated prior-service credit that will be amortized from Accumulated other comprehensive loss into net periodic benefit cost over 2009 is approximately $(9) million for defined benefit pension plans and $(1) million for postretirement plans. The estimated net loss for the defined benefit pension plans that will be amortized from Accumulated other comprehensive loss into net periodic benefit cost over 2009 is approximately $3 million.

The accumulated benefit obligation for all defined benefit pension plans was $1,993 million and $2,147 million at November 30, 2008 and November 30, 2007, respectively.

The following table contains information for pension plans with projected benefit obligations or accumulated benefit obligations in excess of the fair value of plan assets as of fiscal year-end:

	November 30, 2008	November 30, 2007
	(dollars in millions)
Projected benefit obligation	$325	$511
Accumulated benefit obligation	295	474
Fair value of plan assets	41	216

The following table presents the weighted average assumptions used to determine benefit obligations at fiscal year-end:

	Pension		Postretirement
	Fiscal 2008	Fiscal 2007	Fiscal 2008	Fiscal 2007
Discount rate	7.23%	6.17%	7.47%	6.34%
Rate of future compensation increases	5.09	5.08	n/a	n/a

The discount rate used to determine the benefit obligation for the U.S. Qualified Pension Plan and postretirement plans was selected by the Company, in consultation with its independent actuaries, using a pension discount yield curve based on the characteristics of the U.S. Qualified Plan and postretirement liabilities, each determined independently. The pension discount yield curve represents spot discount yields based on duration implicit in a representative broad based Aa corporate bond universe of high-quality fixed income investments. As of November 30, 2008, the Company’s U.S. Qualified Plan represented 82% of the total liabilities of its U.S. pension and postretirement plans combined. The discount rate used to determine the benefit obligation for the defined benefit portion of its U.K. pension plan was selected by the Company using a pension discount yield curve based on the characteristics of the U.K. defined benefit pension liabilities. For all other non-U.S. pension plans, the Company set the assumed discount rates based on the nature of liabilities, local economic environments and available bond indices.

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The following table presents assumed health care cost trend rates used to determine the postretirement benefit obligations at fiscal year-end:

	November 30, 2008	November 30, 2007
Health care cost trend rate assumed for next year:
Medical	7.25-9.50%	8.33-8.61%
Prescription	10.50%	11.11%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2018	2012

Assumed health care cost trend rates can have a significant effect on the amounts reported for the Company’s postretirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point (Decrease)
	(dollars in millions)
Effect on total postretirement service and interest cost	$4	$(3)
Effect on postretirement benefit obligation	26	(21)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted in December 2003. For 2008, Morgan Stanley elected not to apply for the Medicare Retiree Drug Subsidy or take any other action related to the Act since Medicare prescription drug coverage was deemed to have no material effect on the Company’s retiree medical program. No impact of the Act has been reflected in the Company’s results.

U.S. Qualified Plan Assets.    The U.S. Qualified Plan assets represent 92% of the Company’s total pension plan assets. The weighted average asset allocations for the U.S. Qualified Plan at November 30, 2008 and November 30, 2007 and the targeted asset allocation for 2009 by asset class were as follows:

	Fiscal 2009 Targeted	November 30, 2008	November 30, 2007
Equity securities	—%	—%	31%
Fixed income securities	100	99	68
Other—primarily cash	—	1	1

Total	100%	100%	100%

U.S. Qualified Pension Plan Asset Allocation.    The Company, in consultation with its independent investment consultants and actuaries, determined the asset allocation targets for its U.S. Qualified Plan based on its assessment of business and financial conditions, demographic and actuarial data, funding characteristics and related risk factors. Other relevant factors, including industry practices and long-term historical and prospective capital market returns, were considered as well. The expected long-term rate of return on U.S. Qualified Plan assets is 6.50% for fiscal 2008.

The U.S. Qualified Plan uses a combination of active and risk-controlled fixed income investment strategies. The fixed income asset allocation consists primarily of longer-duration fixed income securities in order to help reduce plan exposure to interest rate variation and to better align assets with obligations. The longer duration fixed income allocation is expected to help maintain the stability of plan contributions over the long run.

The allocation by the investment manager of the Company’s U.S. Qualified Plan is reviewed by the Morgan Stanley Retirement Plan Investment Committee on a regular basis. When the exposure to an asset class or a given

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investment manager reaches a minimum or maximum level, a review process is initiated, and the allocation is automatically rebalanced back toward target allocation levels unless the Investment Committee determines otherwise.

Derivative instruments are permitted in the U.S. Qualified Plan’s portfolio only to the extent that they comply with all of the plan’s policy guidelines and are consistent with the plan’s risk and return objectives. In addition, any investment in derivatives must meet the following conditions:

•

Derivatives may be used only if they are deemed by the investment manager to be more attractive than a similar direct investment in the underlying cash market or if the derivatives are being used to manage risk of the portfolio.

•	Derivatives may not be used in a speculative manner or to leverage the portfolio under any circumstances.

•

Derivatives may not be used as short-term trading vehicles. The investment philosophy of the U.S. Qualified Plan is that investment activity is undertaken for long-term investment rather than short-term trading.

•

Derivatives may only be used in the management of the U.S. Qualified Plan’s portfolio when their possible effects can be quantified, shown to enhance the risk-return profile of the portfolio, and reported in a meaningful and understandable manner.

As a fundamental operating principle, any restrictions on the underlying assets apply to a respective derivative product. This includes percentage allocations and credit quality. Derivatives will be used solely for the purpose of enhancing investment in the underlying assets and not to circumvent portfolio restrictions.

Cash Flows.

The Company expects to contribute approximately $300 million to its pension and postretirement benefit plans in 2009 based upon their current funded status and expected asset return assumptions for 2009, as applicable.

Expected benefit payments associated with the Company’s pension and postretirement benefit plans for the next five fiscal years and in aggregate for the five fiscal years thereafter are as follows:

	Pension(1)	Postretirement(1)
	(dollars in millions)
Fiscal 2009	$119	$9
Fiscal 2010	118	9
Fiscal 2011	117	9
Fiscal 2012	120	9
Fiscal 2013	126	9
Fiscal 2014-2018	689	48

(1)	These amounts exclude expected benefit payments associated with MSCI.

Morgan Stanley 401(k) and Profit Sharing Awards.    Eligible U.S. employees receive 401(k) matching contributions that are invested in the Company’s common stock. The retirement contribution granted in lieu of a defined benefit pension plan is included in the Company’s 401(k) expense. The Company also provides discretionary profit sharing to certain Non-U.S. employees. The pre-tax expense associated with the 401(k) match and profit sharing for fiscal 2008, fiscal 2007 and fiscal 2006 was $106 million, $128 million and $117 million, respectively.

Defined Contribution Pension Plans.    The Company maintains separate defined contribution pension plans that cover substantially all employees of certain non-U.S. subsidiaries. Under such plans, benefits are determined

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based on a fixed rate of base salary with certain vesting requirements. In fiscal 2008, fiscal 2007 and fiscal 2006, the Company’s expense related to these plans was $126 million, $114 million and $86 million, respectively.

Other Postemployment Benefits.    Postemployment benefits include, but are not limited to, salary continuation, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former employees or inactive employees after employment but before retirement. The postemployment benefit obligations were not material as of November 30, 2008 and November 30, 2007.

17.    Income Taxes.

The provision for (benefit from) income taxes from continuing operations consisted of:

	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in millions)
Current:
U.S. federal	$445	$302	$1,039
U.S. state and local	78	147	248
Non-U.S.	1,181	2,428	1,277

	1,704	2,877	2,564

Deferred:
U.S. federal	(1,575)	(1,917)	131
U.S. state and local	(55)	(75)	(20)
Non-U.S.	(203)	(116)	6

	(1,833)	(2,108)	117

Provision for income taxes from continuing operations	$(129)	$769	$2,681

Provision for income taxes from discontinued operations	$609	$440	$577

The following table reconciles the provision for (benefit from) income taxes to the U.S. federal statutory income tax rate:

	Fiscal 2008	Fiscal 2007	Fiscal 2006
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
U.S. state and local income taxes, net of U.S. federal income tax benefits	(3.4)	1.3	1.6
Lower tax rates applicable to non-U.S. earnings	(39.3)	(2.0)	(2.1)
Goodwill	29.3	—	—
Domestic tax credits	(28.6)	(6.3)	(2.3)
Tax exempt income	(16.7)	(3.4)	(0.8)
Other	7.3	(1.1)	(1.4)

Effective income tax rate(1)	(16.4)%	23.5%	30.0%

(1)	The fiscal 2006 effective tax rate includes the impact of a $242 million income tax benefit, or $0.23 per diluted share, related to the resolution of the Internal Revenue Service (the “IRS”) examination of years 1994-1998.

As of November 30, 2008, the Company had approximately $6.0 billion of earnings attributable to foreign subsidiaries for which no provisions have been recorded for income tax that could occur upon repatriation. Except to the extent such earnings can be repatriated tax efficiently, they are permanently invested abroad. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated.

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Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities at November 30, 2008 and November 30, 2007 were as follows:

	November 30, 2008	November 30, 2007
	(dollars in millions)
Deferred tax assets:
Employee compensation and benefit plans	$3,433	$4,789
Valuation and liability allowances	474	498
Deferred expenses	60	38
Tax credit and loss carryforward	4,411	1,729
Other	864	851

Total deferred tax assets	9,242	7,905
Valuation allowance(1)	201	19

Deferred tax assets after valuation allowance	$9,041	$7,886

Deferred tax liabilities:
Valuation of inventory, investments and receivables	$1,581	$787
Prepaid commissions	24	52
Fixed assets	270	283
Other	884	1,171

Total deferred tax liabilities	2,759	2,293

Net deferred tax assets	$6,282	$5,593

(1)	The valuation allowance reduces the benefit of certain separate Company federal and state net operating loss carryforwards and book writedowns to the amount that will more likely than not be realized.

During fiscal 2008, the valuation allowance was increased by $182 million related to the ability to utilize certain separate federal and state net operating losses.

The Company had federal and state net operating loss carryforwards for which a deferred tax asset of $2,550 million and $724 million was recorded as of November 30, 2008 and November 30, 2007, respectively. These carryforwards are subject to annual limitations and will expire in 2026. The deferred tax asset for federal net operating loss carryforwards does not include approximately $75 million related to excess tax benefits from the exercise or conversion of stock-based compensation awards for which a tax benefit will be recorded in Paid-in capital when realized.

The Company had tax credit carryforwards for which a related deferred tax asset of $1,861 million and $1,005 million was recorded as of November 30, 2008 and November 30, 2007, respectively. These carryforwards are subject to annual limitations on utilization and will expire in 2016.

The Company believes that the realization of the recognized net deferred tax asset of $6,282 million (after valuation allowance) is more likely than not based on expectations as to future taxable income in the jurisdictions in which it operates.

The Company recorded net income tax (provision for) benefits to Paid-in capital of $(131) million, $280 million and $72 million related to employee stock compensation transactions in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. Such amounts were recorded to Paid-in capital.

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Cash paid for income taxes was $1,406 million, $3,404 million and $3,115 million in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. During fiscal 2008, the Company received a refund of $1,200 million for overpayment of estimated taxes remitted during fiscal 2007.

The Company adopted FIN 48 on December 1, 2007 and recorded a cumulative effect adjustment of approximately $92 million as a decrease to the opening balance of Retained earnings as of December 1, 2007.

The total amount of unrecognized tax benefits as of the date of adoption of FIN 48 was approximately $3.4 billion and $2.7 billion as of November 30, 2008 and December 1, 2007, respectively. Of this total, approximately $1.9 billion and $1.7 billion, respectively, (net of federal benefit of state issues, competent authority and foreign tax credit offsets) represent the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods.

The Company recognizes the accrual of interest related to unrecognized tax benefits in Provision for income taxes in the consolidated statements of income. The Company recognizes the accrual of penalties (if any) related to unrecognized tax benefits in Income before income taxes. For fiscal 2008, the Company recognized $76 million of interest (net of federal and state income tax benefits) in the consolidated statement of income. Interest expense accrued as of November 30, 2008 and December 1, 2007 was approximately $306 million and $223 million, respectively, net of federal and state income tax benefits. The amount of penalties accrued was immaterial.

The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits for fiscal 2008 (dollars in millions):

Unrecognized Tax Benefits
Balance at December 1, 2007	$2,722
Increases based on tax positions related to the current period	856
Decreases based on tax positions related to the current period	—
Increases based on tax positions related to prior periods	5
Decreases based on tax positions related to prior periods	(124)
Decreases related to settlements with taxing authorities	—
Decreases related to a lapse of applicable statute of limitations	(34)

Balance at November 30, 2008	$3,425

The Company is under continuous examination by the Internal Revenue Service (the “IRS”) and other tax authorities in certain countries, such as Japan and the United Kingdom (the “U.K.”), and states in which the Company has significant business operations, such as New York. The IRS and Japanese tax authorities are expected to conclude the field work portion of their respective examinations during 2009. During 2009, the Company expects to come to conclusion with the U.K. tax authorities on issues through tax year 2007, including those in appeals. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. The Company has established unrecognized tax benefits that the Company believes are adequate in relation to the potential for additional assessments. Once established, the Company adjusts unrecognized tax benefits only when more information is available or when an event occurs necessitating a change. The Company believes that the resolution of tax matters will not have a material effect on the consolidated statements of financial condition of the Company, although a resolution could have a material impact on the Company’s consolidated statements of income for a particular future period and on the Company’s effective income tax rate for any period in which such resolution occurs.

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It is reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next twelve months. At this time, however, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits and impact on the effective tax rate over the next twelve months.

The following are the major tax jurisdictions in which the Company and its affiliates operate and the earliest tax year subject to examination:

Jurisdiction	Tax Year
United States	1999
New York State and City	2002
Hong Kong	2002
United Kingdom	2004
Japan	2004

18.    Segment and Geographic Information.

The Company structures its segments primarily based upon the nature of the financial products and services provided to customers and the Company’s management organization. The Company provides a wide range of financial products and services to its customers in each of its business segments: Institutional Securities, Global Wealth Management Group and Asset Management. For further discussion of the Company’s business segments, see Note 1.

Revenues and expenses directly associated with each respective segment are included in determining their operating results. Other revenues and expenses that are not directly attributable to a particular segment are allocated based upon the Company’s allocation methodologies, generally based on each segment’s respective net revenues, non-interest expenses or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an Intersegment Eliminations category to reconcile the business segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations primarily represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by the Asset Management business segment to the Global Wealth Management Group business segment associated with sales of certain products and the related compensation costs paid to the Global Wealth Management Group business segment’s global representatives.

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Selected financial information for the Company’s segments is presented below:

Fiscal 2008	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Total non-interest revenues	$12,316	$6,085	$1,470	$(258)	$19,613
Net interest	2,422	934	(181)	64	3,239

Net revenues	$14,738	$7,019	$1,289	$(194)	$22,852

Income (loss) from continuing operations before income taxes	1,422	1,154	(1,799)	10	787
Provision for (benefit from) income taxes	113	440	(687)	5	(129)

Income (loss) from continuing operations(1)	1,309	714	(1,112)	5	916

Discontinued operations:
Gain (loss) from discontinued operations	1,579	—	(8)	(100)	1,471
Provision for (benefit from) income taxes	612	—	(3)	—	609

Gain (loss) on discontinued operations	967	—	(5)	(100)	862

Net income (loss)	$2,276	$714	$(1,117)	$(95)	$1,778

Net income applicable to non-controlling interests	71	—	—	—	71

Net income (loss) applicable to Morgan Stanley	$2,205	$714	$(1,117)	$(95)	$1,707

Fiscal 2007	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations(2)	Total
	(dollars in millions)
Total non-interest revenues	$13,670	$5,915	$5,531	$(286)	$24,830
Net interest	2,060	710	(38)	45	2,777

Net revenues	$15,730	$6,625	$5,493	$(241)	$27,607

Income from continuing operations before income taxes	651	1,155	1,467	2	3,275
(Benefit from) provision for income taxes	(232)	459	541	1	769

Income from continuing operations(1)	883	696	926	1	2,506

Discontinued operations:
Gain from discontinued operations	159	174	—	850	1,183
Provision for income taxes	62	61	—	317	440

Gain on discontinued operations	97	113	—	533	743

Net income	$980	$809	$926	$534	$3,249

Net income applicable to non-controlling interests	40	—	—	—	40

Net income applicable to Morgan Stanley	$940	$809	$926	$534	$3,209

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2006	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations(2)	Total
	(dollars in millions)
Total non-interest revenues	$19,401	$5,027	$3,432	$(257)	$27,603
Net interest	1,337	485	21	21	1,864

Net revenues	$20,738	$5,512	$3,453	$(236)	$29,467

Income from continuing operations before income taxes	7,568	508	851	23	8,950
Provision for income taxes	2,166	166	340	9	2,681

Income from continuing operations(1)	5,402	342	511	14	6,269

Discontinued operations:
Gain from discontinued operations	88	26	—	1,681	1,795
Provision for income taxes	32	9	—	536	577

Gain from discontinued operations after tax	56	17	—	1,145	1,218

Net income	$5,458	$359	$511	$1,159	$7,487

Net income applicable to non-controlling interests	15	—	—	—	15

Net income applicable to Morgan Stanley	$5,443	$359	$511	$1,159	$7,472

Net Interest	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Fiscal 2008
Interest and dividends	$39,352	$1,239	$170	$(43)	$40,718
Interest expense	36,930	305	351	(107)	37,479

Net interest	$2,422	$934	$(181)	$64	$3,239

Fiscal 2007
Interest and dividends	$59,126	$1,221	$74	$(343)	$60,078
Interest expense	57,066	511	112	(388)	57,301

Net interest	$2,060	$710	$(38)	$45	$2,777

Fiscal 2006
Interest and dividends	$42,106	$1,004	$48	$(382)	$42,776
Interest expense	40,769	519	27	(403)	40,912

Net interest	$1,337	$485	$21	$21	$1,864

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total Assets(3)	Institutional Securities	Global Wealth Management Group	Asset Management	Discover	Total
	(dollars in millions)
At November 30, 2008	$623,299	$22,586	$13,150	$—	$659,035

At November 30, 2007	$1,005,452	$27,518	$12,439	$—	$1,045,409

At November 30, 2006	$1,063,985	$21,232	$6,908	$29,067	$1,121,192

(1)	See Note 19 for a discussion of discontinued operations.
(2)	The results of the Institutional Securities business segment for fiscal 2007 included a $25 million advisory fee related to the Discover Spin-off that was eliminated in consolidation. The results of the Institutional Securities business segment for fiscal 2006 included a $30 million advisory fee related to the Company’s sale of its former aircraft leasing business that was eliminated in consolidation.
(3)	Corporate assets have been fully allocated to the Company’s business segments.

The Company operates in both U.S. and non-U.S. markets. The Company’s non-U.S. business activities are principally conducted through European and Asian locations. The following table presents selected income statement information and the total assets of the Company’s operations by geographic area. The net revenues and total assets disclosed in the following table reflect the regional view of the Company’s consolidated net revenues and total assets, on a managed basis, based on the following methodology:

•	Institutional Securities: advisory and equity underwriting—client location, debt underwriting—revenue recording location, sales and trading—trading desk location.

•	Global Wealth Management Group: global representative coverage location.

•	Asset Management: client location, except for merchant banking business, which is based on asset location.

Net Revenues	Fiscal 2008	Fiscal 2007(1)	Fiscal 2006(1)
	(dollars in millions)
Americas	$11,443	$11,795	$18,443
Europe, Middle East and Africa	8,993	10,005	7,818
Asia	2,416	5,807	3,206

Total	$22,852	$27,607	$29,467

Total Assets	At November 30, 2008	At November 30, 2007(1)	At November 30, 2006(1)
	(dollars in millions)
Americas	$461,819	$692,328	$690,498
Europe, Middle East and Africa	143,683	269,753	347,379
Asia	53,533	83,328	83,315

Total	$659,035	$1,045,409	$1,121,192

(1)	Certain reclassifications have been made to prior-year amounts to conform to the current year’s presentation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.    Discontinued Operations.

See Note 22 for Subsequent Events—Discontinued Operations for MSCI and Crescent.

Fiscal 2008.

Discover.    During the fourth quarter of fiscal 2008, DFS announced the settlement of its lawsuit with Visa and MasterCard. At the time of the spin-off of DFS, the Company and DFS negotiated an agreement that entitled the Company to receive approximately $1.3 billion pre-tax in connection with this settlement; however, DFS contends that the Company is in breach of the agreement. The Company has filed a lawsuit to enforce this agreement and this revenue has not yet been included in the Company’s results of operations.

The results for discontinued operations in fiscal 2008 included costs related to a legal settlement between DFS, Visa and MasterCard.

Fiscal 2007.

Discover.    On June 30, 2007, the Company completed the Discover Spin-off. The Company distributed all of the outstanding shares of DFS common stock, par value $0.01 per share, to the Company’s stockholders of record as of June 18, 2007. The results of DFS are included within discontinued operations for all periods through the date of the Discover Spin-off.

The net assets that were distributed to shareholders on the date of the Discover Spin-off were $5,558 million, which was recorded as a reduction to the Company’s retained earnings.

Net revenues included in discontinued operations related to DFS were $2,392 million and $4,290 million in fiscal 2007 and fiscal 2006, respectively.

The results of discontinued operations include interest expense that was allocated based upon borrowings that were specifically attributable to DFS’ operations through intercompany transactions existing prior to the Discover Spin-off. For fiscal 2007 and fiscal 2006, the amount of interest expense reclassified to discontinued operations was approximately $159 million and $247 million, respectively.

Quilter Holdings Ltd.    On February 28, 2007, the Company sold Quilter Holdings Ltd., its standalone U.K. mass affluent business that was formerly included within the Global Wealth Management Group business segment. The results of Quilter Holdings Ltd. are included within discontinued operations for all periods presented through the date of sale. The results for discontinued operations in fiscal 2007 also included a pre-tax gain of $168 million ($109 million after-tax) on disposition.

Fiscal 2006.

Aircraft Leasing.    On March 24, 2006, the Company completed the sale of its aircraft leasing business to Terra Firma, a European private equity group.

The results for discontinued operations in fiscal 2006 included a loss of $125 million ($75 million after-tax) related to the impact of the finalization of the sales proceeds and balance sheet adjustments related to the closing. Gross revenues from the aircraft leasing business included in discontinued operations was $137 million in fiscal 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.    Business Acquisitions and Dispositions and Sale of Minority Interest.

The Company’s significant business acquisitions, dispositions and sale of minority interest are described below.

Fiscal 2008.

MSCI.    MSCI is a provider of investment decision support tools to investment institutions worldwide and is included within the Institutional Securities business segment. In fiscal 2008, the Company sold approximately 53 million of its MSCI shares in two secondary offerings. The Company received net proceeds of approximately $1.6 billion and recognized pre-tax gains of $1.5 billion, net of professional fee expenses of approximately $26 million in conjunction with the sales of this investment. As of November 30, 2008, the Company owned approximately 28 million shares of MSCI’s class B common stock, representing approximately 66% of the combined voting power of all classes of MSCI’s voting stock.

The Company consolidated MSCI for financial reporting purposes.

The table below provides information regarding the MSCI secondary offerings for fiscal 2008 (in millions):

Number of MSCI shares sold	$53
Net proceeds	$1,560
Revenues	$1,489
Professional fee expenses	$26
Pre-tax gain	$1,463

See Note 22 for Subsequent Events—Discontinued Operations.

Morgan Stanley Wealth Management S.V., S.A.U.    In the second quarter of fiscal 2008, the Company sold Morgan Stanley Wealth Management S.V., S.A.U. (“MSWM S.V.”), its Spanish onshore mass affluent wealth management business. The Company recognized a pre-tax gain of approximately $687 million, net of transaction-related charges of approximately $50 million. The results of MSWM S.V. are included within the Global Wealth Management Group business segment through the date of sale.

Fiscal 2007.

MSCI.    On July 31, 2007, the Company announced that it would sell a minority interest in its subsidiary, MSCI in an initial public offering (“IPO”). In November 2007, MSCI completed its IPO of 16.1 million shares and received net proceeds of approximately $265 million, net of underwriting discounts, commissions and offering expenses. As the IPO was part of a broader corporate reorganization, contemplated by the Company at the IPO date, the increase in the carrying amount of the Company’s investment in MSCI was recorded in Paid-in capital in the Company’s consolidated statement of financial condition and the Company’s consolidated statement of changes in shareholders’ equity at November 30, 2007.

Fiscal 2006.

Goldfish.    On February 17, 2006, the Company acquired the Goldfish credit card business in the U.K. As a result of the Discover Spin-off, the results of Goldfish have been included within discontinued operations. The acquisition price was $1,676 million, which was paid in cash in February 2006. The Company recorded goodwill and other intangible assets of approximately $370 million in connection with the acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of the acquisition:

At February 17, 2006
(dollars in millions)
Consumer loans	$1,316
Goodwill	247
Amortizable intangible assets	123
Other assets	20

Total assets acquired	1,706
Total liabilities assumed	30

Net assets acquired	$1,676

The $123 million of acquired amortizable intangible assets includes customer relationships of $54 million (15-year estimated useful life) and trademarks of $69 million (25-year estimated useful life).

The pro forma impact of business acquisitions individually and in the aggregate in fiscal 2008, fiscal 2007 and fiscal 2006 was not material to the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.    Quarterly Results (unaudited).

	2008 Fiscal Quarter				2007 Fiscal Quarter
	First	Second(1)	Third	Fourth(2)	First	Second	Third	Fourth(2)
	(dollars in millions, except per share data)
Total non-interest revenues	$7,118	$5,573	$6,052	$870	$8,908	$10,690	$6,708	$(1,476)
Net interest	1,109	107	1,156	867	968	(276)	1,134	951

Net revenues	8,227	5,680	7,208	1,737	9,876	10,414	7,842	(525)

Total non-interest expenses	6,027	4,963	5,991	5,084	6,479	6,924	5,635	5,294

Income (losses) from continuing operations before income taxes	2,200	717	1,217	(3,347)	3,397	3,490	2,207	(5,819)
Provision for (benefit from) income taxes	653	142	236	(1,160)	1,101	1,127	755	(2,214)

Income (losses) from continuing operations	1,547	575	981	(2,187)	2,296	2,363	1,452	(3,605)

Discontinued operations(3):
Net gain (loss) from discontinued operations	33	763	760	(85)	601	387	156	40
Provision for income taxes	12	297	294	6	220	145	60	16

Net gain (loss) on discontinued operations	21	466	466	(91)	381	242	96	24

Net income (loss)	$1,568	$1,041	$1,447	$(2,278)	$2,677	$2,605	$1,548	$(3,581)
Net income (loss) applicable to non-controlling interests	17	16	20	18	4	24	5	7

Net income (loss) applicable to Morgan Stanley	1,551	1,025	1,427	(2,296)	2,673	2,581	1,543	(3,588)

Earnings (loss) applicable to Morgan Stanley common shareholders(4)	$1,440	$947	$1,329	$(2,380)	$2,517	$2,425	$1,440	$(3,621)

Earnings per basic common share(5):
Income (losses) from continuing operations	$1.40	$0.50	$0.87	$(2.25)	$2.14	$2.20	$1.35	$(3.65)
Net (loss) gain on discontinued operations	0.01	0.41	0.41	(0.10)	0.35	0.23	0.09	0.03

Earnings per basic common share	$1.41	$0.91	$1.28	$(2.35)	$2.49	$2.43	$1.44	$(3.62)

Earnings per diluted common share(5):
Income (losses) from continuing operations	$1.38	$0.49	$0.87	$(2.25)	$2.08	$2.15	$1.31	$(3.65)
Net (loss) gain on discontinued operations	0.02	0.42	0.40	(0.10)	0.35	0.23	0.09	0.03

Earnings per diluted common share	$1.40	$0.91	$1.27	$(2.35)	$2.43	$2.38	$1.40	$(3.62)

Dividends to common shareholders	$0.27	$0.27	$0.27	$0.27	$0.27	$0.27	$0.27	$0.27
Book value	$29.11	$30.11	$31.25	$30.24	$34.71	$36.52	$32.14	$28.56

(1)	Income from continuing operations includes $120 million ($171 million pre-tax), $0.11 per diluted share, due to the reversal of valuation adjustments related to interest rate derivatives, and a cumulative negative adjustment of $84 million ($120 million pre-tax), $0.08 per diluted share, resulting from incorrect valuations of a London-based trader’s positions related to prior quarters. These amounts are included in the Institutional Securities business segment.
(2)	Results for the Company in the fourth quarter of fiscal 2008 included gains of approximately $3.0 billion from the widening of the Company’s credit spreads on certain long-term and short-term borrowings, gains of approximately $2.3 billion from repurchasing of Company debt, net losses of approximately $1.7 billion associated with loans and lending commitments, mortgage-related writedowns of $1.2 billion, mark-to-market gains of approximately $1.4 billion after the de-designation of hedges against certain of the Company’s debt and charges of $725 million related to the impairment of goodwill and intangible assets. Results for the Company in the fourth quarter of fiscal 2007 included mortgage-related writedowns of $9.4 billion.
(3)	See Note 19 for a discussion of discontinued operations.
(4)	No losses were allocated to the Equity Units in the fourth quarter of fiscal 2008 (see Note 2 and Note 12).
(5)	Summation of the quarters’ earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.     Subsequent Events.

Morgan Stanley Smith Barney Joint Venture.

On January 13, 2009, the Company and Citigroup Inc. (“Citi”) announced they had reached a definitive agreement to combine the Company’s Global Wealth Management Group and Citi’s Smith Barney in the U.S., Quilter in the U.K., and Smith Barney Australia into a new joint venture to be called Morgan Stanley Smith Barney. The Company will own 51%, and Citi will own 49% of the joint venture, after the contribution of the respective businesses to the joint venture and the Company’s payment of $2.7 billion to Citi. The Company will appoint four directors to the joint venture’s board and Citi will appoint two directors. After year three, the Company and Citi will have various purchase and sales rights for the joint venture. The transaction is expected to close in the third quarter of 2009 and is subject to regulatory approvals and other customary closing conditions. The Company expects to consolidate this joint venture upon closing.

Discontinued Operations.

MSCI.    MSCI is a provider of investment decision support tools to investment institutions worldwide. In the quarters ended June 30, 2008 and September 30, 2008, the Company sold approximately 53 million of its MSCI shares in two secondary offerings (see Note 20). In May 2009, the Company sold all of its remaining 28 million shares in MSCI in a secondary offering. In the quarter ended June 30, 2009, the Company received net proceeds of approximately $573 million and recognized a pre-tax gain of approximately $499 million ($310 million after-tax), net of underwriting discounts, commissions and offering expenses.

The table below provides information regarding MSCI (amounts in millions):

	For the Fiscal Year Ended November 30,
	2008	2007	2006
Net revenues	$1,884	$372	$332
Pre-tax gain	1,579	159	129

In fiscal 2008, the Company received net proceeds related to MSCI secondary offerings of approximately $1,560 million and recognized a pre-tax gain of approximately $1,463 million. The results of MSCI prior to the divestiture are included within discontinued operations for all periods presented and recorded within the Institutional Securities business segment.

Crescent.    In addition, discontinued operations in fiscal 2008 include operating results and gains (losses) related to the disposition of certain properties previously owned by Crescent, a real estate subsidiary of the Company. The results of certain Crescent properties previously owned by the Company were formerly included in the Asset Management business segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized financial information for the Company’s discontinued operations for fiscal 2008, fiscal 2007 and fiscal 2006:

The table below provides information regarding amounts included within discontinued operations (dollars in millions):

	Fiscal Year
	2008	2007	2006
Pre-tax (loss) gain on discontinued operations
MSCI	$1,579	$159	$129
Crescent	(8)	—	—
DFS (see Note 19)	(100)	850	1,681
Quilter Holdings Ltd. (see Note 19)	—	174	27
Aircraft leasing (see Note 19)	—	—	(42)

	$1,471	$1,183	$1,795

Non-controlling Interests.

Effective January 1, 2009, the Company adopted SFAS No. 160. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as non-controlling interests. The portion of net income attributable to non-controlling interests for such subsidiaries is presented as Net income (loss) applicable to non-controlling interests on the consolidated statements of income, and the portion of the shareholders’ equity of such subsidiaries is presented as Non-controlling interests on the consolidated statements of financial condition. The adoption of SFAS No. 160 did not have a material impact on the Company’s financial condition, results of operations or cash flows. It did, however, impact the presentation and disclosure of non-controlling (minority) interests in the Company’s consolidated financial statements.

The effect on the consolidated statements of financial condition as of November 30, 2008 and November 30, 2007 related to the adoption of SFAS No. 160 is summarized as follows:

	At November 30,
	2008	2007
	(dollars in millions)
Shareholders’ equity, as previously reported	$50,831	$31,269
SFAS No. 160 reclass of non-controlling interests	705	1,628

Total equity, as adjusted	$51,536	$32,897

Additionally, the adoption of SFAS No. 160 had the effect of reclassifying earnings attributable to non-controlling interests in the consolidated statements of income from Other non-interest expenses to separate line items. SFAS No. 160 requires that net income be adjusted to include the net income attributable to the non-controlling interests, and a new separate caption for Net income attributable to Morgan Stanley common shareholders be presented in the consolidated statements of income.

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MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect on the consolidated statements of income for the fiscal years November 30, 2008, 2007 and 2006 related to the adoption of SFAS No. 160 is summarized as follows:

	For the Fiscal Years Ended November 30,
	2008	2007	2006
	(dollars in millions)
Net income, as previously reported	$1,707	$3,209	$7,472
SFAS No. 160 reclass of non-controlling interests	71	40	15

Net income, as adjusted	$1,778	$3,249	$7,487

Net income applicable to non-controlling interests	71	40	15

Net income applicable to Morgan Stanley	$1,707	$3,209	$7,472

Earnings per Common Share.

Effective January 1, 2009, the Company adopted FASB Staff Position (“FSP”) EITF 03-6-1. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.” Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.

The effect on the consolidated statements of income for the fiscal years ended November 30, 2008, 2007, and 2006 related to the adoption of FSP EITF 03-6-1 is summarized as follows:

	For the Fiscal Years Ended November 30,
	2008	2007	2006
Basic EPS:
Earnings per basic common share, as previously reported	$1.54	$3.13	$7.38
FSP EITF 03-6-1 adjustment	(0.09)	(0.16)	(0.42)

Earnings per basic common share, as adjusted	$1.45	$2.97	$6.96

Diluted EPS:
Earnings per diluted common share, as previously reported	$1.45	$2.98	$7.07
FSP EITF 03-6-1 adjustment	(0.06)	(0.08)	(0.22)

Earnings per diluted common share, as adjusted	$1.39	$2.90	$6.85

139

Consolidated Statements of Financial Condition Presentation.

Subsequent to November 30, 2008, the Company changed its presentation of Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements and Federal funds sold and securities purchased under agreements to resell on its consolidated statements of financial condition as follows:

	November 30, 2008	November 30, 2007
	(dollars in millions)
Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements, as previously reported	$59,088	$61,608
Securities deposited with clearing organizations or segregated under federal and other regulations or requirements adjustment	(33,642)	(31,354)

Cash deposited with clearing organizations or segregated under federal and other regulations or requirements, as adjusted	$25,446	$30,254

Federal funds sold and securities purchased under agreements to resell, as previously reported	$72,777	$126,887
Federal funds sold and securities purchased under agreements to resell adjustment	33,642	31,354

Federal funds sold and securities purchased under agreements to resell, as adjusted	$106,419	$158,241

At November 30, 2008 and November 30, 2007, cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements were as follows:

	November 30, 2008	November 30, 2007
	(dollars in millions)
Cash	$25,446	$30,254
Securities(1)	33,642	31,354

Total	$59,088	$61,608

(1)	Securities deposited with clearing organizations or segregated under federal and other regulations or requirements are sourced from Federal funds sold and securities purchased under agreements to resell and Financial instruments owned in the consolidated statements of financial condition.

23.    Parent Company.

See pages 2 through 8 in Exhibit 99.4 for condensed financial information of Morgan Stanley (Parent Company Only).

140